Form 10KSB, Exhibit 13
period 1997-12-31
SFB BANCORP INC
filed 1998-03-27
CIK 1035371

EXHIBIT 13

SFB Bancorp, Inc.
--------------------------------------------------------------------------------



To Our Stockholders:

         On behalf of our Board of Directors and employees of SFB Bancorp, Inc. (the "Company"), we are pleased to present to you our 1997 Annual Report to Stockholders for the Company, and its wholly owned subsidiary, Security Federal Bank (the "Bank"). This is SFB Bancorp, Inc.'s first annual report, and reflects the financial results of the Company and its wholly owned subsidiary, the Bank, on a consolidated basis for the year ended December 31, 1997.

         The Company was formed in March 1997, as part of the Bank's conversion from the mutual to stock form of organization. The conversion and concurrent stock offering was consummated on May 29, 1997.

         The Company's fiscal year ended December 31, 1997. Total assets of the Company were $53,337,000, which was an increase of $6,758,000 or 14.5% from December 31, 1996. The increase was mainly attributable to net offering proceeds of approximately $6,770,000. Moreover, Stockholders' Equity increased $7,505,000 to $12,181,000 at December 13, 1997, from $4,676,000 at December 31, 1996. The increase was mainly due to the net offering proceeds and comprehensive net income of $644,000.

         On behalf of the Board of Directors, management, and employees, I wish to thank you for the trust that you have placed in us through your investment. We stand committed to enhancing your investment in the Company through safe and sound operations.

Sincerely,


/s/ Peter W. Hampton
Peter W. Hampton
President and Chief Executive Officer

Stock Market Information
------------------------

         The table below reflects the stock trading and dividend payment frequency of the Company for each quarter completed in the period June 1, 1997 through December 31, 1997. Since its issuance on May 29, 1997, the Company's common stock has been traded on the OTC Bulletin Board under the trading symbol "SFBK". The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

                                                                      Dividend
                    Date                           High      Low      Declared
                    ----                           ----      ---      --------

June 1, 1997 - June 30, 1997                   $   14.00  $   13.38  $   0.00
July 1, 1997 - September 30, 1997              $   15.50  $   14.00  $   0.00
October 1, 1997 - December 31, 1997 $15.63     $   14.00  $    0.00


         The number of shareholders of record as of March 15, 1998, was approximately 162. This does not reflect the number of persons or entities who held stock in "street" name through various brokerage firms. At March 15, 1998, there were 767,000 shares outstanding.

         The Company's ability to pay dividends to stockholders is subject to the requirements of Tennessee law, which generally limits the payment of dividends to amounts that will not affect the ability of the Company to pay its debts as they become due in the normal course of business. Further, the Company's ability to pay dividends is also dependent upon the dividends it receives from the Bank. Generally, the Bank may not declare or pay a cash dividend if the effect thereof would cause the Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the Conversion, or (2) the regulatory capital requirements imposed by the OTS.

                        SELECTED FINANCIAL AND OTHER DATA

    --------------------------------------------------------------------------------------------------------

    Financial Condition (Dollars in Thousands)

    At December 31,                                               1997              1996              1995

    --------------------------------------------------------------------------------------------------------
    Total Assets                                               $ 53,337          $ 46,579          $ 45,482
    Loans receivable, net                                        40,648            36,808            32,782
    Mortgage-backed securities                                    5,030             5,768             7,299
    Investment securities                                         1,725             1,312             1,414
    Deposits                                                     40,587            40,765            40,637
    Total equity                                                 12,181             4,676             4,426
    --------------------------------------------------------------------------------------------------------

    Summary of Operations (Dollars in Thousands)

    Year Ended December 31,                                   1997              1996              1995

    --------------------------------------------------------------------------------------------------------

    Interest income                                             $ 3,850           $ 3,474           $ 3,401
    Interest expense                                              1,987             1,977             1,981
                                                         ---------------   ---------------   ---------------
    Net interest income                                           1,863             1,497             1,420
    Provision for loan losses                                        10                30                30
                                                         ---------------   ---------------   ---------------
    Net interest income after provision
      for loan losses                                             1,853             1,467             1,390
    Noninterest income                                              159               156               152
    Noninterest expense                                           1,054             1,204               957
                                                         ---------------   ---------------   ---------------
    Income before income taxes                                      958               419               585
    Income tax expense                                              369               157               221
                                                         ---------------   ---------------   ---------------
    Net income                                                    $ 589             $ 262             $ 364
                                                         ===============   ===============   ===============

    --------------------------------------------------------------------------------------------------------

    Other Selected Data

    Year Ended December 31,                                   1997              1996              1995

    --------------------------------------------------------------------------------------------------------

    Return on average assets                                  1.18%             0.57%             0.81%
    Return on average equity                                  6.99%             5.67%             8.58%
    Interest rate spread                                      3.00%             2.92%             2.87%
    Non-performing loans to total loans                       0.50%             0.81%             0.62%
    Non-performing loans to total assets                      0.39%             0.67%             0.46%
    Allowance for loan losses to total loans                  0.73%             0.80%             0.83%
    --------------------------------------------------------------------------------------------------------

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


General

         The Company was recently formed, therefore its results from operations consist primarily of interest income from the investing of funds from the proceeds generated by the sale of common stock and expense incurred in the maintaining of the investment portfolio. The Bank's results of operations are primarily dependent on its net interest income, which is the difference between the interest income earned on its assets, primarily loans and investments, and the interest expense on its liabilities, primarily deposits and borrowings. Net interest income may be affected significantly by general economic and competitive conditions and policies of regulatory agencies, particularly those with respect to market interest rates. The results of operations are also influenced by the level of non-interest expenses, such as employee salaries and benefits and other income, such as loan-related fees and fees on deposit-related services.

Asset/Liability Management

         The Bank's net interest income is sensitive to changes in interest rates, as the rates paid on interest-bearing liabilities generally change faster than the rates earned on interest-earning assets. As a result, net interest income will frequently decline in periods of rising interest rates and increase in periods of decreasing interest rates.

         The Board of Directors reviews the Bank's asset/liability policy and meets quarterly to review interest rate risk and trends, as well as liquidity and capital ratios and requirements. Rates on deposits are primarily based on the Bank's need for funds and a review of rates offered by other financial institutions in the Bank's market area. Interest rates on loans are primarily based on the interest rates offered by other financial institutions in the Bank's primary market area as well as the Bank's cost of funds. The Bank's principal strategy is to manage the interest rate sensitivity of interest-earning assets and to attempt to match the maturities of interest-earning assets with interest-bearing liabilities, while allowing for a mismatch in an effort to increase net interest income.

         Because of the lack of customer demand for adjustable rate loans in the Bank's market area, the Bank primarily originates fixed-rate real estate loans which approximated 93% of the loan portfolio at December 31, 1997. To manage the interest rate risk of this type of loan portfolio, the Bank limits maturities of fixed-rate loans to no more than 15 years and maintains a portfolio of liquid assets. Maintaining liquid assets tends to reduce potential net income because liquid assets usually provide a lower yield than less liquid assets. At December 31, 1997, the average weighted term to maturity of the Bank's mortgage loan portfolio was slightly less than 12 years and the average weighted term of the Bank's deposits was slightly less than 6 months.

Net Portfolio Value

         The Bank computes amounts by which the net present value of cash flow from assets, liabilities and off balance sheet items ("net portfolio value" or "NPV") would change in the event of a range of assumed changes in market interest rates. These computations estimate the effect on the Bank's NPV from an instantaneous and permanent 1% to 4% (100 to 400 basis points) increases and decreases in market interest rates. Based upon OTS assumptions, the following table presents the Bank's NPV at December 31, 1997.

    Changes in  Rates           NPV Ratio %(1)           Change(2)
    -----------------           --------------           ---------
         +400 bp                    13.65                 -552 bp
         +300 bp                    15.18                 -399 bp
         +200 bp                    16.71                 -246 bp
         +100 bp                    18.11                 -106 bp
              0 bp                  19.17                    0 bp
         -100 bp                    19.73                 +56 bp
         -200 bp                    19.72                 +55 bp
         -300 bp                    19.76                 +59 bp
         -400 bp                    20.07                 +89 bp

-------------------------
(1) Calculated as the estimated NPV divided by present value of total assets.
(2) Calculated as the excess (deficiency) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.

         These calculations indicate that the Bank's net portfolio value could be adversely affected by increases in interest rates but could be favorably affected by decreases in interest rates. In addition, the Bank would be deemed to have more than a normal level of interest rate risk under applicable regulatory capital requirements.

         Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments and deposit run-offs and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in such computations. Although certain assets and liabilities may have similar maturity or periods of repricing, they may react at different times and in different degrees to changes in the market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable rate mortgages, generally have features which restrict changes in interest rates on a short term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making calculations set forth above.
Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

Average Balance Sheet

         The following table sets forth certain information relating to the Company's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented.

                                                                       For the Years Ended December 31,
                                                -------------------------------------------------------------------------------
                                                              1996                                    1997
                                                -------------------------------------------------------------------------------
                                                   Average                Average       Average                     Average
                                                   Balance  Interest     Yield/Cost     Balance      Interest      Yield/Cost
                                                -------------------------------------------------------------------------------
Interest-earning assets:                                                    (Dollars in Thousands)
  Loans receivable(1)......................        $34,997     $2,940        8.40%      $38,701       $3,253           8.41%
  Investment securities ...................          1,353         64        4.73         1,293           81           6.26
  Interest-earning deposits................          1,267         65        5.13         3,426          175           5.11
  Federal Home Loan Bank stock.............            380         26        6.84           407           29           7.13
  Mortgage-backed securities...............          6,558        379        5.78         5,392          312           5.79
                                                   -------     ------                   -------       ------
Total interest-earning assets..............         44,555      3,474        7.80        49,219        3,850           7.82
                                                               ------                                 ------
Non-interest-earning assets................          1,327                                1,701
                                                   -------                              -------
Total assets                                       $45,882                              $50,920
                                                   =======                              =======

Interest-bearing liabilities:
  Interest-bearing demand deposits.........        $ 9,136        232        2.54       $10,245          262           2.56
  Certificates of deposit..................         31,391      1,743        5.55        30,869        1,722           5.58
  Short-term borrowings....................             36          2        5.56            50            3           6.00
                                                   -------     ------                   -------       ------
Total interest-bearing liabilities.........         40,563      1,977        4.88        41,164        1,987           4.83
                                                               ------                                 ------
Non-interest-bearing liabilities...........            695                                  906
                                                   -------                              -------
Total liabilities..........................         41,258                               42,070
                                                   -------                              -------

Total stockholders' equity.................          4,624                                8,850
                                                   -------                              -------
Total liabilities and stockholders' equity.        $45,882                             $ 50,920
                                                   =======                             ========
Net interest income........................                    $1,497                                 $1,863
                                                               ======                                 ======

Interest rate spread (2)...................                                 2.92%                                     3.00%
Net yield on interest-earning assets(3)....                                 3.36%                                     3.79%
Ratio of average interest-earning assets to
  average interest-bearing liabilities.....                               109.84%                                   119.57%

------------------------
(1)      Average balances include non-accrual loans.
(2) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

Rate/Volume Analysis

         The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by old rate); (ii) changes in rates (changes in rate multiplied by old average volume); (iii) changes in rate-volume (changes in rate multiplied by the change in average volume).

                                                                  Year Ended December 31,
                                ------------------------------------------------------------------------------------------
                                           1996 vs. 1995                                   1997 vs. 1996
                                ------------------------------------------------------------------------------------------
                                          Increase (Decrease)                           Increase (Decrease)
                                                Due  to                                        Due to
                                ------------------------------------------------------------------------------------------
                                                       Rate/                                         Rate/
                                  Volume    Rate      Volume         Net       Volume      Rate     Volume         Net
                                  ------    ----      ------         ---       ------      ----     ------         ---
                                                                 (Dollars in Thousands)
Interest income:
 Loans receivable.............    $ 224     $(62)      $ (4)        $158       $311        $  4     $  (2)        $ 313
 Mortgage-backed securities...      (62)      --         --          (62)       (67)          1        (1)          (67)
 Investment securities........       (2)      (3)        --           (5)        (2)         22         -            20
 Other interest-earning assets      (22)       6         (2)         (18)       111           -        (1)          110
                                  -----    -----        ---         ----       ----        ----     ----          -----
  Total interest income.......    $ 138    $ (59)       $(6)        $ 73       $353        $ 27     $  (4)        $ 376
                                  =====    =====        ===         ====       ====        ====     =====         =====

Interest expense:
 Savings accounts.............    $  30    $ (24)       $ 1         $  7       $ 29        $(16)    $  (4)        $   9
 Other liabilities............       (8)      (4)         1          (11)         1           -         -             1
                                  -----    -----        ---         ----       ----        ----     ----          -----
   Total interest expense.....    $  22    $ (28)       $ 2         $ (4)      $ 30        $(16)    $  (4)        $  10
                                  =====    =====        ===         ====       ====        ====     =====         =====

Net change in interest income.    $ 116    $ (31)       $(8)        $ 77       $323        $ 43     $   -         $ 366
                                  =====    =====        ===         ====       ====        ====     ====          =====


Comparison of Financial Condition

         On January 15, 1997, the Board of Directors of the Bank approved a plan of conversion to convert from a federally chartered mutual savings bank to a federally chartered stock savings bank and simultaneously reorganized into a holding company form of organization (collectively, the "Conversion"). After approval by the regulatory authorities and the Bank's members, the Conversion was completed on May 29, 1997 and as a result, the holding company was formed (the "Company") and the Bank became a wholly owned subsidiary of the Company. In connection with the Conversion, the Company completed the sale of 776,000 shares (the "Offering") at $10 per share and received net proceeds of approximately $6,770,000.

         The Company's total assets were $53,337,000 at December 31,1997, an increase of $6,758,000 or 14.5% from $46,579,000 at December 31, 1996. The increase in assets
was primarily attributable to the Offering. Total cash and interest-earning deposits increased $3,178,000, to $4,592,000 at December 31, 1997 from $1,414,000 at December 31, 1996. This increase reflects the inflow of cash associated with the orders received for the purchase of Common Stock in the Offering. Investment securities increased $413,000, to $1,725,000 at December
31, 1997 from $1,312,000 at December 31, 1996. This increase consists predominately of $551,000 of investment securities available for sale, offset by a $138,000 reduction in investment securities held to maturity. Net loans receivable increased 10.4%, or $3,840,000, to $40,648,000 at December 31, 1997
from $36,808,000 at December 31, 1996. Such increase reflects the economic health of the Bank's market area and the competitive pricing of the Bank's loan products.

         Stockholders' equity increased $7,505,000 to $12,181,000 at December 31, 1997 from $4,676,000 at December 31, 1996. The increase was primarily attributable to the net offering proceeds of approximately $6,770,000 and comprehensive income of $644,000.

Comparison of the Results of Operations for the Years Ended December 31, 1997 and 1996

         Net Income. Net income increased $394,000, or 158%, from 1996 to 1997. The increase was primarily the result of an increase of $366,000 in net interest income and a decrease of $150,000 in noninterest expenses offset partially by an increase of $212,000 in income tax expense.

         Net Interest Income. Net interest income is the most significant component of the Company's income from operations. Net interest income is the difference between interest received on interest-earning assets (primarily loans and investment securities) and interest paid on interest-bearing liabilities (primarily deposits and borrowed funds). Net interest income depends on the volume and rate earned on interest-earning assets and the volume and interest rate paid on interest-bearing liabilities.

         Net interest income increased $366,000 or 24.5%, to $1,863,000 in 1997 compared to $1,497,000 in 1996. The increase was primarily due to growth in average interest-earning assets to $49,219,000 in 1997 from $44,555,000 in 1996. Net interest rate spread increased to 3.00% in 1997 compared to 2.92% in 1996 and the net interest margin increased to 3.79% in 1997 from 3.36% in 1996.

         The increase in average interest-earning assets of $4,664,000 reflects increases in average loans of $3,704,000 and average interest-earning deposits of $2,159,000 offset by a combined $1,226,000 decrease in average mortgage-backed securities and investment securities.

         The interest rate spread increased in 1997 compared to 1996 due to an increase in the yield on average interest-earning assets to 7.82% in 1997 from 7.80% in 1996 and a decrease in the cost of average interest-bearing liabilities to 4.83% in 1997 from 4.88% in 1996.

         The yield on average interest-earning assets increased in 1997 predominately due to an increase in yields on investment securities to 6.26% in 1997 from 4.73% in 1996. The increase in yield on investment securities was the result of higher rates of interest and dividends. The cost of interest-bearing liabilities decreased in 1997 primarily as a result of an increase of approximately $1.1 million in average interest-bearing demand deposits, which inherently have lower rates of interest, combined with an approximate $522,000 decrease in average certificates of deposits.

         Interest Expense. Interest expense increased $10,000 from $1,977,000 for the year ended December 31, 1996 to $1,987,000 for the year ended December 31, 1997. The increase for 1997 was the result of a $601,000 increase in average interest-bearing liabilities partially offset by a 5 basis point decrease in the average cost of funds. The Bank reflected an increase in average interest-bearing demand accounts of $1.1 million at an average cost of funds of 2.56%, while average certificates of deposits outstanding in 1997 decreased $522,000 as compared to 1996. The combination of these events provided the Bank with a lower average cost of funds for 1997.

         Provision for Loan Losses. The provision for loan losses was $30,000 for year ended December 31, 1996 and $10,000 for the period ended December 31, 1997. The ratio of the allowance for loan losses to non-performing loans at December 31, 1997 was 144.0% compared to 97.7% at December 31, 1996. The allowance for loan losses as a percent of total loans outstanding was .73% at December 31, 1997.

         Historically, we have emphasized our loss experience over other factors in establishing the provision for loan losses. We review the allowance for loan losses in relation to (i) our past loan loss experience, (ii) known and inherent risks in our portfolio, (iii) adverse situations that may affect the borrower's ability to repay, (iv) the estimated value of any underlying collateral, and (v) current economic conditions. There can be no assurances, however, that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods.

         Noninterest Expense. Noninterest expense decreased $150,000 or 12.5%, to $1,054,,000 for the year ended December 31, 1997 from $1,204,000 for the same period ended December 31, 1996. In 1996, the Bank accrued and expensed $264,000 for a special assessment required to recapitalize the Savings Association Insurance Fund ("SAIF"). The SAIF insurance assessment rate paid by the Bank before the recapitalization was 23(cent) per $100 of deposits and decreased to 6.5(cent) per $100 of deposits after the recapitalization of SAIF. Compensation and employee benefits increased $113,000, or 22.2% to $620,000 for the year ended December 31, 1997 from $507,000 for the same period in 1996. The increase was primarily attributable to the recognition of ESOP compensation expense. For financial reporting purposes, ESOP shares are recorded at their fair market value as the shares are allocated. As a result, the compensation expense for the ESOP was $90,000 rather than the $61,000 that was actually paid for the shares during the Conversion. Also, the Company incurred additional expense as the result of being a public company for seven months in 1997.

         A great deal of information has been disseminated about the year 2000 as it relates to computer systems. Many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in earlier years) are expected to read entries for the year 2000 as the year 1900 and compute payment, interest or delinquency based on the wrong date or are expected to be unable to compute payment, interest or delinquency. Rapid and accurate data processing is essential to the Bank's operation. Data processing is also essential to most other financial institutions and many other companies. All of the Bank's material data processing that could be affected by this problem is provided by a third party service bureau. The Bank's service bureau has advised the Bank that it expects to resolve this potential problem before the year 2000. However, if the service bureau is unable to resolve this potential problem in time, the Bank would likely experience significant data processing delays, mistakes or failures. These delays, mistakes or failures could have a significant adverse impact on our financial condition and results of operation. The Bank does not expect to incur material costs in addressing year 2000 issues primarily due to the fact that its third party service bureau will not be charging additional fees for the renovation and testing of its software in preparation for year 2000.

         Income Taxes. Income tax expense increased $212,000 or 135.0%, to $369,000 for the year ended December 31, 1997 from $157,000 for the year ended December 31, 1996, due to the increase in income before income taxes. The effective rate on taxes as of the year ended December 31, 1997 was 38.5% compared to 37.5% for the same period ended December 31, 1996.

Liquidity and Capital Resources

         The primary sources of funds are deposits, repayments of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits, funds provided from operations and advances from the FHLB of Cincinnati. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by the general level of interest rates, economic conditions and competition. The Bank uses its sources of funds to fund existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, to maintain liquidity, and to meet operating expenses.

         Net cash provided by operating activities for the year ended December 31, 1997 totalled $856,000 as compared to $338,000 for the year ended December 31, 1996.

         Net cash used by investing activities for the year ended December 31, 1997 totalled $3,467,000, an increase of $915,000 from December 31, 1996. The increase was primarily attributable to an increase in net purchases of investment securities of $550,000 and a decrease in proceeds from maturities, sales, and repayments of investment and mortgage-backed securities of $676,000 offset by a decrease in loans funded of $327,000.

         Net cash provided by financing activities for 1997 totalled $5,789,000. This was the result of $6,770,000 million in net proceeds from the Offering, offset by a net decrease of $800,000 for FHLB advances repaid and a decrease in deposits of $178,000.

         Liquidity may be adversely affected by unexpected deposit outflows, excessive interest rates paid by competitors, adverse publicity relating to the savings and loan industry and similar matters. Management monitors projected liquidity needs and determines the level desirable, based in part on the Bank's commitments to make loans and management's assessment of the Bank's ability to generate funds.

         At December 31, 1997, management had no knowledge of any trends, events or uncertainties that will have or are reasonably likely to have material effects on the liquidity, capital resources or operations of the Company.
Further at December 31, 1997, management was not aware of any current recommendations by the regulatory authorities which, if implemented, would have such an effect.

Impact of Inflation and Changing Prices

        The consolidated financial statements and the accompanying notes presented elsewhere in this document, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of our operations. As a result, interest rates have a greater impact on our performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

                                SFB BANCORP, INC.
                                 AND SUBSIDIARY

                        Consolidated Financial Statements

                           December 31, 1996 and 1997


                  ( with Independent Auditors' Report thereon )

                                SFB BANCORP, INC.
                                 AND SUBSIDIARY

                                Table of Contents

                           December 31, 1996 and 1997


  Independent Auditors' Report

  Consolidated Balance Sheets

  Consolidated Statements of Comprehensive Income

  Consolidated Statements of Stockholders' Equity

  Consolidated Statements of Cash Flows

  Notes to Consolidated Financial Statements

                          Independent Auditors' Report
                          ----------------------------


To the Board of Directors
SFB Bancorp, Inc. and Subsidiary


We have audited the accompanying consolidated balance sheets of SFB Bancorp, Inc. and Subsidiary (the "Company") as of December 31, 1996 and 1997, and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1996 and 1997, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                            /s/ Crisp Hughes Evans LLP


Asheville, North Carolina
January 21, 1998

                                SFB BANCORP, INC.
                                 AND SUBSIDIARY

                           Consolidated Balance Sheets
                        (in thousands, except share data)



                                                           December 31,
                                                    ---------------------------
        Assets                                          1996         1997
        ------                                          ----         ----

Cash on hand                                        $       396  $       453
Interest earning deposits                                 1,018        4,139
Investment securities:
  Held to  maturity  (market  value of $613 in 1996
   and $526 in 1997)                                        715          577
  Available  for  sale  (amortized  cost of $599 in
   1996 and $1,149 in 1997)                                 597        1,148
Loans receivable, net                                    36,808       40,648
Mortgage-backed securities:
  Available for sale  (amortized  cost of $5,941 in
   1996 and $5,117 in 1997)                               5,768        5,030
Premises and equipment, net                                 533          575
Real estate owned                                            60            -
Federal Home Loan Bank stock                                394          423
Accrued interest receivable                                 257          316
Prepaid expenses and other assets                            33           28
                                                    -----------  -----------

      Total assets                                  $    46,579  $    53,337
                                                    ===========  ===========

  Liabilities and Stockholders' Equity
  ------------------------------------

Deposits                                            $    40,765  $    40,587
Federal Home Loan Bank advances                             800            -
Advance   payments  by  borrowers   for  taxes  and
  insurance                                                 202          199
Accrued expenses and other liabilities                      122          144
Income taxes payable:
  Current                                                    13          164
  Deferred                                                    1           62
                                                    -----------  -----------

      Total liabilities                                  41,903       41,156
                                                    -----------  -----------

Stockholders' equity:
  Preferred   stock  ($.10  par  value,   1,000,000
   shares authorized; none outstanding)                       -            -
  Common  stock ($.10 par value,  4,000,000  shares
   authorized; 767,000 shares issued and outstanding
   at December 31, 1997)                                      -           77
  Paid-in capital                                             -        7,336
  Retained income, substantially restricted               4,784        5,373
  Accumulated other comprehensive income                   (108)         (53)
  Unearned compensation:
   Employee stock ownership plan                              -         (552)
                                                    -----------  -----------

      Total stockholders' equity                          4,676       12,181
                                                    -----------  -----------

      Total liabilities and stockholders' equity    $    46,579  $    53,337
                                                    ===========  ===========



The accompanying notes are an integral part of these consolidated financial statements.

                               SFB BANCORP, INC.
                                AND SUBSIDIARY

          Consolidated Statements of Income and Comprehensive Income
                                (in thousands)



                                                   Years Ended December 31,
                                                 -----------------------------
                                                      1996          1997
                                                      ----          ----
Interest income:
  Loans                                           $     2,940   $      3,253
  Mortgage-backed securities                              379            312
  Investments                                              90            110
  Interest earning deposits                                65            175
                                                  -----------    -----------
      Total interest income                             3,474          3,850
                                                  -----------    -----------

Interest expense:
  Deposits                                              1,975          1,984
  Federal Home Loan Bank advances                           2              3
                                                  -----------    -----------
      Total interest expense                            1,977          1,987
                                                  -----------    -----------

      Net interest income                               1,497          1,863

Provision for loan losses                                  30             10
                                                  -----------    -----------

      Net interest income after provision
        for loan losses                                 1,467          1,853
                                                  -----------    -----------

Noninterest income:
  Loan fees and service charges                           145            149
  Security losses                                          (2)             -
  Other                                                    13             10
                                                  -----------    -----------
      Total noninterest income                            156            159
                                                  -----------    -----------

Noninterest expenses:
  Compensation                                            448            498
  Employee benefits                                        59            122
  Net occupancy expense                                    73             75
  Deposit insurance premiums                              357             21
  Data processing                                          72             74
  Other                                                   195            264
                                                  -----------    -----------
      Total noninterest expenses                        1,204          1,054
                                                  -----------    -----------

      Income before income taxes                          419            958

Income tax expense                                        157            369
                                                  -----------    -----------

      Net income                                          262            589

Other comprehensive income:
  Net  unrealized  gains  (losses) on securities
   available for sale, net of tax  benefit of $8
   and tax expense of $32, respectively                   (12)            55
                                                  ------------   -----------

       Comprehensive income                       $       250   $        644
                                                  ===========   ============

The accompanying notes are an integral part of these consolidated financial statements.

                                SFB BANCORP, INC.
                                 AND SUBSIDIARY

                 Consolidated Statements of Stockholders' Equity
                        (in thousands, except share data)


                                                                        Accumulated
                                                                           Other       Unearned
                                   Common      Paid-In      Retained   Comprehensive Compensation
                                   Stock       Capital       Income       Income       for ESOP      Total
                                   -----       -------       ------       ------       --------      -----

Balance at December 31, 1995    $       -    $       -    $   4,522    $     (96)    $       -    $   4,426

Comprehensive income:
  Net income                            -            -          262            -             -          262
  Other comprehensive income:
   Unrealized loss on
     securities available for
     sale, net of income tax
     benefit of $8                      -            -            -          (12)            -          (12)
                                ---------    ---------    ---------    ---------     ---------    ---------
Comprehensive income                    -            -          262          (12)            -          250
                                ---------    ---------    ---------    ---------     ---------    ---------

Balance at December 31, 1996            -            -        4,784         (108)            -        4,676

Comprehensive income:
  Net income                            -            -          589            -             -          589
  Other comprehensive income:
   Unrealized gain on
     securities available for
     sale, net of income tax
     expense of $32                     -            -            -           55             -           55
                                ---------    ---------    ---------    ---------     ---------    ---------
Comprehensive income                    -            -          589           55             -          644
                                ---------    ---------    ---------    ---------     ---------    ---------

Sale of  common  stock,  net
  of issuance cost (767,000
  shares)                              77        7,307            -            -          (614)       6,770

Compensation earned                     -           29            -            -            62           91
                                ---------    ---------    ---------    ---------     ---------    ---------

Balance at December 31, 1997    $      77    $   7,336    $   5,373    $     (53)    $    (552)   $  12,181
                                =========    =========    =========    =========     =========    =========



The accompanying notes are an integral part of these consolidated financial statements.

                                SFB BANCORP, INC.
                                 AND SUBSIDIARY

                      Consolidated Statements of Cash Flows
                                 (in thousands)



                                                        Years Ended December
                                                                 31,
                                                       ------------------------
                                                          1996        1997
                                                          ----        ----
Operating activities:
  Net income                                             $   262    $   589
  Adjustments  to  reconcile  net  income  to net cash
    provided by operating activities:
   Depreciation                                               54         53
   Provision for loan losses                                  30         10
   Loss on sale of real estate owned                          --          9
   Deferred income taxes (benefit)                            (6)        29
   Net increase (decrease) in deferred loan fees              16         (4)
   Accretion of discounts  on  investment  securities,
       net                                                   (20)       (21)
   Amortization of premiums on mortgage-backed
    securities                                                17         10
   Amortization of unearned compensation                      --         91
   FHLB stock dividends                                      (26)       (29)
   Losses on mortgage-backed securities sold                   2         --
   Decrease in other assets                                   90          5
   Increase in accrued interest receivable                   (43)       (59)
   Increase  (decrease) in accrued  expenses and other
       liabilities                                           (46)        22
   Increase in current income taxes                            8        151
                                                         -------    -------
      Net cash provided by operating activities              338        856
                                                         -------    -------

Investing activities:
  Purchase of investment securities held to maturity        (156)        --
  Maturities of investment securities held to maturity       128        159
  Purchase of investment securities available for sale      (598)    (1,350)
  Maturities  of investment  securities  available for
   sale                                                      750        800
  Principal payments on mortgage-backed securities
   available for sale                                      1,118        814
  Proceeds from sale of mortgage-backed securities
   available for sale                                        372         --
  Proceeds from sale of real estate                           --         10
  Net increase in loans                                   (4,132)    (3,805)
  Purchase of premises and equipment                         (34)       (95)
                                                         -------    -------
      Net cash used by investing activities               (2,552)    (3,467)
                                                         -------    -------




                                                                (continued)

                                SFB BANCORP, INC.
                                 AND SUBSIDIARY

                Consolidated Statements of Cash Flows, Continued
                                 (in thousands)



                                                     Years Ended December 31,
                                                     ------------------------
                                                        1996        1997
                                                        ----        ----
Financing activities:
  Net increase (decrease) in deposits                  $   128    $  (178)
  Decrease in advance payments by borrowers
   for taxes and insurance                                 (29)        (3)
  Proceeds from FHLB advances                            1,100        400
  Repayment of FHLB advances                              (300)    (1,200)
  Net proceeds from issuance of  common stock               --      6,770
                                                       -------    -------
      Net cash provided by financing activities            899      5,789
                                                       -------    -------

      Increase (decrease) in cash and cash
       equivalents                                      (1,315)     3,178

Cash and cash equivalents at beginning of year           2,729      1,414
                                                       -------    -------

Cash and cash equivalents at end of year               $ 1,414    $ 4,592
                                                       =======    =======

Supplemental  disclosures  of cash flow
 information:
  Cash paid during the year for:
   Interest                                            $ 2,005    $ 1,975
   Income taxes                                            112        189
                                                       =======    =======

Noncash transactions:
  Real  estate  acquired in  satisfaction  of
  mortgage loans                                       $    60    $    --
  Unrealized gain (loss) on  securities and
   mortgage-backed securities available for
   sale, net of deferred tax liability                     (12)        55
  Loan to facilitate sale of real estate owned              --         41
                                                       =======    =======



The accompanying notes are an integral part of these consolidated financial statements.

                                SFB BANCORP, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1996 and 1997
                         (Tabular amounts in thousands)

1.  Summary of Significant Accounting Policies
    ------------------------------------------

    The accounting and reporting policies of SFB Bancorp, Inc. ("Bancorp") and its subsidiary, Security Federal Bank (the "Bank"), conform, in all material respects, to generally accepted accounting principles and to general practices within the savings bank industry. The following summarize the more significant of these policies and practices.

    Nature of Operations - Bancorp was incorporated under the laws of the state of Tennessee for the purpose of becoming the holding company of the Bank in connection with the Bank's conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank, pursuant to its Plan of Conversion. A Subscription Offering of its shares in connection with the conversion of the Savings Bank (the "Conversion") was completed on May 29, 1997 (see Note 11). The transaction was accounted for using the "pooling of interests" method.

    Bancorp's only line of business is investing in its bank subsidiary. The Bank's principal line of business is originating single-family mortgage, consumer, and commercial loans.

    Estimates - The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues during the reporting period. Actual results could differ from those estimates.

    Principles of Consolidation - The consolidated financial statements include the accounts of the Bancorp, the Bank, and the Bank's wholly-owned subsidiary, SFS, Inc. (SFS), herein collectively referred to as the Company. The impact of SFS on the consolidated financial statements is insignificant. SFS has no operating activity other than to own stock in a third-party service bureau. Intercompany balances and transactions have been eliminated.

    Comprehensive Income - The Company adopted Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" (SFAS 130) in 1997. All periods presented are in accordance with SFAS 130. SFAS 130 established standards for reporting and displaying comprehensive income and its components. Comprehensive income consists of net

SFB BANCORP, INC. AND SUBSIDIARY      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

    income and other changes in stockholders' equity from nonowner sources. These nonowner sources consist of unrealized gains and losses on certain investments in debt and equity securities.

    Loans Receivable - Loans receivable are carried at their unpaid principal balance less, where applicable, net deferred loan fees and allowances for losses. Additions to the allowances for losses are based on management's evaluation of the loan portfolio under current economic conditions and such other factors which, in management's judgment, deserve recognition in estimating losses. Interest accrual is discontinued when a loan becomes 90 days delinquent unless, in management's opinion, the loan is well secured and in process of collection. Interest income on impaired loans is recognized on a cash basis.

    Loan Fees - Loan fees result from the origination of loans. Such fees and certain direct incremental costs related to origination of such loans are deferred ("net deferred loan fees") and reflected as a reduction of the carrying value of loans. The net deferred loan fees (or costs) are amortized using the interest method over the contractual lives of the loans. Unamortized net deferred loan fees on loans sold prior to maturity are credited to income at the time of sale.

    Investment Securities and Mortgage-Backed Securities - Investment securities held to maturity are stated at amortized cost since the Company has both the ability and positive intent to hold such securities to maturity. Premiums and discounts on the investment securities are amortized or accreted into income over the contractual terms of the securities using a level yield interest method. Gains and losses on the sale of these securities are calculated based on the specific identification method.

    Investment securities and mortgage-backed securities available for sale are carried at fair value. The Company has identified their holdings in certain debt securities and all mortgage-backed securities as available for sale. The unrealized holding gains or losses on securities available for sale are reported, net of related income tax effects, as a separate component of stockholders' equity until realized. Changes in unrealized holding gains or losses are included as a component of other comprehensive income until realized. Gains or losses on sales of securities available for sale are based on the specific identification method.

    Real Estate - Real estate properties acquired through loan foreclosure are initially recorded at fair value at the date of foreclosure. Subsequent to foreclosure, real estate is recorded at the lower of initial fair value or existing fair value less estimated costs to sell (net realizable value). Real estate property held for investment is carried at the lower of cost, including cost of property improvements incurred subsequent to acquisition less depreciation, or net realizable value. Costs relating to development and improvement of properties are capitalized, whereas costs relating to the holding of property are expensed.

SFB BANCORP, INC. AND SUBSIDIARY      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


    Valuations are periodically performed by management, and an allowance for losses is established by a charge to income if the carrying value of a property exceeds its estimated net realizable value.

    Premises and Equipment - Land is carried at cost. Office properties and equipment are carried at cost less accumulated depreciation. Depreciation is computed on a straight-line method over the estimated useful lives of the assets ranging from 5 to 40 years. The cost of maintenance and repairs is charged to expense as incurred while expenditures which materially increase property lives are capitalized.

    Federal Home Loan Bank Stock - Investment in stock of a Federal Home Loan Bank is required by law of every federally insured savings and loan or savings bank. The investment is carried at cost. No ready market exists for the stock, and it has no quoted market value.

    Income Taxes - The Bank and its subsidiary follow the practice of filing consolidated income tax returns. Income taxes are allocated to the Bank and subsidiary as though separate returns are being filed. Bancorp files separate income tax returns.

    The Company utilizes the liability method of computing income taxes in accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" (SFAS 109). Under the liability method, deferred tax liabilities and assets are established for future tax return effects of temporary differences between the stated value of assets and liabilities for financial reporting purposes and their tax bases. The focus is on accruing the appropriate balance sheet deferred tax amount, with the statement of income effect being the result of changes in balance sheet amounts from period to period. Current income tax expense is provided based upon the actual tax liability incurred for tax return purposes.

    Cash Flow Information - As presented in the consolidated statements of cash flows, cash and cash equivalents include cash on hand and interest-earning deposits in other banks. The Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents.

    Earnings Per Share - Basic and dilutive earnings per share amounts are computed in accordance with the Statement of Financial Accounting Standards No 128, "Earnings per Share" (SFAS 128). However, since the initial public offering was on May 29, 1997 and no common stock had been issued prior to that time, management believes that presentation of earnings per share information would not be meaningful for 1997.

2.  Investment Securities
    ---------------------

    The amortized cost and estimated market values of investment securities are summarized as follows:

                                                         Gross         Gross        Estimated
                                          Amortized    Unrealized    Unrealized      Market
                                            Cost          Gains        Losses        Value
                                            ----          -----        ------        -----

    Securities  to be held to  maturity:
     December 31, 1996:
       U.S.  government security           $  398       $      --       $  102       $  296
       Municipal securities                   317              --           --       $  317
                                           ------       ---------       ------       ------

                                           $  715       $      --       $  102       $  613
                                           ======       =========       ======       ======
     December 31, 1997:
       U.S. government security            $  418       $      --       $   51       $  367
       Municipal securities                   159              --           --       $  159
                                           ------       ---------       ------       ------

                                           $  577       $      --       $   51       $  526
                                           ======       =========       ======       ======
    Securities  available for sale:
     December 31, 1996:
       U.S. government and
        agency securities                  $  599       $      --       $    2       $  597
                                           ======       =========       ======       ======

     December 31, 1997:
       U.S. government and
        agency securities                  $1,149       $      --       $    1       $1,148
                                           ======       =========       ======       ======


    The amortized cost and estimated market values of debt securities by contractual maturity are as follows:

                                           Amortized                   Estimated
                                              Cost                    Market Value
                                        -----------------           ----------------
                                          1996       1997             1996    1997
                                          ----       ----             ----    ----
    Securities  to be held to maturity:
     Due in one year                    $  127     $   34           $  127   $   34
     Due after one year through five
        years                              190        125              190      125
     Due after ten years                   398        418              296      367
                                        ------     ------           ------   ------

                                        $  715     $  577           $  613   $  526
                                        ======     ======           ======   ======

    Securities  available for sale:
     Due in one year                        --        900               --      899
     Due after one year through five
       years                               599        249              597      249
                                        ------     ------           ------   ------

                                        $  599     $1,149           $  597   $1,148
                                        ======     ======           ======   ======

    The Bank had investment securities with an amortized cost of approximately $997,000 and $1,068,000 pledged against deposits at December 31, 1996 and 1997, respectively.

SFB BANCORP, INC. AND SUBSIDIARY      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

    The Bank had no sales of investment securities to be held to maturity or available for sale for the years ended December 31, 1996 and 1997.

    The net unrealized losses on investment securities available for sale, net of related income tax benefits, are approximately $1,100 and $600 at December 31, 1996 and 1997, respectively, and are reported as a separate component of stockholders' equity.

3.  Loans Receivable
    ----------------

    Loans receivable are summarized as follows:
                                                             December 31,
                                                    ---------------------------
                                                        1996           1997
                                                        ----           ----
       Real estate first mortgage loans:
        One-to-four-family                          $     29,653   $     31,382
        Construction                                       1,125          1,600
        Commercial real estate                             1,288          1,433
        Multi-family residential                             912            687
        Land                                               1,732          2,982
                                                    ------------   ------------
           Total real estate loans                        34,710         38,084
                                                    ------------   ------------

       Consumer and commercial loans:
        Commercial business                                  558            425
        Auto loans                                         1,949          2,119
        Share loans                                          435            351
        Other                                                524            517
                                                    ------------   ------------
           Total consumer and commercial loans             3,466          3,412
                                                    ------------   ------------

           Total loans                                    38,176         41,496
                                                    ------------   ------------

       Less:
        Undisbursed portion of loans in process              942            429
        Net deferred loan fees                               122            118
        Allowance for loan losses                            304            301
                                                    ------------   ------------
                                                           1,368            848
                                                    ------------   ------------

                                                    $     36,808   $     40,648
                                                    ============   ============

    The Bank's primary lending area for the origination of mortgage loans includes Carter County and adjoining counties. The Bank limits uninsured loans to 85% of the appraised value of the property securing the loan. Generally, the Bank allows loans covered by private mortgage insurance up to 95% of the appraised value of the property securing the loan.

    The general policy is to limit loans on commercial real estate to 80% of the lesser of appraised value or construction cost of the property securing the loan.

SFB BANCORP, INC. AND SUBSIDIARY      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

    The Bank's policy requires that consumer and other installment loans be supported primarily by the borrower's ability to repay the loan and secondarily by the value of the collateral securing the loan, if any.

    Management of the Bank believes that its allowances for losses on its loan portfolio are adequate. However, the estimates used by management in determining the adequacy of such allowances are susceptible to significant changes due primarily to changes in economic and market conditions. In addition, various regulatory agencies periodically review the Bank's allowance for losses as an integral part of their examination processes. Such agencies may require the Bank to recognize additions to the allowances based on their judgments of information available to them at the time of their examinations.

    In accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", no loans in non-homogenous groups were determined to be impaired for the year ended or as of December 31, 1997. Commercial real estate, multi-family residential and land loans are included in the non-homogenous group.

    First mortgage loans which are contractually past due ninety days or more total approximately $295,000 at December 31, 1996 and $210,000 at December 31, 1997. The amount the Bank will ultimately realize from these loans could differ materially from their carrying value because of unanticipated future developments affecting the underlying collateral or the borrower's ability to repay the loans. If collection efforts are unsuccessful, these loans will be subject to foreclosure proceedings in the ordinary course of business. Management believes that the Bank has adequate collateral on these loans and that the Bank will not incur material losses in the event of foreclosure.

    At December 31, 1997, the Bank had loans pledged against public deposits of approximately $1.3 million.

    The changes in the allowance for loan losses are summarized as follows:

                                                     Years Ended December 31,
                                                    -------------------------
                                                        1996         1997
                                                        ----         ----

       Beginning balance                            $       279  $       304
       Provision charged to income                           30           10
       Recoveries                                             -            -
       Charge-offs                                           (5)         (13)
                                                    -----------  -----------

       Ending balance                               $       304  $       301
                                                    ===========  ===========

SFB BANCORP, INC. AND SUBSIDIARY      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

4.  Mortgage-Backed Securities
    --------------------------

    Mortgage-backed securities are summarized as follows:

                                              Gross       Gross     Estimated
                                Amortized   Unrealized  Unrealized   Market
                                   Cost        Gains      Losses      Value
                                   ----        -----      ------      -----
       Securities  available
         for sale:
        December 31, 1996:
          GNMA                   $     812   $       4  $       6  $     810
          FHLMC                         78           3          -         81
          FHLMC REMIC's              2,222           -         79      2,143
          FNMA                         717           3         19        701
          FNMA REMIC's               2,112           -         79      2,033
                                 ---------   ---------  ---------  ---------

                                 $   5,941   $      10  $     183  $   5,768
                                 =========   =========  =========  =========
        December 31, 1997:
          GNMA                   $     685   $       5  $       2  $     688
          FHLMC                         67           2          -         69
          FHLMC REMIC's              1,765           -         28      1,737
          FNMA                         624           2         12        614
          FNMA REMIC's               1,976           -         54      1,922
                                 ---------   ---------  ---------  ---------

                                 $   5,117   $       9  $      96  $   5,030
                                 =========   =========  =========  =========

    Although mortgage-backed securities are initially issued with a stated maturity date, the underlying mortgage collateral may be prepaid by the mortgagee and, therefore, such securities may not reach their maturity date.

    The  Bank  had   mortgage-backed   securities  with  an  amortized  cost  of
    approximately $2,480,000 and $2,232,000 pledged against deposits and FHLB advances at December 31, 1996 and 1997, respectively.

    For the year ended December 31, 1996, proceeds from sales of mortgage-backed securities were $372,000, with realized losses of $2,000. There were no sales of mortgage-backed securities for the year ended December 31, 1997.

    The net unrealized losses, net of related income tax benefits, are approximately $107,000 and $52,000, respectively at December 31, 1996 and 1997, and are reported as a separate component of stockholders' equity.

SFB BANCORP, INC. AND SUBSIDIARY      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

5.  Real Estate
    -----------

    Real estate is summarized as follows:
                                                           December 31,
                                                    -------------------------
                                                        1996         1997
                                                        ----         ----

        Real estate acquired in settlement of loans  $        60  $         -
                                                     ===========  ===========


6.  Premises and Equipment
    ----------------------

    Premises and equipment are summarized as follows:
                                                           December 31,
                                                    -------------------------
                                                        1996         1997
                                                        ----         ----

       Land and improvements                        $       202  $       202
       Buildings                                            790          840
       Vehicles                                              17           17
       Furniture, fixtures and equipment                    541          586
                                                    -----------  -----------
                                                          1,550        1,645
       Less accumulated depreciation                      1,017        1,070
                                                    -----------  -----------

                                                    $       533  $       575
                                                    ===========  ===========

7.  Interest Receivable
    -------------------

    Interest receivable consists of the following:
                                                           December 31,
                                                    -------------------------
                                                        1996         1997
                                                        ----         ----

       Loans receivable                             $       220  $       258
       Investments                                           10           21
       Mortgage-backed securities                            33           25
       Interest earning deposits                              -           22
                                                    -----------  -----------
                                                            263          326
       Less allowance for uncollectible interest              6           10
                                                    -----------  -----------

                                                    $       257  $       316
                                                    ===========  ===========

SFB BANCORP, INC. AND SUBSIDIARY      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


8.  Deposits
    --------

    Deposit account balances are summarized as follows:
                                                             Weighted Average
                                                              Interest Rates
                                                           --------------------
                                   December 31,                 December 31,
                                ----------------------     --------------------
                                   1996        1997           1996      1997
                                   ----        ----           ----      ----
       Noninterest bearing
        accounts                $      793  $    1,969           -%        -%
       NOW accounts                  2,194       2,669        1.99%     2.03%
       Money Market accounts         1,622       1,983        3.03%     4.28%
       Passbook accounts             4,502       4,351        3.04%     3.05%
       Certificates of deposit      31,654      29,615        5.55%     5.69%
                                ----------  ----------

                                $   40,765  $   40,587        4.87%     4.80%
                                ==========  ==========        ====      ====

    Contractual maturities of certificate accounts are summarized as follows:

                                                           December 31,
                                                  ----------------------------
                                                        1996         1997
                                                        ----         ----

       12 months or less                            $    25,851  $    25,223
       After 1 but within 3 years                         4,786        4,150
       After 3 years                                      1,017          242
                                                    -----------  -----------

                                                    $    31,654  $    29,615
                                                    ===========  ===========

    The  Bank  had   deposit   accounts  in  amounts  of  $100,000  or  more  of
    approximately $10.1 million at December 31, 1996 and 1997, respectively.

    Interest expense on deposits consisted of the following:

                                                     Years Ended December 31,
                                                    -------------------------
                                                        1996         1997
                                                        ----         ----
      NOW, money market, and passbook accounts      $       232  $       262
       Certificate accounts                               1,747        1,726
                                                    -----------  -----------
                                                          1,979        1,988
       Less: penalties for early withdrawal                   4            4
                                                    -----------  -----------
           Total interest on deposits               $     1,975  $     1,984
                                                    ===========  ===========

SFB BANCORP, INC. AND SUBSIDIARY      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


9.  Federal Home Loan Bank Advances
    -------------------------------

    Advances from the Federal Home Loan Bank (FHLB) are summarized as follows:

                                                           December 31,
                                                    --------------------------
       Contractual Maturity                             1996           1997
       --------------------                             ----           ----
       Within one year:
        Variable rate                               $       800     $      -
                                                    ===========     ========
       Weighted average rate                               5.85%           -%
                                                    ===========     ========

    The Bank pledges as collateral for these borrowings its FHLB stock, selected qualifying mortgage loans (as defined) and certain mortgage-backed securities (see Note 4) under an agreement with the FHLB. Loans pledged at December 31, 1997, were approximately $1 million.

    The Bank has total credit availability with the FHLB of up to $2.3 million.

10. Income Taxes
    ------------

    Income tax expense(benefit) is summarized as follows:

                                   Years Ended December 31,
                 ---------------------------------------------------------------
                              1996                             1997
                 -------------------------------  ------------------------------
                  Federal    State      Total      Federal    State      Total
                  -------    -----      -----      -------    -----      -----

       Current   $    136  $     27   $    163    $    303  $     37   $    340
       Deferred        (5)       (1)        (6)         (2)       31         29
                 --------  --------   --------    --------  --------   --------

           Total $    131  $     26   $    157    $    301  $     68   $    369
                 ========  ========   ========    ========  ========   ========

    The differences between actual income tax expense and the amount computed by applying the federal statutory income tax rate of 34% to income before income taxes are reconciled as follows:
                                                     Years Ended December 31,
                                                    ----------------------------
                                                        1996          1997
                                                        ----          ----

       Computed income tax expense                  $        142  $        326
       Increase (decrease) resulting from:
        State   income  tax,  net  of  federal
         tax benefit                                          17            45
        Other                                                 (2)           (2)
                                                     -----------   -----------

       Actual income tax expense                    $        157  $        369
                                                     ===========   ===========

SFB BANCORP, INC. AND SUBSIDIARY      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

    The components of net deferred tax liabilities are as follows:
                                                           December 31,
                                                    ----------------------------
                                                        1996          1997
                                                        ----          ----
       Deferred tax liabilities:
        Section 481(a) adjustment--bad debts        $         84  $         84
        Excess tax depreciation                               14            13
        FHLB stock dividends                                  32            43
        Purchased discounts on mortgage-backed
          securities                                           8             9
                                                    ------------  ------------
                                                             138           149
                                                    ------------  ------------

       Deferred tax assets:
        Bad debt reserves                                     62            43
        Accrued sick leave                                     5             5
        Unrealized losses on securities available
          for sale                                            67            35
        Other                                                  3             4
        Valuation allowance                                    -             -
                                                    ------------  ------------
                                                             137            87
                                                    ------------  ------------

           Net deferred tax liability               $          1  $         62
                                                    ============  ============

    The Bank's annual addition to its reserve for bad debts allowed under the Internal Revenue Code may differ significantly from the bad debt experience used for financial statement purposes. Such bad debt deductions for income tax purposes are included in taxable income of later years only if the bad debt reserves are used for purposes other than to absorb bad debt losses. Since the Bank does not intend to use the reserve for purposes other than to absorb losses, no deferred income taxes have been provided on the amount of bad debt reserves for tax purposes that arose in tax years beginning before December 31, 1987, in accordance with SFAS No. 109. Therefore, retained earnings at December 31, 1996 and 1997, includes approximately $825,000, representing such bad debt deductions for which no deferred income taxes have been provided.

    With the repeal of the reserve method of accounting for thrift bad debt reserves for tax years beginning after December 31, 1995, the Bank will have to recapture into taxable income its post-1987 excess reserves over a six-year period. The Bank currently meets a recapture provision which allows it to delay the start of the recapture period due to qualifying loan origination volume. The amount of the post-1987 excess is approximately $246,000. Since the tax effect of this excess had been previously recorded as deferred income taxes, the Bank will have no material impact on its results of operations when the excess reserves are recaptured.

11. Stockholders' Equity
    --------------------

    Bancorp was incorporated under Tennessee law in March 1997 to acquire and hold all the outstanding common stock of the Bank, as part of the Bank's conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank. In connection with the conversion, which was consummated on May 29, 1997, Bancorp issued and sold 767,000

SFB BANCORP, INC. AND SUBSIDIARY      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

    shares of common stock at a price of $10.00 per share for total net proceeds of approximately $6.8 million after conversion expenses of approximately $286,000 and excluding the shares purchased by the ESOP. Bancorp retained approximately $3.1 million of the proceeds and used the remaining proceeds to purchase the newly issued capital stock of the Bank in the amount of $3.7 million and to make a loan to the ESOP of approximately $614,000.

    At the time of conversion, the Bank established a liquidation account in an amount equal to its retained income as reflected in the latest consolidated balance sheet used in the final conversion prospectus. The liquidation account is maintained for the benefit of eligible account holders who continue to maintain their deposit accounts in the Bank after conversion. In the event of a complete liquidation of the Bank (and only in such an event), eligible depositors who continue to maintain accounts shall be entitled to receive a distribution from the liquidation account before any liquidation may be made with respect to common stock.

    The Bank may not declare or pay a cash dividend if the effect thereof would cause its net worth to be reduced below either the amounts required for the liquidation account discussed above or the regulatory capital requirements imposed by federal and state regulations.

12. Regulatory Matters
    ------------------

    The Bank is subject to various regulatory capital requirements administered by the Office of Thrift Supervision (OTS). Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of tangible and core capital (as defined in the regulations) to adjusted total assets (as defined), and of risk-based capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

    As of December 31, 1997, the most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total tangible, core, and risk-based ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

SFB BANCORP, INC. AND SUBSIDIARY      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

    The following tables reconciles the Bank's capital under generally accepted accounting principles (GAAP) to regulatory capital:

                                        Tangible        Core      Risk-Based
                                         Capital      Capital       Capital
                                         -------      -------       -------

       At December 31, 1996:
        Total stockholder's equity    $     4,676   $     4,676  $     4,676
        Unrealized losses on
         securities, net                      108           108          108

        Additional capital:
          General valuation allowance           -             -          304
                                      -----------   -----------  -----------

        Regulatory capital            $     4,784   $     4,784  $     5,088
                                      ===========   ===========  ===========

       At December 31, 1997:
        Total stockholder's equity    $     8,418   $     8,418  $     8,418
        Unrealized losses on
         securities, net                       53            53           53

        Additional capital:
          General valuation allowance           -             -          301
                                      -----------   -----------  -----------

        Regulatory capital            $     8,471   $     8,471  $     8,772
                                      ===========   ===========  ===========

    The  Bank's  actual  capital  amounts  (in  thousands)  and  ratios are also
    presented  in  the   following   table.   No  deduction   from  capital  for
    interest-rate risk was required.

                                                                           To Be Well
                                                  For Capital           Capitalized Under
                                                    Adequacy            Prompt Corrective
                                   Actual           Purposes            Action Provisions
                             ------------------  ------------------   --------------------
                             Amount      Ratio    Amount   Ratio(1)    Amount     Ratio(1)
                             ------      ------  -------- ---------    ------     --------
As of December 31, 1996:
   Tangible Capital (to
    adjusted total assets)    $4,784     10.2%    $  701   1.5%         $2,338       5%
   Core Capital (to
    adjusted total assets)    $4,784     10.2%    $1,402   3.0%         $2,338       5%
   Risk-Based (to risk-
    weighted assets)          $5,088     20.2%    $2,014   8.0%         $2,518      10%

  As of December 31, 1997:
   Tangible Capital (to
     adjusted total assets)   $8,471     16.9%    $  754   1.5%         $2,513       5%
   Core Capital (to adjusted
    total assets)             $8,471     16.9%    $1,508   3.0%         $2,513       5%
   Risk-Based  (to risk-
    weighted assets           $8,772     30.9%    $2,271   8.0%         $2,839      10%

---------------
(1) Compliance with the requirement results from a value that must be greater than or equal to the ratio shown.

SFB BANCORP, INC. AND SUBSIDIARY      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

13. Pension Plan
    ------------

    The Bank's non-contributory defined contribution pension plan was amended as of January 1, 1997 to convert it to a 401(k) employee savings plan. Total pension expense was $29,000 for the year ended December 31, 1996. No contributions were made to the plan for the year ended December 31, 1997.

14. Employee Stock Ownership Plan (ESOP)
    ------------------------------------

    As part of the conversion discussed in Note 11, an Employee Stock Ownership Plan (ESOP) was established for all employees who have attained the age of 21 and have been credited with at least 1,000 hours of service during a 12-month period. The ESOP borrowed approximately $614,000 from Bancorp and used the funds to purchase 61,360 shares of common stock of Bancorp issued in the offering. The loan will be repaid principally from the Bank's discretionary contributions to the ESOP over a period of 10 years. On December 31, 1997, the loan had an outstanding balance of approximately $552,000 and an interest rate of 8.5%. The loan obligation of the ESOP is considered unearned compensation and, as such, recorded as a reduction of the Company's stockholders' equity. Both the loan obligation and the unearned compensation are reduced by an amount of the loan repayments made by the ESOP. Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation in the year of allocation. Benefits become fully vested at the end of seven years of service under the terms of the ESOP Plan. Benefits may be payable upon retirement, death, disability, or separation from service. Since the Bank's annual contributions are discretionary, benefits payable under the ESOP cannot be estimated. Compensation expense is recognized to the extent of the fair value of shares committed to be released.

    For the year ending December 31, 1997, compensation related to the ESOP of approximately $91,000 was expensed. Compensation is recognized at the average fair value of the ratably released shares during the accounting period as the employees performed services. At December 31, 1997, the ESOP had approximately 6,130 allocated shares and 55,230 unallocated shares. The fair value of unallocated ESOP shares at December 31, 1997 was approximately $800,000.

    The ESOP administrators will determine whether dividends on allocated and unallocated shares will be used for debt service. Any allocated dividends used will be replaced with common stock of equal value. For the purpose of computing earnings per share, all ESOP shares committed to be released will be considered outstanding.

SFB BANCORP, INC. AND SUBSIDIARY      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

15. Employment and Change of Control Agreement
    ------------------------------------------

    The Bank entered into an employment agreement with a key officer in 1996. The employment agreement provides for three-year terms. Commencing on the first anniversary date and continuing each anniversary date thereafter, the board of directors may extend the agreement for an additional year so that the remaining term shall be three years, unless written notice of termination of the agreement is given by the executive officer. The agreement provides for severance payments and other benefits in the event of involuntary termination of employment in connection with any change in control of the Bank. A severance payment will also be provided on a similar basis in connection with voluntary termination of employment where, subsequent to a change in control, the officer is assigned duties inconsistent with their position, duties, responsibilities and status immediately prior to such change in control. The severance payment will equal 2.99 times the executive officer's base amount of annual compensation as defined under the Internal Revenue Code. The payment of amounts under the agreement may be paid within 30 days of such termination, discounted at an agreed upon rate, or in equal installments over thirty-six months. The Bank has not accrued any benefits under this postemployment agreement.

16. Financial Instruments with Off-Balance-Sheet Risk
    -------------------------------------------------

    The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and lines of credit. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statement of financial position. The contract or notional amounts of those instruments reflect the extent of the Bank's involvement in particular classes of financial instruments.

    The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and lines of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

    Financial instruments, the contract amounts of which represent credit risk for lines and letters of credit, the balances outstanding and amounts available for use at December 31, 1997, were approximately as follows (in thousands):
                                       Financial      Balance       Available
                                      Instruments   Outstanding      For Use
                                      -----------   -----------      -------

       Consumer and other lines      $      1,312  $      1,003   $        309
       Letters of credit                      163             1            162
                                     ------------  ------------   ------------

                                     $      1,475  $      1,004   $        471
                                     ============  ============   ============

SFB BANCORP, INC. AND SUBSIDIARY      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral may include first and second mortgages; property, plant, and equipment; accounts receivable; deposit accounts; and income-producing commercial properties. The Bank does not anticipate any losses as a result of these transactions.

    The Bank had outstanding commitments to originate mortgage and consumer loans of approximately $400,000 and $490,000 at December 31, 1996 and 1997, respectively. The commitments to originate mortgage loans at December 31, 1996, were composed of fixed rate loans that had interest rates ranging from
    7.625 % to 8.00 % and terms ranging from 1 to 15 years. The commitments to originate mortgage loans at December 31, 1997, were composed of fixed rate loans of $390,000 and a variable rate loan of $100,000. The fixed rate loans had interest rates ranging from 7.5% to 9.25% and terms ranging from 7 to 15 years.

17. Deposit Insurance Assessment
    ----------------------------

    The Bank incurred an expense for the year ended December 31, 1996 for the one-time special assessment levied by the omnibus appropriation bill to recapitalize the SAIF insurance fund. The special assessment for deposit insurance premiums was approximately $264,000, with an after tax impact of approximately $164,000. Effective January 1, 1997, the Bank began paying reduced premium assessments in accordance with the new SAIF assessment rates.

18. Financial Instruments
    ---------------------

    The approximate stated and estimated fair value of financial instruments are summarized below (in thousands of dollars):


                                                  December 31,
                                  ----------------------------------------------
                                          1996                    1997
                                  ----------------------  ----------------------
                                    Stated   Estimated      Stated   Estimated
                                    Amount   Fair Value     Amount   Fair Value
                                    ------   ----------     ------   ----------
       Financial assets:
        Cash and cash equivalents  $ 1,414    $ 1,414      $ 4,592    $ 4,592
        Investment securities          715        613          577        526
        Loans receivable, net       36,808     39,042       40,648     41,502
        Federal Home Loan Bank
          stock                        394        394          423        423
        Other assets                   257        257          294        294
                                   -------    -------      -------    -------

                                   $39,588    $41,720      $46,534    $47,337
                                   =======    =======      =======    =======

SFB BANCORP, INC. AND SUBSIDIARY      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


                                                    December 31
                                  ----------------------------------------------
                                          1996                    1997
                                  ----------------------  ----------------------
                                    Stated   Estimated     Stated    Estimated
                                    Amount   Fair Value    Amount    Fair Value
                                  --------   ----------  ---------   ----------
       Financial liabilities:
        Deposits:
          Demand accounts         $  9,111   $  9,111    $  10,972   $ 10,972
          Certificate accounts      31,654     31,761       29,615     29,674
        Advances from Federal
          Home Loan Bank               800        800            -          -
        Other liabilities              256        256          263        263
                                  --------   --------    ---------   --------

                                  $ 41,821   $ 41,928    $  40,850   $ 40,909
                                  ========   ========    =========   ========

    The Bank had off-balance sheet financial commitments at December 31, 1997, which include approximately $961,000 of commitments to originate and fund loans and unused consumer lines of credit and letters of credit. Since these commitments are based on current market rates, the commitment amount is considered to be a reasonable estimate of fair market value.

    Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" (SFAS 107), requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

    Cash and Cash Equivalents - The carrying amount of such instruments is deemed to be a reasonable estimate of fair value.

    Investments - Fair values for investment securities are based on quoted market prices.

    Loans - Fair values for loans held for investment are estimated by segregating the portfolio by type of loan and discounting scheduled cash flows using interest rates currently being offered for loans with similar terms, reduced by an estimate of credit losses inherent in the portfolio. A prepayment assumption is used as an estimate of the portion of loans that will be repaid prior to their scheduled maturity.

    Federal Home Loan Bank Stock - No ready market exists for this stock and it has no quoted market value. However, redemption of this stock has historically been at par value. Accordingly, the carrying amount is deemed to be a reasonable estimate of fair value.

SFB BANCORP, INC. AND SUBSIDIARY      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

    Deposits - The fair values disclosed for demand deposits are, as required by SFAS 107, equal to the amounts payable on demand at the reporting date (i.e., their stated amounts). The fair value of certificates of deposit are estimated by discounting the amounts payable at the certificate rates using the rates currently offered for deposits of similar remaining maturities.

    Advances From the FHLB - The estimated fair value of advances from the FHLB is based on discounting amounts payable at contractual rates using current market rates for advances with similar maturities.

    Other Assets and Other Liabilities - Other assets represent accrued interest receivable; other liabilities represent advances from borrowers for taxes and insurance and accrued interest payable. Since these financial instruments will typically be received or paid within three months, the carrying amounts of such instruments are deemed to be a reasonable estimate of fair value.

    Fair value estimates are made at a specific point of time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale the Bank's entire holdings of a particular financial instrument. Because no active market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, current interest rates and prepayment trends, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in any of these assumptions used in calculating fair value also would affect significantly the estimates. Further, the fair value estimates were calculated as of December 31, 1996 and 1997. Changes in market interest rates and prepayment assumptions could change significantly the estimated fair value.

    Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Bank has significant assets and liabilities that are not considered financial assets or liabilities including deposit franchise value, loan servicing portfolio, real estate, deferred tax liabilities, and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of these estimates.

SFB BANCORP, INC. AND SUBSIDIARY      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

19. Condensed Parent Company Only Financial Statements
    --------------------------------------------------

    The following condensed balance sheet as of December 31, 1997, and condensed statements of income and cash flows for the period from May 29, 1997 to December 31, 1997, for SFB Bancorp, Inc. should be read in conjunction with the consolidated financial statements and the notes thereto.

       Parent Company Only
       Condensed Balance Sheet                                    December 31,
       (in thousands)                                                 1997
                                                                  --------------

        Assets:
          Cash and cash equivalents                               $      2,673
          Investment securities available for sale                         500
          ESOP loan receivable                                             552
          Equity in net assets of bank subsidiary                        8,418
          Other assets                                                      46
                                                                  ------------

             Total assets                                         $     12,189
                                                                  ============

        Liabilities
          Accrued liabilities                                     $          8
                                                                  ------------

        Stockholders' equity:
          Common stockholders' equity                                   12,181
                                                                  ------------

             Total liabilities and stockholders' equity           $     12,189
                                                                  ============

       Parent Company Only                                        Period Ended
       Condensed Statement of Income                              December 31,
       (in thousands)                                                 1997
                                                                  --------------

        Interest income                                           $        122
        Noninterest expense                                                 26
                                                                  ------------
           Income before taxes                                              96
        Income tax expense                                                  25
                                                                  ------------
           Income before equity earnings                                    71
        Equity earnings of bank subsidiary                                 357
                                                                  ------------

           Net income                                             $        428
                                                                  ============

SFB BANCORP, INC. AND SUBSIDIARY      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

       Parent Company Only                                        Period Ended
       Condensed Statement of Cash Flows                          December 31,
       (in thousands)                                                 1997
                                                                  --------------

        Operating activities:
          Net income                                              $        428
          Adjustments to reconcile net income to net
           cash provided by operating activities:
           Undistributed equity earnings of bank subsidiary               (357)
           Increase in other assets                                        (46)
           Increase in accrued liabilities                                   8
                                                                  ------------
             Net cash provided by operating activities                      33
                                                                  ------------

        Investing activities:
          Loan to ESOP                                            $       (614)
          Principal repayment by ESOP                                       62
          Purchase of investment securities                               (500)
          Purchase of capital stock of bank subsidiary                  (3,078)
                                                                  ------------
           Net cash used by investing activities                        (4,130)
                                                                  ------------

        Financing activities:
          Net proceeds from issuance of common stock                     6,770
                                                                  ------------
             Net cash provided by financing activities                   6,770
                                                                  ------------
        Net increase in cash and cash equivalents                        2,673

        Cash at beginning of period                                          -
                                                                  ------------

        Cash at end of period                                     $      2,673
                                                                  ============

        Supplemental disclosures:
          Cash paid during the period for:
           Income taxes                                           $         34
                                                                  ============

          Noncash investing and financing activities:
           Pooling of bank subsidiary's equity                    $      4,983
                                                                  ============

                              CORPORATE INFOMATION

                               EXECUTIVE OFFICERS:
                               ------------------

Peter W. Hampton                    John R. Crockett, Jr.        Peter W. Hampton, Jr.
President/Chief Executive Officer   Treasurer                    Secretary


                                   DIRECTORS:
                                   ---------

         Donald W. Tetrick, Chairman        Peter W. Hampton, Jr., Vice Chairman
         Retired Funeral Home Director      Attorney, Hampton & Street

         Peter W. Hampton                   John R. Crockett, Jr.
         Executive Officer                  Retired Realtor

         Estill L. Caudill, Jr.             Julian T. Caudill
         Retired Physician                  Retired Pharmacist


Stock Transfer Agent                        Special Legal Counsel
Registrar and Transfer Company              Malizia, Spidi, Sloane & Fisch, P.C.
10 Commerce Drive                           1301 K. Street, N.W.
Cranford, NJ 07016-3572                     Washington, D.C. 20005

Local Counsel                               Independent Auditors
Hampton & Street                            Crisp Hughes Evans LLP
630 East Elk Avenue                         32 Orange Street
Elizabethton, TN 37643                       Asheville, NC 28801


                                 Annual Meeting

The 1998 annual meeting of stockholders of SFB Bancorp, Inc. will be held at 2:00 p.m. on June 1, 1998 at the Company's corporate office at 632 East Elk Avenue, Elizabethton, TN.

                                   Form 10-KSB

A copy of Form 10-KSB as filed with the Securities and Exchange Commission will be furnished without charge to the Company's stockholders upon written request to SFB Bancorp, Inc., 632 East Elk Avenue, Elizabethton, TN 37643.

                                Corporate Office

                                SFB Bancorp, Inc.
                               632 East Elk Avenue
                             Elizabethton, TN 37643


                                       38