Form 10KSB40, Exhibit 13
period 1998-12-31
SFB BANCORP INC
filed 1999-03-26
CIK 1035371

Corporate Profile
-----------------

         SFB Bancorp, Inc. (the "Company") is a Tennessee corporation organized in March 1997 at the direction of Security Federal Bank (the "Bank") to acquire all of the capital stock that the Bank issued in its conversion from the mutual to stock form of ownership (the "Conversion"). On May 29, 1997, the Bank completed the Conversion and became a wholly owned subsidiary of the Company. The Company is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage provided that the Bank retains a specified amount of its assets in housing-related investments. The Company conducts no significant business or operations of its own other than holding all of the outstanding stock of the Bank and investing the Company's portion of the net proceeds obtained in the Conversion.

         The Bank, chartered in 1963 under the name Security Federal Savings and Loan Association, is a federally chartered stock savings bank headquartered in Elizabethton, Tennessee. The Bank is subject to examination and comprehensive regulation by the Office of Thrift Supervision ("OTS") and its deposits are federally insured by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation (the "FDIC"). The Bank is a member of and owns capital stock in the FHLB of Cincinnati, which is one of the 12 regional banks in the FHLB System. The Bank operates a traditional savings bank business, attracting deposit accounts from the general public and using those deposits, together with other funds, primarily to originate and invest in loans secured by single-family residential real estate primarily in Carter County, Tennessee and the adjacent Tennessee counties of Johnson, Unicoi, Washington and Sullivan.

Stock Market Information
------------------------

         The table below reflects the stock trading and dividend payment frequency of the Company for each quarter completed in the period June 1, 1997 through December 31, 1998. Since its issuance on May 29, 1997, the Company's common stock has been traded on the OTC Bulletin Board under the trading symbol "SFBK". The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

                                                               Dividend
                      Date                     High    Low     Declared
         ----------------------------------  -------- ------   --------

         June 1, 1997 - June 30, 1997         $14.00   $13.38  $    -
         July 1, 1997 - September 30, 1997    $15.50   $14.00  $    -
         October 1, 1997 - December 31, 199   $15.63   $14.00  $    -
         January 1, 1998 - March 31, 1998     $16.50   $15.50  $    -
         April 1, 1998 - June 30, 1998        $17.25   $16.61  $ 0.10
         July 1, 1998 - September 30, 1998    $17.25   $13.75  $    -
         October 1, 1998 - December 31, 1998  $13.00   $11.50  $ 0.10


         The number of shareholders of record as of March 15, 1999, was approximately 165. This does not reflect the number of persons or entities who held stock in "street" name through various brokerage firms. At March 15, 1999, there were 692,217 shares outstanding.

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

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

General

The Private Securities Litigation Reform Act to 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believes", "anticipates", "contemplates" "expects", and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, risk associated with the effect of opening a new branch, the ability to control costs and expenses, and general economic conditions. The Company undertakes no obligation to publicly release the results of any revisions to those forward looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The following discussion and analysis is intended to assist in understanding the financial condition and the results of operations of the Company. References to the "Company" include SFB Bancorp, Inc. and/or the Bank as appropriate.

Asset/Liability Management

The Bank's net interest income is sensitive to changes in interest rates, as the rates paid on interest-bearing liabilities generally change faster than the rates earned on interest-earning assets. As a result, net interest income will frequently decline in periods of rising interest rates and increase in periods of decreasing interest rates.

The Board of Directors reviews the Bank's asset/liability policy and meets quarterly to review interest rate risk and trends, as well as liquidity and capital ratios requirements. Rates on deposits are primarily based on the Bank's need for funds and a review of rates offered by other financial institutions in the Bank's market area. Interest rates on loans are primarily based on the interest rates offered by other financial institutions in the Bank's primary market area as well as the Bank's cost of funds. The Bank's principal strategy is to manage the interest rate sensitivity of interest-earning assets and to attempt to match the maturities of interest-earning assets with interest-bearing liabilities, while allowing for a mismatch in an effort to increase net interest income.

Because of the lack of customer demand for adjustable rate loans in the Bank's market area, the Bank primarily originates fixed-rate real estate loans which approximated 77% of the loan portfolio at December 31, 1998. To manage the interest rate risk of this type of loan portfolio, the Bank limits maturities of fixed-rate loans to no more than 15 years and maintains a portfolio of liquid assets. Maintaining liquid assets tends to reduce potential net income because liquid assets usually provide a lower yield than less liquid assets. At December 31, 1998, the estimated average weighted term to maturity of the Bank's mortgage loan portfolio was slightly over 11 years and the estimated average weighted term of the Bank's deposits was slightly less than 6 months.

Net Portfolio Value

The Bank computes amounts by which the net present value of cash flow from assets, liabilities and off balance sheet items ("net portfolio value" or "NPV") would change in the event of a range of assumed changes in market interest rates. These computations estimate the effect on the Bank's NPV from an instantaneous and permanent 1% to 4% (100 to 400 basis points) increases and decreases in market interest rates. Based upon OTS assumptions, the following table presents the Bank's NPV at December 31, 1998.

    Changes in  Rates           NPV Ratio %(1)           Change(2)
    -----------------           --------------           ---------
         +400 bp                    13.97                 -502 bp
         +300 bp                    15.46                 -352 bp
         +200 bp                    16.90                 -208 bp
         +100 bp                    18.13                 - 85 bp
            0 bp                    18.98                    0 bp
         -100 bp                    19.50                 + 51 bp
         -200 bp                    19.99                 +101 bp
         -300 bp                    20.64                 +166 bp
         -400 bp                    21.22                 +224 bp

----------------------------
(1)  Calculated as the estimated NPV divided by present value of total assets.
(2) Calculated as the excess (deficiency) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.

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

                                                     For the Years Ended December 31,
                                           ---------------------------------------------------
                                                     1997                       1998
                                           ------------------------- -------------------------
                                           Average           Average Average           Average
                                            Balance Interest  Yield/ Balance Interest   Yield/
                                                               Cost                      Cost
                                           -------- ------- -------- ------- -------- --------
                                                            (Dollars in Thousands)
Interest-earning assets:
  Loans receivable(1)......................$38,701  $3,253    8.41%  $40,608  $3,409    8.39%
  Investment securities ...................  1,293      81     6.26    2,971     154     5.18
  Interest-earning deposits................  3,426     175     5.11    3,053     158     5.18
  Federal Home Loan Bank stock.............    407      29     7.13      437      31     7.14
  Mortgage-backed securities...............  5,392     312     5.79    4,287     237     5.53
                                             -----   -----             -----   -----
Total interest-earning assets.............. 49,219   3,850     7.82   51,356   3,989     7.77
                                                     -----                     -----
Non-interest-earning assets................  1,701                     1,549
                                             -----                     -----
Total assets                               $50,920                   $52,905
                                            ======                    ======
Interest-bearing liabilities:
  Interest-bearing demand deposits.........$10,245     262     2.56   $9,667     249     2.58
  Certificates of deposit.................. 30,869   1,722     5.58   30,427   1,710     5.62
  Short-term borrowings....................     50       3     6.00        -       -        -
                                            ------  ------            ------  ------
Total interest-bearing liabilities......... 41,164   1,987     4.83   40,094   1,959     4.89
                                                     -----                     -----
Non-interest-bearing liabilities...........    906                     1,046
                                            ------                     -----
Total liabilities.......................... 42,070                    41,140
                                            ------                    ------

Total stockholders' equity.................  8,850                    11,765
                                             -----                    ------
Total liabilities and stockholders'
equity.                                    $50,920                   $52,905
                                            ======                   =======
Net interest income........................         $1,863                    $2,030
                                                     =====                     =====
Interest rate spread (2)...................                   3.00%                     2.88%

Net yield on interest-earning assets(3)....                   3.79%                     3.95%
Ratio of average interest-earning assets to
  average interest-bearing liabilities.....                 119.57%                   128.09%

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


                                                    Year Ended December 31,
                                ----------------------------- -----------------------------
                                        1997 vs. 1996                1998 vs. 1997
                                ----------------------------- -----------------------------
                                     Increase (Decrease)             Increase (Decrease)
                                            Due to                         Due to
                                ----------------------------- -----------------------------
                                                Rate/                         Rate/
                                Volume    Rate  Volume  Net   Volume  Rate   Volume   Net
                                -------- ----- ------- ----- ------- ------ -------- ------
                                                   (Dollars in Thousands)
Interest income:
 Loans receivable...............  $311     $ 4     $(2) $313   $160  $  (8)  $   4  $ 156
 Mortgage-backed securities.....   (67)      1      (1)  (67)   105    (14)    (18)   (75)
 Investment securities..........    (2)     22       -    20    (64)   (14)      3     73
 Other interest-earning assets..   111       -      (1)  110    (18)     4      (1)   (15)
                                 -----    ----    ----  ----   ----   ----     ----  -----
  Total interest income.........$  353   $  27   $  (4) $376  $ 183  $ (32)  $ (12) $ 139
                                 =====    ====    ====  ====  =====   =====   =====  =====

Interest expense:
 Savings accounts...............   $29  $ (16)  $   (4) $  9  $ (49) $  16   $   8  $ (25)
 Other liabilities..............     1      -        -     1     (3)     -       -     (3)
                                 -----   ----    -----   ----  ----    -----  -----  -----
   Total interest expense.......$   30  $ (16)  $   (4) $ 10  $ (52) $ (16)  $   8  $ (28)
                                 =====   ====    =====   ====  ====   =====   =====  ====

Net change in interest income...$  323  $  43   $    -  $366  $ 235  $ (48)  $ (20) $ 167
                                 =====   ====    =====  ====   ====   =====   =====  ====


Comparison of Financial Condition

The Company's total consolidated assets decreased by approximately $1.5 million or 2.8% from $53.3 million at December 31, 1997 to $51.9 million at December 31, 1998. The decrease in assets for the year was primarily due to funds used for the stock repurchase programs, net deposit withdrawals, and stock purchased in the open market for the restricted stock plan. Total cash and interest-earning deposits decreased approximately $1.8 million to $2.8 million at December 31, 1998, as funds were shifted to investment securities which increased by approximately $1.7 million to $3.5 million at December 31, 1998. Mortgage backed securities decreased approximately $1.5 million to $3.5 million at December 31, 1998, as the portfolio continues to mature.

Stockholders' equity decreased $911,000 to approximately $11.3 million at December 31, 1998 from $12.2 million at December 31, 1997. The decrease was attributable to the repurchase of approximately $1.0 million of the Company's outstanding capital stock, payment of cash dividends in the amount of $138,000, and the recognition of $524,000 in unearned compensation for the Bank's Restricted Stock Plan, offset by comprehensive income of $526,000.

Comparison of the Results of Operations for the Years Ended December 31, 1998 and 1997

Net Income. Net income decreased $92,000, or 15.6%, in 1998 as compared to 1997. The decrease was primarily the result of an increase of $271,000 in non-interest expenses and an increase in provision for loan losses of $21,000, offset by an increase of $167,000 in net interest income and a decrease in income tax expense of $24,000.

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

Net interest income increased $167,000, or 9.0%, to approximately $2.0 million in 1998, compared to approximately $1.9 million in 1997. The increase was primarily due to the growth in average interest-earning assets and a decrease in interest bearing liabilities. Average interest-earning assets increased to approximately $51.4 million in 1998 from approximately $49.3 million in 1997, while average interest bearing liabilities decreased $1.1 million. This net growth offset the 12 basis points decrease in the interest rate spread. The interest rate spread declined to 2.88% in 1998 from 3.00% in 1997. The net interest margin increased 16 basis points to 3.95% in 1998 from 3.79% in 1997.

The 12 basis point decline in the interest rate spread in 1998 compared to 1997 was primarily due to the combination of a decrease in the yield on average interest-earning assets of 5 basis points from 7.82% in 1997 to 7.77% in 1998, and a 6 basis point increase in the average cost of interest-bearing liabilities from 4.83% in 1997 to 4.89% in 1998.

Interest income. Interest income increased $139,000, or 3.6%, from approximately $3.9 million in 1997, to approximately $4.0 million for 1998. This overall increase in interest income was primarily the result of an increase in average interest-earning assets of approximately $2.0 million for 1998, as compared to 1997. Interest income on loans increased by $156,000, as average loans outstanding increased by $1.9 million in 1998. Loans receivable are the largest earning asset held in the Company's portfolio. For 1998, the average yield on loans receivable was 8.39% compared to 8.41% for 1997.

Interest income on investment securities increased by $73,000, as the average balance invested increased by $1.7 million in 1998. Interest income on interest-earning deposits and mortgage-backed securities decreased by $92,000. Funds invested in these interest-earning assets were used to fund the stock repurchases, benefit plans and dividend payments.

Interest Expense. Interest expense decreased $28,000 from approximately $1.97 million for the year ended December 31, 1997 to approximately $1.96 million for the year ended December 31, 1998. The decrease for 1998 was the result of an approximate $1.1 million decrease in average interest-bearing liabilities, partially offset by a 6 basis point increase in the average cost of funds. The Bank reflected an increase in both the average cost of funds for interest-bearing demand deposits and certificates of deposits of 2 basis points and 4 basis points, respectively.

Provision for Loan Losses. The provision for loan losses was $10,000 for year ended December 31, 1997 and $31,000 for the year ended December 31, 1998. The increase in the provision for loan losses in 1998 was mainly attributable to the increase in the Bank's nonperforming loan portfolio. Nonperforming assets were $437,000 at December 31, 1998, compared to $209,000 at December 31, 1997. The ratio of the allowance for loan losses to non-performing loans at December 31, 1998 was 75.0% compared to 144.0% at December 31, 1997. The allowance for loan losses as a percent of total loans outstanding was .79% and .72% at December 31, 1998 and 1997, respectively.

Historically, management has emphasized loss experience over other factors in establishing the provision for loan losses. Management reviews the allowance for loan losses in relation to (i) past loan loss experience, (ii) known and inherent risks in the portfolio, (iii) adverse situations that may affect the borrower's ability to repay, (iv) the estimated value of any underlying collateral, and (v) current economic conditions. There can be no assurances, however, that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods. At December 31, 1998, the allowance for loan losses was at a level deemed adequate by management to provide for losses in the portfolio.

Non-Interest Expense. Non-interest expense increased by $271,000 from approximately $1.0 million for the year ended December 31, 1997 to approximately $1.3 million for the year ended December 31, 1998. The increase was primarily the result of increased compensation expense of $179,000 and $70,000 of other expense incurred during the period. The increase in compensation expense for the year ended December 31, 1998, was primarily attributable to the recognition of additional compensation expense associated with the stockholder approved Restricted Stock Plan (RSP). On June 1, 1998, the plan's approval resulted in an immediate recognition of 20% of the value of shares granted and for the remainder of 1998 subsequent monthly accruals for the vesting benefits as earned. The expenses recognized for the RSP the year ended December 31, 1998 was approximately $166,000. The increase in other non-interest expense was mainly attributable to professional fees and expenses incurred by the Company in connection with its first annual meeting, SEC filings, and proxy material preparation and mailing. Employee benefits, net occupancy, deposit insurance premiums, and data processing expenses remained relatively stable during the year ended December 31, 1998 as compared to 1997.

As discussed herein, the Bank plans to open an additional branch office in nearby Mountain City, Tennessee, during the first half of 1999. The Company expects that non-interest expense will increase during 1999 due to the costs associated with opening and maintaining this additional branch office. See "Liquidity and Capital Resources".

Income Taxes. Income tax expense decreased $24,000 or 6.50%, to $345,000 for the year ended December 31, 1998 from $369,000 for the year ended December 31, 1997. The decrease was principally the result of $116,000 in lower pre-tax income for 1998 compared to 1997. The effective tax rate for both twelve months periods in 1998 and 1997 was approximately 39.0%.

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

Net cash provided by operating activities for the year ended December 31, 1998 totaled $187,000 as compared to $856,000 for the year ended December 31, 1997. The decrease was primarily the result of the purchase of the restricted stock plan shares for $524,000.

Net cash used by investing activities for the year ended December 31, 1998 totaled $276,000, a decrease of approximately $3.2 million as compared to 1997. The decrease was primarily attributable to a net decrease in loans funded of approximately $3.6 million, proceeds from maturities, sales, and repayments of investment and mortgage-backed securities of approximately $1.6 million, offset by an increase in net purchases of investment securities of approximately $2.2 million.

Net cash used by financing activities for 1998 totaled approximately $1.7 million. This was primarily the result of approximately $1.0 million of common stock repurchases, $138,000 in dividends paid, and a decrease in deposits of $481,000.

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

The Bank during the quarter ended June 30, 1998, filed a notice with the OTS for the establishment of a branch office. The Bank purchased for $135,000 land and an existing building for the branch office which is to be located in nearby Mountain City, Tennessee. Management estimates that costs incidental to renovating and equipping the building to be approximately $200,000. As of December 31, 1998, the Bank had invested approximately $96,000 toward the renovation and equipping of this branch facility. The branch has not opened as of December 31, 1998.

At December 31, 1998, management had no knowledge of any trends, events or uncertainties that will have or are reasonably likely to have material effects on the liquidity, capital resources or operations of the Company. Further at December 31, 1998, management was not aware of any current recommendations by the regulatory authorities which, if implemented, would have such an effect.

Year 2000 Compliance. A great deal of information has been disseminated about the Year 2000 as it relates to computer systems. Many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in earlier years) are expected to read entries for the Year 2000 as the Year 1900 and compute payment, interest or delinquency based on the wrong date or are expected to be unable to compute payment, interest or delinquency. Rapid and accurate data processing is essential to the Bank's operations. Data processing is also essential to most other financial institutions and many other companies. Substantially all of the Bank's material data processing that could be affected by this problem is provided by a third party service bureau. The service bureau has informed the Bank that it will not be assessing special charges for the renovation and testing of its hardware and software in preparation for Year 2000. However, if the service bureau is unable to resolve this potential problem in time, the Bank would likely experience significant data processing delays, mistakes or failures. These delays, mistakes or failures could have a significant adverse impact on our financial condition and results of operation.

The Bank has formulated a Year 2000 Compliance Plan and a Year 2000 Contingency Plan. The Year 2000 Compliance Plan is structured in accordance with the Office of Thrift Supervision's Year 2000 Examination Checklist, Version 2. It addresses the identified phases of: Awareness, Assessment, Renovation, Validation and Implementation. The purpose of the plan is to outline the procedures necessary for assuring that the Bank is in readiness for the century date change. Execution of the plan is currently on target. The Bank's Year 2000 Contingency Plan is designed to prepare the institution for returning to operation in the event that systems do not perform as planned either before or after the century date change. The plan addresses vital mission critical applications and states both the plans in the event of noncompliance and dates for when the plan will be put into effect.

The Company has contacted other material vendors and supplier regarding their Year 2000 state of readiness. The Company has obtained written assurance from these third party vendors indicating that they expect to be Year 2000 compliant prior to the Year 2000.

The Bank's third party service bureau during October 1998, converted the Bank to its new state of the art core account processing platform. This new technology was built with Year

2000 compatible components. The service bureau during October 1998, conducted Year 2000 proxy testing on this new platform. The Bank expects to commence testing in May 1999. In addition, each application of the system has been renovated to run on the new platform and date fields expanded to a four digit year. Other service bureau products and services utilized by the Bank are expected to be brought Year 2000 compliant by June 1999.

The Bank is planning to upgrade its teller operating system during the first quarter of 1999. This upgrade will further ensure Year 2000 readiness by using Year 2000 certified software and hardware. The Company's management estimates costs incidental to the upgrade to be approximately $100,000. The Company's management anticipates that substantially all of such costs will be capitalized. These costs should not be material to the Company in any single year. As of December 31, 1998, the Company capitalized approximately $30,000 in regard to Year 2000 compliance.

The Company's successful and timely completion of the Year 2000 project is based on estimates derived by management on assumptions of future events, which are inherently uncertain, including the progress and results of the Company's third party service provider, testing plans, and all vendors, suppliers and customer readiness.

Impact of Inflation and Changing Prices

Unlike most industrial companies, substantially all the assets of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation.
Interest rates do not necessarily move in the same direction or to the same extent as the price for goods and services.

[LOGO] Crisp
       Hughes
       Evans
       LLP                        Certified Public Accountants & Consultants
--------------------------------------------------------------------------------
                                  Affiliated worldwide through AGN International



                          Independent Auditors' Report
                          ----------------------------


To the Board of Directors
SFB Bancorp, Inc. and Subsidiary


We have audited the accompanying consolidated balance sheets of SFB Bancorp, Inc. and Subsidiary (the "Company") as of December 31, 1997 and 1998, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1998, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


/s/ Crisp Hughes Evans LLP
------------------------------------
Asheville, North Carolina
January 22, 1999

                                          32 Orange Street     704 254 2254
                                          PO Box 3049          Fax 704 254 6859
                                          Asheville, NC 28802  www.che-llp.com

                                SFB BANCORP, INC.
                                 AND SUBSIDIARY

                           Consolidated Balance Sheets
                        (in thousands, except share data)



                                                                                   December 31,
                                                                              -----------------------
           Assets                                                                 1997       1998
           ------                                                             -----------  ----------

Cash on hand                                                                  $      453   $      467
Interest earning deposits                                                          4,139        2,372
Investment securities:
   Held to maturity (market value of $526 in 1997 and $1,147 in 1998)                577        1,158
   Available for sale (amortized cost of $1,149 in 1997 and $2,325 in 1998)        1,148        2,327
Loans receivable, net                                                             40,648       40,449
Mortgage-backed securities:
   Available for sale (amortized cost of $5,117 in 1997 and $3,544 in 1998)        5,030        3,502
Premises and equipment, net                                                          575          849
Federal Home Loan Bank stock                                                         423          454
Accrued interest receivable                                                          316          265
Prepaid expenses and other assets                                                     28           23
                                                                               ---------    ---------

         Total assets                                                         $   53,337   $   51,866
                                                                               =========    =========

   Liabilities and Stockholders' Equity
   ------------------------------------

Deposits                                                                      $   40,587   $   40,106
Advance payments by borrowers for taxes and insurance                                199          188
Accrued expenses and other liabilities                                               144          221
Income taxes payable:
   Current                                                                           164            -
   Deferred                                                                           62           81
                                                                               ---------    ---------

         Total liabilities                                                        41,156       40,596
                                                                               ---------    ---------

Stockholders' equity:
   Preferred stock ($.10 par value, 1,000,000 shares authorized;
     none outstanding)                                                                 -            -
   Common stock ($.10 par value, 4,000,000 shares authorized;
     767,000 shares issued; 767,000 and 694,150 outstanding at                        77           77
     December 31, 1997 and 1998, respectively)
   Paid-in capital                                                                 7,336        7,368
   Retained income, substantially restricted                                       5,373        5,732
   Treasury stock at cost (72,850 shares)                                              -       (1,034)
   Accumulated other comprehensive income                                            (53)         (24)
   Unearned compensation:
     Employee stock ownership plan                                                  (552)        (491)
     Restricted stock plan                                                             -         (358)
                                                                               ---------    ---------

         Total stockholders' equity                                               12,181       11,270
                                                                               ---------    ---------

         Total liabilities and stockholders' equity                           $   53,337   $   51,866
                                                                               =========    =========


The accompanying notes are an integral part of these consolidated financial statements.

                                SFB BANCORP, INC.
                                 AND SUBSIDIARY

                        Consolidated Statements of Income
                      (in thousands, except per share data)



                                                Years Ended December 31,
                                               --------------------------
                                                   1997           1998
                                               -----------    -----------
Interest income:
   Loans                                       $    3,253     $     3,409
   Mortgage-backed securities                         312             237
   Investments                                        110             185
   Interest earning deposits                          175             158
                                                 --------       ---------
         Total interest income                      3,850           3,989
                                                 --------       ---------

Interest expense:
   Deposits                                         1,984           1,959
   Federal Home Loan Bank advances                      3               -
                                                 --------       ---------
         Total interest expense                     1,987           1,959
                                                 --------       ---------

         Net interest income                        1,863           2,030

Provision for loan losses                              10              31
                                                 --------       ---------

         Net interest income after provision
           for loan losses                          1,853           1,999
                                                 --------       ---------

Noninterest income:
   Loan fees and service charges                      149             157
   Other                                               10              11
                                                 --------       ---------
         Total noninterest income                     159             168
                                                 --------       ---------

Noninterest expenses:
   Compensation                                       498             677
   Employee benefits                                  122             125
   Net occupancy expense                               75              82
   Deposit insurance premiums                          21              24
   Data processing                                     74              83
   Other                                              264             334
                                                 --------       ---------
         Total noninterest expenses                 1,054           1,325
                                                 --------       ---------

         Income before income taxes                   958             842

Income tax expense                                    369             345
                                                 --------       ---------

         Net income                            $      589     $       497
                                                =========      ==========

Net income per common share:
   Basic                                     See Note 1       $       .71
   Diluted                                                            .71
                                                                =========

Weighted-average shares:
   Basic                                                              699
   Diluted                                                            699
                                                                =========

The accompanying notes are an integral part of these consolidated financial statements.

                                SFB BANCORP, INC.
                                 AND SUBSIDIARY

                 Consolidated Statements of Comprehensive Income
                                 (in thousands)



                                                            Years Ended December 31,
                                                            -------------------------------------
                                                                 1997       1998
                                                                 ----       ----

Net income                                                      $ 589       $ 497

Other comprehensive income:
   Net unrealized gains on securities available for sale,
     net of tax expense of $32 and $19, respectively               55          29
                                                                 -----       ----

Comprehensive income                                            $ 644       $ 526
                                                                 ====        ====




The accompanying notes are an integral part of these consolidated financial statements.

                                SFB BANCORP, INC.
                                 AND SUBSIDIARY

                 Consolidated Statements of Stockholders' Equity
                        (in thousands, except share data)



                                                                                        Accumulated
                                                                                          Other      Unearned Compensation
                                                    Common   Paid-In Retained Treasury Comprehensive ---------------------
                                                     Stock   Capital  Income    Stock    Income       for ESOP  for RSP      Total
                                                     -----   ------- -------- -------- -------------  --------  -------      -----

Balance at December 31, 1996                         $    -  $     -  $ 4,784  $      -  $  (108)    $     -    $   -      $  4,676

Comprehensive income:
   Net income                                             -        -      589         -        -           -        -           589
   Unrealized gain on securities available for sale,
     net of income tax expense                            -        -        -         -       55           -        -            55

Sale of common stock, net of issuance
   cost (767,000 shares)                                 77    7,307        -         -        -        (614)       -         6,770

Compensation earned                                       -       29        -         -        -          62        -            91
                                                       ----    -----    -----    ------    -----       -----    -----        ------

Balance at December 31, 1997                             77    7,336    5,373         -      (53)       (552)       -        12,181

Comprehensive income:
   Net income                                             -        -      497         -        -           -        -           497
   Unrealized gain on securities available for sale,
     net of income tax expense                            -        -        -         -       29           -        -            29

Common stock purchased for RSP (30,680 shares)            -        -        -         -        -           -     (524)         (524)

Cash dividends declared ($.20 share)                      -        -     (138)        -        -           -        -          (138)

Treasury stock purchased (72,850 shares)                  -        -        -    (1,034)       -           -        -        (1,034)

Compensation earned                                       -       32        -         -        -          61      166           259
                                                       ----    -----    -----    ------    -----       -----    -----        ------

Balance at December 31, 1998                         $   77  $ 7,368  $ 5,732  $ (1,034) $   (24)    $  (491)   $(358)     $ 11,270
                                                       ====    =====    =====    ======    =====       =====    =====        ======

The accompanying notes are an integral part of these consolidated financial statements.

                                SFB BANCORP, INC.
                                 AND SUBSIDIARY

                      Consolidated Statements of Cash Flows
                                 (in thousands)

                                                                   Years Ended December 31,
                                                                  ---------------------------
                                                                       1997          1998
                                                                  --------------  -----------
Operating activities:
   Net income                                                     $          589      $ 497
   Adjustments to reconcile net income  to net cash provided
     by operating activities:
     Depreciation                                                             53         56
     Provision for loan losses                                                10         31
     Loss on sale of real estate owned                                         9          -
     Deferred income taxes (benefit)                                          29          -
     Net decrease in deferred loan fees                                       (4)        (9)
     Accretion of discounts on investment securities, net                    (21)       (23)
     Amortization of premiums on mortgage-backed securities                   10         14
     Amortization of unearned compensation                                    91        259
     Purchase of RSP shares                                                    -       (524)
     FHLB stock dividends                                                    (29)       (31)
     (Increase) decrease in other assets                                       5          5
     (Increase) decrease in accrued interest receivable                      (59)        51
     Increase in accrued expenses and other liabilities                       22         25
     Increase (decrease) in current income taxes                             151       (164)
                                                                    ------------ ----------
         Net cash provided by operating activities                           856        187
                                                                    ------------ ----------

Investing activities:
   Purchase of investment securities held to maturity                          -       (710)
   Maturities of investment securities held to maturity                      159        151
   Purchase of investment securities available for sale                   (1,350)    (2,875)
   Maturities of investment securities available for sale                    800      1,700
   Principal payments on mortgage-backed securities
     available for sale                                                      814      1,559
   Proceeds from sale of real estate                                          10          -
   Net (increase) decrease in loans                                       (3,805)       177
   Purchase of premises and equipment                                        (95)      (278)
                                                                    ------------ ----------
         Net cash used by investing activities                            (3,467)      (276)
                                                                    ------------ ----------






                                                                     (continued)

                                SFB BANCORP, INC.
                                 AND SUBSIDIARY

                Consolidated Statements of Cash Flows, Continued
                                 (in thousands)



                                                                         Years Ended December 31,
                                                                    ----------------------------------
                                                                            1997              1998
                                                                    -----------------   --------------
Financing activities:
   Net decrease in deposits                                           $         (178)      $     (481)
   Decrease in advance payments by borrowers
     for taxes and insurance                                                      (3)             (11)
   Proceeds from FHLB advances                                                   400                -
   Repayment of FHLB advances                                                 (1,200)               -
   Treasury stock purchased                                                        -           (1,034)
   Dividends paid                                                                  -             (138)
   Net proceeds from issuance of  common stock                                 6,770                -
                                                                        ------------     ------------
         Net cash provided (used) by financing activities                      5,789           (1,664)
                                                                        ------------     ------------

         Increase (decrease) in cash and cash equivalents                      3,178           (1,753)

Cash and cash equivalents at beginning of year                                 1,414            4,592
                                                                        ------------     ------------

Cash and cash equivalents at end of year                              $        4,592       $    2,839
                                                                        ============     ============

Supplemental  disclosures  of cash flow  information:
   Cash paid during the year for:
     Interest                                                         $        1,975       $    1,946
     Income taxes                                                                189              517
                                                                        ============     ============

Noncash transactions:
   Unrealized gains on securities and mortgage-backed
     securities available for sale, net of deferred taxes             $           55      $        29
   Non-cash acquisition of premises and equipment                                  -               52
   Loan to facilitate sale of real estate owned                                   41                -
                                                                        ============     ============










The accompanying notes are an integral part of these consolidated financial statements.

                                SFB BANCORP, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1997 and 1998
                         (Tabular amounts in thousands)

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

      Nature of Operations - Bancorp was incorporated under the laws of the state of Tennessee for the purpose of becoming the holding company of the Bank in connection with the Bank's conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank, pursuant to its Plan of Conversion. A Subscription Offering of its shares in connection with the conversion of the Savings Bank (the "Conversion") was completed on May 29, 1997 (see Note 10). The transaction was accounted for using the "pooling of interests" method.

      Bancorp's only line of business is investing in its bank subsidiary. The Bank's principal line of business is originating single-family mortgage, consumer, and commercial loans, and accepting deposits from the general public.

      Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues during the reporting period. Actual results could differ from those estimates.

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

      Comprehensive Income - The Company adopted Financial Accounting Standards Board No. 130, "Reporting Comprehensive Income" (SFAS 130), effective December 31, 1997. SFAS No. 130 establishes standards for reporting comprehensive income and its components (revenues, expenses, gains and losses). Components of comprehensive income are net income and all other non-owner changes in equity. The statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b)

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

     display the accumulated balance of other comprehensive income separately from common stock or retained income in the equity section of a balance sheet. Reclassification of financial statements for earlier periods provided for comparative purposes is required.

     The Company has chosen to disclose comprehensive income in a separate statement.

     The only component of other comprehensive income consists of unrealized holding gains on securities.

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

     Investment securities and mortgage-backed securities available for sale are carried at fair value. The Company has identified their holdings in certain debt securities and all mortgage-backed securities as available for sale. The unrealized holding gains or losses on securities available for sale are reported, net of related income tax effects, as accumulated other comprehensive income. Changes in unrealized holding gains or losses are included as a component of other comprehensive income until realized. Gains or losses on sales of securities available for sale are based on the specific identification method.

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

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


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

     Earnings Per Share - Basic and dilutive earnings per share amounts for 1998 are computed in accordance with the Statement of Financial Accounting Standards No 128, "Earnings per Share" (SFAS 128). Unallocated ESOP shares are not considered as outstanding for purposes of this calculation. Diluted income per share includes the effect of dilution for stock options and stock awards. Since the initial public offering was on May 29, 1997 and no common stock had been issued prior to that time, management believes that presentation of earnings per share information would not be meaningful for 1997.

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

     For the year ended December 31, 1998, net income available to the common stockholders in both the basic and diluted computations was equal to net income. For purposes of the diluted income per share calculation, additional common stock equivalents for the stock option plan of 153 were included as weighted average common shares outstanding for the year ended December 31, 1998.

     Operating Segments - The Company adopted Financial Accounting Standards Board Statement No. 131, "Disclosures About Segments of an Enterprise and Related Information" (SFAS No. 131), effective December 31, 1997. This statement establishes standards for reporting information about segments in annual and interim financial statements. SFAS No. 131 introduces a new model for segment reporting called the "management approach." The management approach is based on the way the chief operation decision-maker organizes segments within the Company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure and any other in which management disaggregates a company. Based on the "management approach" model, the Company has determined that its business is comprised of a single operating segment and that SFAS No. 131, therefore, has no impact on its financial statements.

2.   Investment Securities
     ---------------------

     The amortized cost and estimated market values of investment securities are summarized as follows:


                                                Gross      Gross      Estimated
                                   Amortized  Unrealized Unrealized     Market
                                     Cost       Gains      Losses        Value
Securities to be held to maturity:
  December 31, 1997:
    U.S. government security       $     418    $      -   $      51   $     367
    Municipal securities                 159           -           -   $     159
                                    --------     -------    --------    --------

                                   $     577    $      -   $      51   $     526
                                    ========     =======    ========    ========
  December 31, 1998:
    U.S. government security       $     440    $      -   $      11   $     429
    Municipal securities                 718           -           -   $     718
                                    --------     -------    --------    --------

                                   $   1,158    $      -   $      11   $   1,147
                                    ========     =======    ========    ========
Securities available for sale:
  December 31, 1997:
    U.S. government and
      agency securities            $   1,149    $      -   $       1   $   1,148
                                    ========     =======    ========    ========

  December 31, 1998:
    U.S. government and
      agency securities            $   2,325    $      2   $       -   $   2,327
                                    ========     =======    ========    ========

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


     The amortized cost and estimated market values of debt securities by contractual maturity are as follows:

                                            Amortized       Estimated
                                              Cost         Market Value
                                        ----------------- ----------------
                                         1997      1998     1997     1998
                                         ----      ----     ----     ----
Securities to be held to maturity:
  Due in one year                       $    34   $     - $     34  $     -
  Due after one year through five           125       718      125      718
   years
  Due after ten years                       418       440      367      429
                                         ------    ------  -------   ------

                                        $   577   $ 1,158 $    526  $ 1,147
                                         ======    ======  =======   ======

Securities available for sale:
  Due in one year                           900       250      899      250
  Due after one year through five           249     2,075      249    2,077
   years                                 ------    ------  -------   ------

                                        $ 1,149   $ 2,325 $  1,148  $ 2,327
                                         ======    ======  =======   ======

     The Bank had investment securities with an amortized cost of approximately $1,068,000 and $1,265,000 pledged against deposits at December 31, 1997 and 1998, respectively.

      The Bank had no sales of investment securities to be held to maturity or available for sale for the years ended December 31, 1997 and 1998.

      The net unrealized gains (losses) on investment securities available for sale, net of related income tax expense (benefit), are approximately $(600) and $1,200 at December 31, 1997 and 1998, respectively, and are reported as accumulated other comprehensive income.

3.    Loans Receivable
      -----------------
      Loans receivable are summarized as follows:
                                                        December 31,
                                            ------------------------------------
                                                  1997                1998
                                                  ----                ----
         Real estate first mortgage loans:
           One-to-four-family               $         31,382   $         30,054
           Construction                                1,600              1,216
           Commercial real estate                      1,433              1,566
           Multi-family residential                      687              1,011
           Land                                        2,982              3,997
                                             ---------------    ---------------
               Total real estate loans                38,084             37,844
                                             ---------------    ---------------





                                                                     (continued)

                                                       December 31,
                                          --------------------------------------
                                                 1997                1998
                                                 ----                ----
Consumer and commercial loans:
 Commercial business                       $            425   $            573
 Auto loans                                           2,119              2,294
 Share loans                                            351                322
 Other                                                  517                470
                                            ---------------    ---------------
     Total consumer and commercial loans              3,412              3,659
                                            ---------------    ---------------

     Total loans                                     41,496             41,503
                                            ---------------    ---------------

Less:
 Undisbursed portion of loans in process                429                619
 Net deferred loan fees                                 118                109
 Allowance for loan losses                              301                326
                                            ---------------    ---------------
                                                        848              1,054
                                            ---------------    ---------------

                                           $         40,648   $         40,449
                                            ===============    ===============

     The Bank's primary lending area for the origination of mortgage loans includes Carter County and adjoining counties. The Bank limits uninsured loans to 85% of the appraised value of the property securing the loan. Generally, the Bank allows loans covered by private mortgage insurance up to 97% of the appraised value of the property securing the loan.

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

     In accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", no loans in non-homogenous groups were determined to be impaired for the year ended or as of

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


     December 31, 1998. Commercial real estate, multi-family residential and land loans are included in the non-homogenous group.

     First mortgage loans which are contractually past due ninety days or more total approximately $209,000 at December 31, 1997 and $437,000 at December 31, 1998. The amount the Bank will ultimately realize from these loans could differ materially from their carrying value because of unanticipated future developments affecting the underlying collateral or the borrower's ability to repay the loans. If collection efforts are unsuccessful, these loans will be subject to foreclosure proceedings in the ordinary course of business. Management believes that the Bank has adequate collateral on these loans and that the Bank will not incur material losses in the event of foreclosure.

     At December 31, 1998, the Bank had loans pledged against public deposits of approximately $904,000.

     The changes in the allowance for loan losses are summarized as follows:

                                                Years Ended December 31,
                                                1997                1998
                                                ----                ----

         Beginning balance                 $            304     $          301
         Provision charged to income                     10                 31
         Charge-offs, net of recoveries                 (13)                (6)
                                             --------------     --------------

         Ending balance                    $            301     $          326
                                             ==============     ==============

4.    Mortgage-Backed Securities

      Mortgage-backed securities are summarized as follows:

                                                Gross         Gross     Estimated
                                  Amortized   Unrealized   Unrealized     Market
                                    Cost        Gains        Losses       Value
Securities available for sale:
  December 31, 1997:
    GNMA                         $       685  $         5  $         2  $       688
    FHLMC                                 67            2            -           69
    FHLMC REMIC's                      1,765            -           28        1,737
    FNMA                                 624            2           12          614
    FNMA REMIC's                       1,976            -           54        1,922
                                 -----------  -----------  -----------  -----------

                                 $     5,117  $         9  $        96  $     5,030
                                 ===========  ===========  ===========  ===========

                                                                     (continued)

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

                                                  Gross          Gross       Estimated
                                   Amortized    Unrealized    Unrealized       Market
                                     Cost         Gains         Losses         Value
                                -------------  ------------  ------------  -------------
Securities available for sale:
  December 31, 1998:
    GNMA                        $         525  $          2  $          5  $         521
    FHLMC                                  56             1             -             57
    FHLMC REMIC's                         880             -             5            875
    FNMA                                  519             1             9            512
    FNMA REMIC's                        1,564             -            27          1,537
                                  -----------   -----------   -----------    -----------

                                $       3,544  $          4  $         46  $       3,502
                                  ===========   ==========    ===========    ===========

     Although mortgage-backed securities are initially issued with a stated maturity date, the underlying mortgage collateral may be prepaid by the mortgagee and, therefore, such securities may not reach their maturity date.

     The  Bank  had  mortgage-backed   securities  with  an  amortized  cost  of
     approximately $2,232,000 and $1,148,000 pledged against deposits and available FHLB advances at December 31, 1997 and 1998, respectively.

     There were no sales of mortgage-backed securities for the years ended December 31, 1997 and 1998.

     The net unrealized losses, net of related income tax benefits, are approximately $52,000 and $25,000, respectively at December 31, 1997 and 1998, and are reported as accumulated other comprehensive income.

5.    Premises and Equipment
      ----------------------
      Premises and equipment are summarized as follows:

                                                         December 31,
                                             -----------------------------------
                                                   1997                1998
                                             ----------------    ---------------

         Land and improvements               $            202    $           237
         Buildings                                        840                875
         Vehicles                                          17                 17
         Furniture, fixtures and equipment                586                650
         Construction in progress                           -                196
                                               --------------     --------------
                                                        1,645              1,975
         Less accumulated depreciation                  1,070              1,126
                                               --------------     --------------

                                             $            575    $           849
                                               ==============     ==============

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


6.    Interest Receivable
      -------------------
      Interest receivable consists of the following:

                                                          December 31,
                                              ---------------------------------
                                                    1997              1998
                                              ----------------  ---------------

Loans receivable                              $            258  $           239
Investments                                                 21               31
Mortgage-backed securities                                  25               17
Interest earning deposits                                   22                3
                                                --------------   --------------
                                                           326              290
Less allowance for uncollectible interest                   10               25
                                                --------------   --------------

                                              $            316  $           265
                                                ==============   ==============

7.    Deposits
      --------
      Deposit account balances are summarized as follows:
                                                      Weighted Average
                                                       Interest Rates
                                                      ----------------
                                         December 31,    December 31,
                                   ------------------ ----------------
                                        1997    1998     1997   1998
                                        ----    ----     ----   ----
         Noninterest bearing
           accounts                $  1,969       705       -%     -%
         NOW accounts                 2,669     2,770    2.03%  1.27%
         Money Market accounts        1,983     1,598    4.28%  3.69%
         Passbook accounts            4,351     4,548    3.05%  2.97%
         Certificates of deposit     29,615    30,485    5.69%  5.47%
                                     -------   ------
                                   $ 40,587  $ 40,106    4.80%  4.72%
                                    =======   =======    ====   ====

      Contractual maturities of certificate accounts are summarized as follows:

                                           December 31,
                               ------------------------------------
                                      1997               1998
                               ----------------     ---------------

12 months or less              $         25,223     $        24,925
After 1 but within 3 years                4,150               5,055
After 3 years                               242                 505
                                 --------------      --------------

                               $         29,615     $        30,485
                                ===============      ==============

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

     The  Bank  had  deposit   accounts  in  amounts  of  $100,000  or  more  of
     approximately $10.1 million and $9.7 million at December 31, 1997 and 1998, respectively.

     Interest expense on deposits consisted of the following:

                                                    Years Ended December 31,
                                               --------------------------------
                                                  1997               1998
                                                  ----               ----

  NOW, money market, and passbook accounts    $         262       $         249
        Certificate accounts                          1,726               1,713
                                               ------------        ------------
                                                      1,988               1,962
  Less: penalties for early withdrawal                    4                   3
                                               ------------        ------------

        Total interest on deposits            $       1,984       $       1,959
                                               ============        ============

8.    Federal Home Loan Bank Advances
      -------------------------------

     The Bank had no advances from the Federal Home Loan Bank (FHLB) outstanding at December 31, 1997 or 1998.

     The Bank pledges as collateral for these borrowings its FHLB stock, selected qualifying mortgage loans (as defined) and certain mortgage-backed securities (see Note 4) under an agreement with the FHLB. Loans pledged at December 31, 1998, were approximately $500,000.

     The Bank has total credit availability with the FHLB of up to $2.5 million.

9.   Income Taxes
     ------------

     Income tax expense (benefit) is summarized as follows:

                              Years Ended December 31,
                ------------------------------------------------
                          1997                   1998
                ----------------------   -----------------------
                Federal  State   Total   Federal  State   Total

      Current   $ 303    $ 37   $ 340     $ 309   $ 36   $ 345
      Deferred     (2)     31      29       (20)    20       -
                 ----    ----    ----      ----   ----    ----
        Total   $ 301    $ 68   $ 369     $ 289   $ 56   $ 345
                 ====     ===    ====      ====    ===    ====

     The differences between actual income tax expense and the amount computed by applying the federal statutory income tax rate of 34% to income before income taxes are reconciled as follows:

                                                    Years Ended December 31,
                                                  -----------------------------
                                                         1997        1998
                                                         ----        ----

Computed income tax expense                       $        326    $    286
Increase (decrease) resulting from:
   State income tax, net of federal tax benefit             45          37
   Non-taxable income                                        -         (11)
   Non-deductible expenses                                   -          37
   Other                                                    (2)         (4)
                                                   -----------   ---------

Actual income tax expense                         $        369    $    345
                                                   ===========    ========

     The components of net deferred tax liabilities are as follows:

                                                               December 31,
                                                         -----------------------
                                                            1997         1998
                                                         ----------    ---------
Deferred tax liabilities:
   Tax bad debts                                         $      145    $    143
   Excess tax depreciation                                       13          14
   FHLB stock dividends                                          43          54
   Purchased discounts on mortgage-backed securities              9           9
                                                           --------    --------
                                                                210         220
                                                           --------    --------

Deferred tax assets:
   Financial statement bad debt reserves                        104         111
   Accrued sick leave                                             5           6
   Unrealized losses on securities available for sale            35          16
   Other                                                          4           6
   Valuation allowance                                            -           -
                                                           --------    --------
                                                                148         139
                                                           --------    --------

       Net deferred tax liability                        $       62    $     81
                                                          =========     =======

     The Bank's annual addition to its reserve for bad debts allowed under the Internal Revenue Code may differ significantly from the bad debt experience used for financial statement purposes. Such bad debt deductions for income tax purposes are included in taxable income of later years only if the bad debt reserves are used for purposes other than to absorb bad debt losses. Since the Bank does not intend to use the reserve for purposes other than to absorb losses, no deferred income taxes have been provided on the amount of bad debt reserves for tax purposes that arose in tax years beginning before December 31, 1987, in accordance with

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


     SFAS No. 109. Therefore, retained income at December 31, 1997 and 1998, includes approximately $825,000, representing such bad debt deductions for which no deferred income taxes have been provided.

     Beginning in 1998, the Bank began to recapture into taxable income post-1987 excess reserves over a six-year period. The remaining amount of the post-1987 excess is approximately $205,000. Since the tax effect of this excess had been previously recorded as deferred income taxes, the Bank will have no material impact on its results of operations when the remaining excess reserves are recaptured.

10.   Stockholders' Equity
      --------------------

     Bancorp was incorporated under Tennessee law in March 1997 to acquire and hold all the outstanding common stock of the Bank, as part of the Bank's conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank. In connection with the conversion, which was consummated on May 29, 1997, Bancorp issued and sold 767,000 shares of common stock at a price of $10.00 per share for total net proceeds of approximately $6.8 million after conversion expenses of approximately $286,000 and excluding the shares purchased by the ESOP. Bancorp retained approximately $3.1 million of the proceeds and used the remaining proceeds to purchase the newly issued capital stock of the Bank in the amount of $3.7 million. Bancorp issued $614,000 of common stock to the ESOP for a note receivable.

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

11.   Regulatory Matters
      ------------------

     The Bank is subject to various regulatory capital requirements administered by the Office of Thrift Supervision (OTS). Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

     Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tier I capital (as defined in the regulations) to adjusted total assets (as defined), and of Tier I and risk-based capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 1998, the most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum (Tier I leverage, Tier I risk-based, total risk-based capital) ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

     The  Bank's  actual  capital  amounts  (in  thousands)  and ratios are also
     presented  in  the  following   table.   No  deduction   from  capital  for
     interest-rate risk was required.

                                                                  To Be Well
                                                               Capitalized Under
                                              For Capital      Prompt Corrective
                                Actual     Adequacy Purposes   Action Provisions
                           ----------------  -------------- --------------------
                              Amount  Ratio  Amount  Ratio     Amount   Ratio
As of December 31, 1997:
   Tier I Capital (to
     adjusted total assets)  $ 8,471  16.9%  $ 2,011 >4.0%  $ 2,513     >5.0%
                                                     -                  -
   Tier I Capital (to risk
     weighted assets)        $ 8,471  29.9%  $ 1,135 >4.0%  $ 1,702     >6.0%
                                                     -                  -
   Total Capital (to risk-
     weighted assets)        $ 8,772  30.9%  $ 2,271 >8.0%  $ 2,839    >10.0%
                                                     -                 -

As of December 31, 1998:
   Tier I Capital (to
     adjusted total assets)  $ 8,639  17.2%  $ 2,004 >4.0%  $ 2,505     >5.0%
                                                     -                  -
   Tier I Capital (to risk
     weighted assets)        $ 8,639  29.2%  $ 1,185 >4.0%  $ 1,778     >6.0%
                                                     -                  -
   Total Capital (to risk-
     weighted assets)        $ 8,965  30.3%  $ 2,370 >8.0%  $ 2,963    >10.0%
                                                     -                 -

12.   Employee Stock Ownership Plan (ESOP)
      -----------------------------------
     As part of the conversion discussed in Note 10, an Employee Stock Ownership Plan (ESOP) was established for all employees who have attained the age of 21 and have been credited with at least 1,000 hours of service during a 12-month period. The ESOP borrowed approximately $614,000 from Bancorp and used the funds to purchase 61,360 shares of common stock of Bancorp issued in the offering. The loan will be repaid principally from the Bank's discretionary contributions to the ESOP over a period of 10 years. On December 31, 1998, the

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

     loan had an outstanding balance of approximately $480,000 and an interest rate of 8.5%. The loan obligation of the ESOP is considered unearned compensation and, as such, recorded as a reduction of the Company's stockholders' equity. Both the loan obligation and the unearned compensation are reduced by an amount of the loan repayments made by the ESOP. Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation in the year of allocation. Benefits become fully vested at the end of seven years of service under the terms of the ESOP Plan. Benefits may be payable upon retirement, death, disability, or separation from service. Since the Bank's annual contributions are discretionary, benefits payable under the ESOP cannot be estimated. Compensation expense is recognized to the extent of the fair value of shares committed to be released.

     For the years ending December 31, 1997 and 1998, compensation related to the ESOP of approximately $91,000 and $93,000, respectively, was expensed. Compensation is recognized at the average fair value of the ratably released shares during the accounting period as the employees performed services. At December 31, 1998, the ESOP had approximately 12,000 allocated shares and 49,000 unallocated shares. The fair value of unallocated ESOP shares at December 31, 1998 was approximately $601,000.

     The ESOP administrators determine whether dividends on allocated and unallocated shares are used for debt service. Any allocated dividends used will be replaced with common stock of equal value. For the purpose of computing earnings per share, all ESOP shares committed to be released are considered outstanding.

13.   Restricted Stock Plan
      ---------------------
      In June 1998, the Company adopted a restricted stock plan ("RSP") which approved 30,680 shares of common stock for granting. The shares can be granted to certain employees, officers, and directors of the Company. The initial grants began vesting on June 1, 1998, and will be fully vested by December 31, 2004. The Company purchased 30,680 shares of common stock in the open market to fund the RSP. Compensation expense in the amount of the fair value of the common stock at the date of grant will be recognized during the periods the participants become vested. The unamortized balance of unearned compensation is reflected as a reduction of stockholders' equity. For the year ended December 31, 1998, approximately $166,000 has been recognized as compensation expense.

14.   Stock Incentive Plans
      ---------------------
      In June 1998, the Company adopted stock incentive plans. The Plans permit the grant of qualified incentive stock options and non-qualified options to certain employees and directors. The Stock Option Committee of the Board of Directors determines which individuals are eligible to receive awards.

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

     The option price for each grant of a stock option will not be less than the fair market value on the date the option is granted. The Committee may determine the restrictions and conditions under which options may be exercised. Options must be exercised within ten years of the date granted. Vesting is in accordance with the terms of each particular grant.

     Options Granted - On June 1, 1998, the Board of Directors granted 73,630 options having an exercise price of $16.69 per share, the estimated fair market value of the Company's common stock on the date granted. The weighted average contractual life of the options is 113 months and no options were exercisable as of December 31, 1998.

     Activity under Bank's plans during the year ended December 31, 1998, is summarized below:


                                 Qualified Plan          Non-Qualified Plan
                           -----------------------   ------------------------
                           Available                 Available
                           For Grant    Granted      For Grant     Granted
                           ----------- -----------   -----------  -----------
Adoption of plan,
  June 1, 1998                  53,692           -        23,008            -

Granted                        (50,622)     50,622       (23,008)      23,008
Exercised                            -           -             -            -
Forfeited                            -           -             -            -
                           ----------- -----------   -----------  -----------

Balance, December 31, 1998       3,070      50,622             -       23,008
                           =========== ===========   ===========  ===========

      Proforma information regarding the net income and net income per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its stock options under the fair value method of that statement. The fair value for these options was estimated at the date of the grant using the Black-Scholes option-pricing model with the following assumptions for the period ended December 31, 1998:

         Risk-free interest rate                    4.52%
         Dividend yield                             1.19%
         Average expected life in years             5

      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of stock options.

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

      For purposes of proforma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's proforma net income (in thousands) and net income per share for the year ended December 31, 1998, is as follows:

                                  As Reported            Proforma

         Net income               $           497    $           492
                                   ==============     ==============

         Net income per share     $           .71    $           .70
                                   ==============     ==============


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

      Financial instruments, the contract amounts of which represent credit risk for lines and letters of credit, the balances outstanding and amounts available for use at December 31, 1998, were approximately as follows (in thousands):

                                  Financial     Balance    Available
                                 Instruments  Outstanding   For Use
                                 -----------  -----------   -------

        Consumer and other lines    $ 1,574      $ 967       $ 607
        Letters of credit               142          -         142
                                     ------       ----        ----

                                    $ 1,716      $ 967       $ 749
                                     ======       ====        ====

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

      The Bank had outstanding commitments to originate mortgage and consumer loans of approximately $490,000 and $1,440,000 at December 31, 1997 and 1998, respectively. The commitments to originate mortgage and consumer loans at December 31, 1997, were composed of fixed rate loans of $390,000 and a variable rate loan of $100,000. The fixed rate loans had interest rates ranging from 7.5% to 9.25% and terms ranging from 7 to 15 years. The commitments to originate mortgage and consumer loans at December 31, 1998, were composed of fixed rate loans. The fixed rate loans had interest rates ranging from 6.9% to 9.0% and terms ranging from 30 days to 15 years.

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

17.  Financial  Instruments
     ----------------------
     The approximate stated and estimated fair value of financial instruments are summarized below (in thousands):



                                                   December 31,
                               ---------------------------------------------------
                                          1997                      1998
                               -------------------------  ------------------------
                                   Stated     Estimated       Stated     Estimated
                                   Amount     Fair Value      Amount    Fair Value
                                   ------     ----------      ------    ----------
Financial assets:
  Cash and cash equivalents    $      4,592 $      4,592  $      2,839 $      2,839
  Investment and mortgage-
    backed securities                 6,755        6,704         6,987        6,976
  Loans receivable, net              40,648       41,502        40,449       41,553
  Federal Home Loan Bank stock          423          423           454          454
  Other assets                          294          294           265          265
                                 ----------   ----------    ----------   ----------

                               $     52,712 $     53,515  $     50,994 $     52,087
                                 ==========  ===========    ==========  ===========
Financial liabilities:
  Deposits:
    Demand accounts            $     10,972 $     10,972  $      9,621 $      9,621
    Certificate accounts             29,615       29,674        30,485       30,683
  Other liabilities                     263          263           265          265
                                 ----------   ----------    ----------   ----------

                               $     40,850 $     40,909  $     40,371 $     40,569
                                 ==========   ==========    ==========   ==========

     The Bank had off-balance sheet financial commitments at December 31, 1998, which include approximately $2,189,000 of commitments to originate and fund loans and unused consumer lines of credit and letters of credit. Since these commitments are based on current market rates, the commitment amount is considered to be a reasonable estimate of fair market value.

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

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

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

     Fair value estimates are made at a specific point of time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale the Bank's entire holdings of a particular financial instrument. Because no active market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, current interest rates and prepayment trends, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in any of these assumptions used in calculating fair value also would affect significantly the estimates. Further, the fair value estimates were calculated as of December 31, 1997 and 1998. Changes in market interest rates and prepayment assumptions could change significantly the estimated fair value.

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

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


18.   Condensed Parent Company Only Financial Statements
      --------------------------------------------------
      The following condensed balance sheets as of December 31, 1997 and 1998, and condensed statements of income and cash flows for the period ended December 31, 1997 and for the year ended December 31, 1998, for SFB
      Bancorp, Inc. should be read in conjunction with the consolidated financial statements and the notes thereto.

Parent Company Only
Condensed Balance Sheets                          December 31,   December 31,
(in thousands)                                        1997          1998
                                                  ------------   ------------

Assets:
   Cash and cash equivalents                          $ 2,673        $ 668
   Investment securities available for sale               500        1,501
   ESOP loan receivable                                   552          480
   Equity in net assets of bank subsidiary              8,418        8,614
   Other assets                                            46           17
                                                       ------       ------

       Total assets                                  $ 12,189     $ 11,280
                                                       ======      =======

Liabilities
   Accrued liabilities                               $      8     $     10
                                                      -------      -------

Stockholders' equity:
   Common stockholders' equity                         12,181       11,270
                                                      -------      -------

       Total liabilities and stockholders' equity    $ 12,189     $ 11,280
                                                      =======      =======

Parent Company Only                               Period Ended   Year Ended
Condensed Statements of Income                    December 31,   December 31,
(in thousands)                                         1997         1998
                                                  ------------   -----------

Interest income                                      $    122     $    195
Noninterest expense                                        26           92
                                                      -------      -------
       Income before taxes                                 96          103
Income tax expense                                         25           40
                                                      -------      -------
       Income before equity earnings                       71           63
Equity earnings of bank subsidiary                        357          434
                                                      -------      -------

       Net income                                    $    428     $    497
                                                      =======      =======

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


Parent Company Only                                     Period Ended    Year Ended
Condensed Statements of Cash Flows                      December 31,    December 31,
(in thousands)                                             1997            1998
                                                       --------------   ------------

Operating activities:
   Net income                                          $      428       $     497
   Adjustments to reconcile net income to net
     cash provided by operating activities:
     Undistributed equity earnings of bank subsidiary        (357)           (434)
     (Increase) decrease in other assets                      (46)             30
     Increase in accrued liabilities                            8               2
                                                         --------         -------
       Net cash provided by operating activities               33              95
                                                         --------         -------

Investing activities:
   Loan to ESOP                                              (614)              -
   Purchase of treasury stock                                   -          (1,034)
   Principal repayment by ESOP                                 62              72
   Purchase of investment securities                         (500)         (2,000)
   Maturities of investment securities                          -           1,000
   Purchase of capital stock of bank subsidiary            (3,078)              -
                                                         --------         -------
       Net cash used by investing activities               (4,130)         (1,962)
                                                         --------         -------

Financing activities:
   Net proceeds from issuance of common stock               6,770               -
   Payment of cash dividends                                    -            (138)
                                                         --------         -------
       Net cash provided by financing activities            6,770            (138)
                                                         --------         -------

   Net increase in cash and cash equivalents                2,673          (2,005)

Cash and cash equivalents at beginning of period                -           2,673
                                                         --------         -------

Cash and cash equivalents at end of period              $   2,673       $     668
                                                         ========         =======
