Form 10KSB40, Exhibit 13
period 1999-12-31
SFB BANCORP INC
filed 2000-03-24
CIK 1035371

EXHIBIT 13

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

         The table below reflects the stock trading and dividend payment frequency of the Company for each quarter completed in the period June 1, 1997 through December 31, 1999. Since its issuance on May 29, 1997, the Company's common stock has been traded on the OTC Bulletin Board under the trading symbol "SFBK". The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

                                                                     Dividend
                    Date                         High       Low      Declared
-----------------------------------------      --------   -------    --------

January 1, 1998 - March 31, 1998             $   16.50   $   15.50   $      -
April 1, 1998 - June 30, 1998                $   17.25   $   16.61   $   0.10
July 1, 1998 - September 30, 1998            $   17.25   $   13.75   $      -
October 1, 1998 - December 31, 1998          $   13.00   $   11.50   $   0.10
January 1, 1999 - March 31, 1999             $   12.25   $   10.50   $      -
April 1, 1999 - June 30, 1999                $   12.00   $   10.88   $   0.10
July 1, 1999 - September 30, 1999            $   12.13   $   11.75   $      -
October 1, 1999 - December 31, 1999          $   12.08   $   11.00   $   0.10

         The number of shareholders of record as of March 15, 2000, was approximately 161. This does not reflect the number of persons or entities who held stock in "street" name through various brokerage firms. At March 15, 2000, there were 639,417 shares outstanding.

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

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

General

The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believes", "anticipates", "contemplates" "expects", and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, risk associated with the effect of opening a new branch, the ability to control costs and expenses, and general economic conditions. The Company undertakes no obligation to publicly release the results of any revisions to those forward looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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

Because of the lack of customer demand for adjustable rate loans in the Bank's market area, the Bank primarily originates fixed-rate real estate loans, which approximated 77% of the loan portfolio at December 31, 1999. To manage the interest rate risk of this type of loan portfolio, the Bank generally limits maturities of fixed-rate loans to no more than 15 years and maintains a portfolio of liquid assets. Maintaining liquid assets tends to reduce potential net income because liquid assets usually provide a lower yield than less liquid assets. At December 31, 1999, the estimated average weighted term to maturity of the Bank's mortgage loan portfolio was slightly over 11 years and the estimated average weighted term of the Bank's deposits was slightly less than 6 months.

Net Portfolio Value

The Bank computes amounts by which the net present value of cash flow from assets, liabilities and off balance sheet items ("net portfolio value" or "NPV") would change in the event of a range of assumed changes in market interest rates. These computations estimate the effect on the Bank's NPV from an instantaneous and permanent 1% to 3% (100 to 300 basis points) increases and decreases in market interest rates. Based upon OTS assumptions, the following table presents the Bank's NPV at December 31, 1999.

    Changes in  Rates           NPV Ratio %(1)           Change(2)
    -----------------           --------------           ---------
         +300 bp                    13.86                  -466 bp
         +200 bp                    15.51                  -301 bp
         +100 bp                    17.10                  -142 bp
            0 bp                    18.53                     0 bp
         -100 bp                    19.58                  +106 bp
         -200 bp                    20.30                  +177 bp
         -300 bp                    20.94                  +241 bp

------------
(1)  Calculated as the estimated NPV divided by present value of total assets.
(2) Calculated as the excess (deficiency) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.

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

                                                                 For the Years Ended December 31,
                                                ---------------------------------- --------------------------------
                                                              1998                              1999
                                                ---------------------------------- --------------------------------
                                                                           Average                          Average
                                                   Average                  Yield/    Average                Yield/
                                                   Balance    Interest      Cost      Balance   Interest     Cost
                                                ----------- ----------- ---------- ----------- --------- ----------
                                                                          (Dollars in Thousands)
Interest-earning assets:
  Loans receivable(1)......................        $40,608      $3,409       8.39%    $41,566    $3,348       8.05%
  Investment securities ...................          2,971         154       5.18       3,341       176       5.27
  Interest-earning deposits................          3,053         158       5.18       2,321       109       4.70
  Federal Home Loan Bank stock.............            437          31       7.14         469        33       7.04
  Mortgage-backed securities...............          4,287         237       5.53       2,707       147       4.43
                                                    ------       -----                 ------     -----
Total interest-earning assets..............         51,356       3,989       7.77      50,404     3,813       7.56
                                                                 -----                            -----
Non-interest-earning assets................          1,549                              2,450
                                                    ------                             ------
Total assets                                       $52,905                            $52,854
                                                    ======                             ======
Interest-bearing liabilities:
  Interest-bearing demand deposits.........         $9,667         249       2.58     $10,010       248       2.48
  Certificates of deposit..................         30,427       1,710       5.62      30,475     1,570       5.15
  Short-term borrowings....................              -           -          -           -         -          -
                                                    -------      ------                -------    -----
Total interest-bearing liabilities.........         40,094       1,959       4.89      40,485     1,818       4.49
                                                    ------       -----                 ------     -----
Non-interest-bearing liabilities...........          1,046                              1,119
                                                    ------                             ------
Total liabilities..........................         41,140                             41,604
                                                    ------                             ------

Total stockholders' equity.................         11,765                             11,250
                                                    ------                             ------
Total liabilities and stockholders' equity.       $ 52,905                           $ 52,854
                                                    ======                             ======
Net interest income........................                     $2,030                           $1,995
                                                                 =====                            =====
Interest rate spread (2)...................                                  2.88%                            3.07%

Net yield on interest-earning assets(3)....                                  3.95%                            3.96%
Ratio of average interest-earning assets to
  average interest-bearing liabilities.....                                128.09%                          124.50%

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

                                                                     Year Ended December 31,
                                                   ------------------------------ ----------------------------------------
                                                         1998 vs. 1997                     1999     vs.     1998
                                                   ------------------------------ ----------------------------------------
                                                          Increase (Decrease)                Increase (Decrease)
                                                              Due to                               Due to
                                                   ------------------------------ ----------------------------------------
                                                                     Rate/                                Rate/
                                                    Volume    Rate   Volume     Net     Volume   Rate     Volume    Net
                                                    ------   ------  ------    -----    ------   -----    ------   -----
                                                                       (Dollars in Thousands)
Interest income:
 Loans receivable ...............................   $ 160    $  (8)   $   4    $ 156    $  80    $(138)   $  (3)   $ (61)
 Mortgage-backed securities .....................     105      (14)     (18)      73      (87)      (4)       1      (90)
 Investment securities ..........................     (64)     (14)       3      (75)      19        3       --       22
 Other interest-earning assets ..................     (18)       4       (1)     (15)     (38)     (11)       2      (47)
                                                    -----    -----    -----    -----    -----    -----    -----    -----
  Total interest income .........................   $ 183    $ (32)   $ (12)   $ 139    $ (26)   $(150)   $  --    $(176)
                                                    =====    =====    =====    =====    =====    =====    =====    =====

Interest expense:
 Savings accounts ...............................   $ (49)   $  16    $   8    $ (25)   $  19    $(160)   $  --    $(141)
 Other liabilities ..............................      (3)      --       --       (3)      --       --       --       --
                                                    -----    -----    -----    -----    -----    -----    -----    -----
   Total interest expense .......................   $ (52)   $  16    $   8    $ (28)   $  19    $(160)   $  --    $(141)
                                                    =====    =====    =====    =====    =====    =====    =====    =====

Net change in interest income ...................   $ 235    $ (48)   $ (20)   $ 167    $ (45)   $  10    $  --    $ (35)
                                                    =====    =====    =====    =====    =====    =====    =====    =====

Comparison of Financial Condition

The Company's total consolidated assets increased by approximately $1.3 million, or 2.5% from $51.9 million at December 31, 1998, to $53.2 million at December 31, 1999. The increase in assets for 1999 was primarily due to the $3.3 million increase in net loans receivable, offset by an approximate $1.7 million decrease in investment securities and mortgage-backed securities.

Total cash and interest-earning deposits decreased approximately $677,000 to $2.2 million at December 31, 1999, while investment securities decreased by approximately $377,000 million to $3.1 million at December 31, 1999. Mortgage backed securities decreased approximately $1.3 million to $2.2 million at December 31, 1999, as the portfolio continues to mature.

Stockholders' equity increased $446,000 to approximately $11.7 million at December 31, 1999 from $11.3 million at December 31, 1998. The increase was attributable to comprehensive income of $538,000 and the amortization of $194,000 of unearned compensation, offset by the repurchase of approximately $174,000 of the Company's outstanding capital stock and payment of cash dividends in the amount of $126,000.

Comparison of the Results of Operations for the Years Ended December 31, 1999 and 1998

Net Income. Net income increased $62,000, or 12.6%, in 1999 as compared to 1998. The increase was primarily the result of a $65,000 decrease in non-interest expenses, and a $16,000 increase in other non-interest income, offset by a $35,000 decrease in net interest income. Basic income per share increased $.16, from $.71 for the year ended December 31, 1998, to $.87 for the year ended December 31, 1999.

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

Net interest income decreased $35,000, or 1.7%. The decrease was primarily due to a decline in average interest-earning assets and an increase in average interest-bearing liabilities. Average interest-earning assets decreased to approximately $50.4 million in 1999, from $51.4 million in 1998, while average interest-bearing liabilities increased approximately $391,000. The decline in average-interest earning assets was offset by a 19 basis points increase in the interest rate spread. The Company's interest rate spread increased to 3.07% in 1999, from 2.88% in 1998. The net interest margin increased 1 basis point to 3.96% in 1999.

The 19 basis point increase in the interest rate spread in 1999, compared to 1998, was primarily due to a 40 basis point decrease in the average cost of interest-bearing liabilities from 4.89% in 1998 to 4.49% in 1999, offset by a 21 basis point decrease in the yield on average interest-earning assets from 7.77% in 1998 to 7.56% in 1999.

Interest income. Interest income decreased $176,000, or 4.4%, from approximately $4.0 million in 1998, to approximately $3.8 million for 1999. This overall decrease in interest income was primarily the result of a decrease in average interest-earning assets of approximately $1.0 million for 1999, as compared to 1998. Interest income on loans decreased by $61,000, as the yield on average loans outstanding decreased 34 basis points. For 1999, the average yield on loans receivable was 8.05%, compared to 8.39% for 1998. Loans receivable are the largest interest-earning asset held in the Company's portfolio.

Interest income on investment securities increased by $24,000, as the average balance invested increased by approximately $370,000 in 1999. Interest income on interest-earning deposits and mortgage-backed securities decreased by $139,000. The decrease was primarily due to funds invested in these interest-earning assets being used to fund the Bank's Year 2000 Cash Contingency Plan, stock repurchases and cash dividend payments.

Interest Expense. Interest expense decreased approximately $141,000 from approximately $2.0 million for the year ended December 31, 1998, to approximately $1.8 million for the year ended December 31, 1999. The decrease for 1999 was the result of a 40 basis point decrease in the average cost of funds, partially offset by an approximate $391,000 increase in average interest-bearing liabilities. The Bank reflected a decrease in both the average cost of funds for interest-bearing demand deposits and certificates of deposits of 10 basis points and 47 basis points, respectively. The decrease in the average costs of funds for both interest-bearing demand deposits and certificate of deposits for 1999, as compared to 1998, was principally due to an overall reduction in deposit rates within the Bank's primary market area.

Provision for Loan Losses. The provision for loan losses was $31,000 for year ended December 31, 1998 and $36,000 for the year ended December 31, 1999. Nonperforming assets were $217,000 at December 31, 1999, compared to $437,000 at December 31, 1998. The ratio of the allowance for loan losses to non-performing loans at December 31, 1999 was approximately 162.21%, compared to 74.60% at December 31, 1998. The allowance for loan losses as a percent of total loans outstanding was .79% at December 31, 1999 and 1998, respectively.

Historically, management has emphasized loss experience over other factors in establishing the provision for loan losses. Management reviews the allowance for loan losses in relation to (i) past loan loss experience, (ii) known and inherent risks in the portfolio, (iii) adverse situations that may affect the borrower's ability to repay, (iv) the estimated value of any underlying collateral, and (v) current economic conditions. There can be no assurances, however, that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods. At December 31, 1999, the allowance for loan losses was at a level deemed adequate by management to provide for losses in the portfolio.

Non-Interest Expense. Non-interest expense decreased $65,000. The decrease was primarily the result of decreased compensation expense of $47,000 and $62,000 of other expenses, offset by a $20,000 increase in net occupancy expenses and $21,000 data processing expenses during the period. The decrease in compensation expense for the year ended December 31, 1999, compared to 1998, was primarily attributable to the compensation expense associated with the Bank's Restricted Stock Plan ("RSP"), which was approved by the Company's shareholders on June 1, 1998. The RSP vests over a four year period with 20% vesting on the date of grant and 20% annually thereafter. Accordingly, the Company immediately expensed 20% of the value of the awards on the grant date and the remaining value is being amortized to compensation expense on a monthly basis over the remaining four year vesting term. Compensation expense recognized for the twelve months in 1998 for the RSP awards was approximately $177,000, compared to $136,000 for the twelve months in 1999. The decrease in other non-interest expense was mainly attributable to management's attempt to control general operating expenses and those expenses associated with being a public company. The increase in net occupancy expense was mainly attributable to expenses associated with the Bank's recently opened branch office in Mountain City, Tennessee. The increase in data processing was mainly attributable to expenses associated with ATM service and year 2000 costs. Employee benefits and deposit insurance premiums remained relatively stable for 1999, as compared to 1998.

Income Taxes. Income tax expense decreased $21,000, or 6.120%, to $324,000 for the year ended December 31, 1999, from $345,000 for the year ended December 31, 1998. The effective tax rate for 1999 and 1998 was approximately 36.7% and 40.9%, respectively.

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

Net cash provided by operating activities for the year ended December 31, 1999 totaled $648,000, as compared to $187,000 for the year ended December 31, 1998. The increase was primarily the result of the $524,000 purchase of restricted stock plan shares 1998, compared to none in 1999.

Net cash used by investing activities for the year ended December 31, 1999 totaled approximately $1.9 million, an increase of approximately $1.6 million, as compared to 1998. The increase was primarily attributable to a increase in loans funded of approximately $3.3 million, purchases of investment securities of approximately $1.8 million, offset by proceeds from maturities, sales, and repayments of investment and mortgage-backed securities in 1999 of approximately $3.4 million.

Net  cash  provided  by  financing  activities  for 1999  totaled  approximately
$561,000. This was primarily the result of an increase in deposits in 1999 of $329,000, proceeds of Federal Home Loan Bank advances of $500,000, offset by approximately $174,000 of common stock repurchases and $126,000 in cash dividends paid.

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

At December 31, 1999, management had no knowledge of any trends, events or uncertainties that will have or are reasonably likely to have material effects on the liquidity, capital resources or operations of the Company. Further at December 31, 1999, management was not aware of any current recommendations by the regulatory authorities which, if implemented, would have such an effect.

Year 2000 Compliance. Like many financial institutions, we rely on computers to conduct our business and information systems processing. Industry experts were concerned that on January 1, 2000, some computers might not be able to interpret the new year properly, causing computer malfunctions. Some banking industry experts remain concerned that some computers may not be able to interpret additional dates in the year 2000 properly. We have operated and evaluated our computer operating systems following January 1, 2000 and have not identified any errors or experienced any computer system malfunctions. We will continue to monitor our information systems to assess whether our systems are at risk of misinterpreting any future dates and will develop, if needed, appropriate contingency plans to prevent any potential system malfunction or correct any system failures. We have not been informed of any such problem experienced by our vendors or our customers.

However, it is too early to conclude that there will not be any problems arising from the Year 2000 issue, particularly with some of our vendors or customers. We will continue to monitor our significant vendors of goods and services and customers with respect to any Year 2000 problems they may encounter, as those issues may effect our ability to continue operations, or might adversely affect the our financial position, results of operations and cash flows. At this time, we do not believe that these potential problems will materially impact the ability to continue our operations. However, no assurance can be given that this will be the case.

                                SFB BANCORP, INC.
                                 AND SUBSIDIARY

                           Consolidated Balance Sheets
                        (in thousands, except share data)

                                                                                        December 31,
                                                                              --------------------------------------
           Assets                                                                   1998                1999
           ------                                                                   ----                ----

Cash on hand                                                                  $            467   $          1,424
Interest earning deposits                                                                2,372                738
Investment securities:
   Held to maturity (market value of $1,147 in 1998 and $911 in 1999)                    1,158              1,017
   Available for sale                                                                    2,327              2,091
Loans receivable, net                                                                   40,449             43,789
Mortgage-backed securities:
   Available for sale                                                                    3,502              2,183
Premises and equipment, net                                                                849              1,011
Federal Home Loan Bank stock, at cost                                                      454                487
Accrued interest receivable                                                                265                280
Other assets                                                                                23                109
                                                                               ---------------    ---------------
         Total assets                                                         $         51,866   $         53,129
                                                                               ===============    ===============
   Liabilities and Stockholders' Equity
   ------------------------------------

Deposits:
   Non-interest-bearing                                                       $            705   $            606
   Interest-bearing                                                                     39,401             39,829
                                                                               ---------------    ---------------
                                                                                        40,106             40,435

Federal Home Loan Bank advances                                                              -                500
Advance payments by borrowers for taxes and insurance                                      188                220
Accrued expenses and other liabilities                                                     221                157
Deferred income taxes                                                                       81                101
                                                                               ---------------    ---------------
         Total liabilities                                                              40,596             41,413
                                                                               ---------------    ---------------

Stockholders' equity:
   Preferred stock ($.10 par value, 1,000,000 shares authorized;
     none outstanding)                                                                       -                  -
   Common stock ($.10 par value, 4,000,000 shares authorized;
     767,000 shares issued; 694,150 and 679,417 outstanding at                              77                 77
     December 31, 1998 and 1999, respectively)
   Paid-in capital                                                                       7,368              7,382
   Retained income, substantially restricted                                             5,732              6,165
   Treasury stock at cost (72,850 and 87,583 shares at December 31,
     1998 and 1999, respectively)                                                       (1,034)            (1,208)
   Accumulated other comprehensive income                                                  (24)               (45)
   Unearned compensation:
     Employee stock ownership plan                                                        (491)              (419)
     Restricted stock plan                                                                (358)              (236)
                                                                               ---------------    ---------------
         Total stockholders' equity                                                     11,270             11,716
                                                                               ---------------    ---------------
         Total liabilities and stockholders' equity                           $         51,866   $         53,129
                                                                               ===============    ===============

The accompanying notes are an integral part of these consolidated financial statements.

                                SFB BANCORP, INC.
                                 AND SUBSIDIARY

                        Consolidated Statements of Income
                      (in thousands, except per share data)

                                                                                  Years Ended December 31,
                                                                          ------------------------------------------
                                                                                  1998                 1999
                                                                                  ----                 ----
Interest income:
   Loans                                                                  $           3,409     $           3,348
   Mortgage-backed securities                                                           237                   147
   Investments                                                                          185                   209
   Interest earning deposits                                                            158                   109
                                                                            ---------------       ---------------
         Total interest income                                                        3,989                 3,813
                                                                            ---------------       ---------------
Interest expense:
   Deposits                                                                           1,959                 1,818
                                                                            ---------------       ---------------
         Net interest income                                                          2,030                 1,995

Provision for loan losses                                                                31                    36
                                                                            ---------------       ---------------
         Net interest income after provision
           for loan losses                                                            1,999                 1,959
                                                                            ---------------       ---------------
Non-interest income:
   Loan fees and service charges                                                        157                   173
   Other                                                                                 11                    11
                                                                            ---------------       ---------------
         Total non-interest income                                                      168                   184
                                                                            ---------------       ---------------
Non-interest expenses:
   Compensation                                                                         677                   630
   Employee benefits                                                                    125                   128
   Net occupancy expense                                                                 82                   102
   Deposit insurance premiums                                                            24                    24
   Data processing                                                                       83                   104
   Other                                                                                334                   272
                                                                            ---------------       ---------------
         Total non-interest expenses                                                  1,325                 1,260
                                                                            ---------------       ---------------
         Income before income taxes                                                     842                   883

Income tax expense                                                                      345                   324
                                                                            ---------------       ---------------
         Net income                                                       $             497     $             559
                                                                           ================      ================

Net income per common share:
   Basic                                                                  $             .71     $             .87
   Diluted                                                                              .71                   .87
                                                                            ===============       ===============

Weighted-average shares:
   Basic                                                                                699                   642
   Diluted                                                                              699                   642
                                                                            ===============       ===============

The accompanying notes are an integral part of these consolidated financial statements.

                                SFB BANCORP, INC.
                                 AND SUBSIDIARY

                 Consolidated Statements of Comprehensive Income
                                 (in thousands)

                                                             Years Ended December 31,
                                                             ------------------------
                                                                   1998    1999
                                                                  -----   -----

Net income                                                        $ 497   $ 559

Other comprehensive income:
   Net unrealized gains (losses) on securities available for
     sale, net of tax expense (benefit) of $19 and $(14),
     respectively                                                    29     (21)
                                                                  -----   -----

Comprehensive income                                              $ 526   $ 538
                                                                  =====   =====




The accompanying notes are an integral part of these consolidated financial statements.

                                SFB BANCORP, INC.
                                 AND SUBSIDIARY

                 Consolidated Statements of Stockholders' Equity
                        (in thousands, except share data)

                                                                                       Accumulated
                                                                                        Other        Unearned Compensation
                                          Common    Paid-In    Retained  Treasury     Comprehensive  ---------------------
                                           Stock    Capital     Income    Stock         Income       for ESOP   for RSP      Total
                                           -----    -------     ------    -----         ------       --------   -------      -----
Balance at December 31, 1997             $   77    $ 7,336    $  5,373   $     -    $       (53)   $   (552)   $     -    $12,181

Net income                                    -          -         497         -              -           -          -        497

Unrealized gain on securities
   available for sale,
   net of income tax expense                  -          -           -         -             29           -          -         29

Common stock purchased
   for RSP (30,680 shares)                    -          -           -         -              -           -       (524)      (524)

Cash dividends declared ($.20 share)          -          -        (138)        -              -           -          -       (138)

Treasury stock purchased
    (72,850 shares)                           -          -           -    (1,034)             -           -          -     (1,034)

Compensation earned                           -         32           -         -              -          61        166        259
                                          -----     ------     -------    ------      ---------     -------     ------     ------

Balance at December 31, 1998                 77      7,368       5,732    (1,034)           (24)       (491)      (358)    11,270

Net income                                    -          -         559         -              -           -          -        559

Unrealized loss on securities
   available for sale,
   net of income tax benefit                  -          -           -         -            (21)          -          -        (21)

Cash dividends declared ($.20 share)          -          -        (126)        -              -           -          -       (126)

Treasury stock purchased
   (14,733 shares)                            -          -           -      (174)             -           -          -       (174)

Compensation earned                           -         14           -         -              -          72        122        208
                                          -----     ------     -------    ------      ---------     -------     ------     ------
Balance at December 31, 1999             $   77    $ 7,382    $  6,165   $(1,208)   $       (45)   $   (419)   $  (236)   $11,716
                                          =====     ======     =======    ======      =========     =======     ======     ======

The accompanying notes are an integral part of these consolidated financial statements.

                                SFB BANCORP, INC.
                                 AND SUBSIDIARY

                      Consolidated Statements of Cash Flows
                                 (in thousands)

                                                            Years Ended December 31,
                                                           -------------------------
                                                                 1998       1999
                                                              -------    -------
Operating activities:
   Net income                                                 $   497    $   559
   Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation                                                  56         79
     Provision for loan losses                                     31         36
     Deferred income taxes                                         --         34
     Net decrease in deferred loan fees                            (9)       (55)
     Accretion of discounts on investment securities, net         (23)       (24)
     Amortization of premiums on mortgage-backed securities        14          9
     Amortization of unearned compensation                        259        208
     Purchase of RSP shares                                      (524)        --
     FHLB stock dividends                                         (31)       (33)
     Net change in operating assets and liabilities:
       Other assets                                                 5        (30)
       Accrued interest receivable                                 51        (15)
       Accrued expenses and other liabilities                      25        (64)
       Income taxes--current                                     (164)       (56)
                                                              -------    -------
         Net cash provided by operating activities                187        648
                                                              -------    -------

Investing activities:
   Purchase of investment securities held to maturity            (710)        --
   Maturities of investment securities held to maturity           151        165
   Purchase of investment securities available for sale        (2,875)    (1,799)
   Maturities of investment securities available for sale       1,700      2,000
   Principal payments on mortgage-backed securities
     available for sale                                         1,559      1,310
   Net (increase) decrease in loans                               177     (3,321)
   Purchase of premises and equipment                            (278)      (241)
                                                              -------    -------
         Net cash used by investing activities                   (276)    (1,886)
                                                              -------    -------

                                                                     (continued)

                                SFB BANCORP, INC.
                                 AND SUBSIDIARY

                Consolidated Statements of Cash Flows, Continued
                                 (in thousands)

                                                                                Years Ended December 31,
                                                                                ------------------------
                                                                                      1998       1999
                                                                                   -------    -------
Financing activities:
   Net increase (decrease) in deposits                                             $  (481)   $   329
   Increase (decrease) in advance payments by borrowers
     for taxes and insurance                                                           (11)        32
   Proceeds from FHLB advances                                                          --        500
   Treasury stock purchased                                                         (1,034)      (174)
   Dividends paid                                                                     (138)      (126)
                                                                                   -------    -------
         Net cash provided (used) by financing activities                           (1,664)       561
                                                                                   -------    -------

         Decrease in cash and cash equivalents                                      (1,753)      (677)

Cash and cash equivalents at beginning of year                                       4,592      2,839
                                                                                   -------    -------

Cash and cash equivalents at end of year                                           $ 2,839    $ 2,162
                                                                                   =======    =======

Supplemental  disclosures  of cash flow  information:
  Cash paid during the year for:
     Interest                                                                      $ 1,946    $ 1,823
     Income taxes                                                                      517        346
                                                                                   =======    =======

Non-cash transactions:
   Unrealized gains (losses) on securities and mortgage-backed
     securities available for sale, net of deferred taxes                          $    29    $   (21)
   Non-cash acquisition of premises and equipment                                       52         --
                                                                                   =======    =======





The accompanying notes are an integral part of these consolidated financial statements.

                                SFB BANCORP, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1999
                         (Tabular amounts in thousands)

1.    Summary of Significant Accounting Policies
      ------------------------------------------

      The accounting and reporting policies of SFB Bancorp, Inc. (the "Bancorp") and its subsidiary, Security Federal Bank (the "Bank"), conform, in all material respects, to generally accepted accounting principles and to general practices within the banking industry. The following summarize the more significant of these policies and practices.

      Nature of Operations - Bancorp's only line of business is investing in its
      --------------------
      bank subsidiary. The Bank's principal line of business is originating single-family mortgage, consumer, and commercial loans, and accepting deposits from the general public from its offices in northeastern Tennessee.

      Estimates - The  preparation  of financial  statements in conformity  with
      ---------
      generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues during the reporting period. Actual results could differ from those estimates.

      Principles  of  Consolidation  -  The  consolidated  financial  statements
      -----------------------------
      include the accounts of the Bancorp, the Bank, and the Bank's wholly owned subsidiary, SFS, Inc. (SFS), herein collectively referred to as the Company. The impact of SFS on the consolidated financial statements is insignificant. SFS has no operating activity other than to own stock in a third-party service bureau. Intercompany balances and transactions have been eliminated.

      Comprehensive  Income - The Company adopted Financial Accounting Standards
      ---------------------
      Board No. 130, "Reporting Comprehensive Income" (SFAS 130), effective December 31, 1998. SFAS No. 130 establishes standards for reporting comprehensive income and its components (revenues, expenses, gains and losses). Components of comprehensive income are net income and all other non-owner changes in equity. The statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from common stock or retained income in the equity section of a balance sheet.

      The Company has chosen to disclose comprehensive income in a separate statement.

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


      The only component of other comprehensive income consists of unrealized holding gains (losses) on securities.

      Loans  Receivable - Loans receivable are carried at their unpaid principal
      -----------------
      balance less, where applicable, net deferred loan fees and allowances for losses. Additions to the allowances for losses are based on management's evaluation of the loan portfolio under current economic conditions and such other factors which, in management's judgment, deserve recognition in estimating losses. Interest accrual is discontinued when a loan becomes 90 days delinquent unless, in management's opinion, the loan is well secured and in process of collection. Interest income on impaired loans is recognized on a cash basis.

      Loan Fees - Loan fees result from the origination of loans.  Such fees and
      ---------
      certain direct incremental costs related to origination of such loans are deferred ("net deferred loan fees") and reflected as a reduction of the carrying value of loans. The net deferred loan fees (or costs) are amortized using the interest method over the contractual lives of the loans. Unamortized net deferred loan fees on loans sold prior to maturity are credited to income at the time of sale.

      Investment   Securities  and   Mortgage-Backed   Securities  -  Investment
      -----------------------------------------------------------
      securities held to maturity are stated at amortized cost since the Company has both the ability and positive intent to hold such securities to maturity. Premiums and discounts on the investment securities are amortized or accreted into income over the contractual terms of the securities using a level yield interest method. Gains and losses on the sale of these securities are calculated based on the specific identification method.

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

      Real Estate - Real estate properties acquired through loan foreclosure are
      -----------
      initially recorded at fair value at the date of foreclosure. Subsequent to foreclosure, real estate is recorded at the lower of initial fair value or existing fair value less estimated costs to sell (net realizable value). Real estate property held for investment is carried at the lower of cost, including cost of property improvements incurred subsequent to acquisition less depreciation, or net realizable value. Costs relating to development and improvement of properties are capitalized, whereas costs relating to the holding of property are expensed.

      Valuations are periodically performed by management, and an allowance for losses is established by a charge to income if the carrying value of a property exceeds its estimated net realizable value.

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


      Premises and Equipment - Land is carried at cost.  Office  properties  and
      ----------------------
      equipment are carried at cost less accumulated depreciation. Depreciation is computed on a straight-line method over the estimated useful lives of the assets ranging from 5 to 40 years. The cost of maintenance and repairs is charged to expense as incurred while expenditures which materially increase property lives are capitalized.

      Federal Home Loan Bank Stock - Investment  in stock of a Federal Home Loan
      ----------------------------
      Bank is required by law of every federally insured savings and loan or savings bank. The investment is carried at cost. No ready market exists for the stock, and it has no quoted market value.

      Income Taxes - The Bank and its  subsidiary  follow the practice of filing
      ------------
      consolidated income tax returns. Income taxes are allocated to the Bank and subsidiary as though separate returns are being filed. Bancorp files a separate federal income tax return.

      The Company utilizes the liability method of computing income taxes. Under the liability method, deferred tax liabilities and assets are established for future tax return effects of temporary differences between the stated value of assets and liabilities for financial reporting purposes and their tax bases. The focus is on accruing the appropriate balance sheet deferred tax amount, with the statement of income effect being the result of changes in balance sheet amounts from period to period. Current income tax expense is provided based upon the actual tax liability incurred for tax return purposes.

     Cash Flow Information - As presented in the consolidated statements of cash
     ---------------------
     flows, cash and cash equivalents include cash on hand and interest-earning deposits in other banks.

     Earnings Per Share - Basic income per share represents  income available to
     ------------------
     common shareholders divided by the weighted average number of common shares outstanding during the period. Unallocated ESOP shares are not considered as outstanding for purposes of this calculation. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the corporation relate solely to outstanding stock options, and are determined using the treasury stock method. Diluted income per share includes the effect of dilution for stock options.

      For the years ended December 31, 1998 and 1999, net income available to the common stockholders in both the basic and diluted computations was equal to net income. For purposes of the diluted income per share calculation, there was no dilutive effect for the stock options for the years ended December 31, 1998 and 1999.

      Recent Accounting Pronouncements - In June 1998, the FASB issued Statement
      --------------------------------
      No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective for fiscal years beginning after June 15, 1999. This statement establishes accounting and reporting standards

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

     for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows: (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment; (b) a hedge of the exposure to variable cash flows of a forecasted transaction; or (c) a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a foreign currency denominated forecasted transaction, or a net investment in a foreign operation. The statement generally provides for matching the timing of the recognition of the gain or loss on derivatives designated as hedging instruments with the recognition of the changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value will be recognized in net income in the period of change. Management is currently evaluating the impact of adopting this statement on the consolidated financial statements, but does not anticipate that it will have a material impact.

2.   Investment Securities
     ---------------------
     The amortized cost and estimated market values of investment securities are summarized as follows:

                                                                      Gross            Gross         Estimated
                                                    Amortized      Unrealized       Unrealized         Market
                                                      Cost            Gains           Losses           Value
                                                      ----            -----           ------           -----
         Securities to be held to maturity:
           December 31, 1998:
             U.S. government security            $         440    $           -   $          11    $         429
             Municipal securities                          718                -               -    $         718
                                                  ------------     ------------    ------------     ------------

                                                 $       1,158    $           -   $          11    $       1,147
                                                  ============     ============    ============     ============
           December 31, 1999:
             U.S. government security            $         464    $           -   $         106    $         358
             Municipal securities                          553                -               -              553
                                                  ------------     ------------    ------------     ------------

                                                 $       1,017    $           -   $         106    $         911
                                                  ============     ============    ============     ============
         Securities available for sale:
           December 31, 1998:
             U.S. government and
               agency securities                 $       2,325    $           2   $           -    $       2,327
                                                  ============     ============    ============     ============

           December 31, 1999:
             U.S. government and
               agency securities                 $       2,124    $           -   $          33    $       2,091
                                                  ============     ============    ============     ============

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


      The amortized cost and estimated market values of debt securities by contractual maturity are as follows:

                                                            Amortized                           Estimated
                                                              Cost                            Market Value
                                                 --------------------------------    --------------------------------
                                                      1998            1999                1998             1999
                                                      ----            ----                ----             ----
  Securities to be held to maturity:
     Due after one year through five years       $         718   $         553       $         718    $         553
     Due after ten years                                   440             464                 429              358
                                                  ------------    ------------        ------------     ------------
                                                 $       1,158   $       1,017       $       1,147    $         911
                                                  ============    ============        ============     ============

  Securities available for sale:
     Due in one year                             $         250   $         500       $         250    $         495
     Due after one year through five years               2,075           1,624               2,077            1,596
                                                  ------------    ------------        ------------     ------------
                                                 $       2,325   $       2,124       $       2,327    $       2,091
                                                  ============    ============        ============     ============

      The Bank had investment securities with an amortized cost of approximately $1,265,000 and $1,088,000 pledged against deposits at December 31, 1998 and 1999, respectively.

      The Bank had no sales of investment securities to be held to maturity or available for sale for the years ended December 31, 1998 and 1999.

3.    Loans Receivable
      ----------------

      Loans receivable are summarized as follows:

                                                              December 31,
                                                  --------------------------------------
                                                        1998                1999
                                                        ----                ----
         Real estate first mortgage loans:
           One-to-four-family                     $         30,054   $         29,815
           Construction                                      1,216              1,397
           Commercial real estate                            1,566              1,499
           Multi-family residential                          1,011              2,571
           Land                                              3,997              4,280
                                                   ---------------    ---------------
               Total real estate loans                      37,844             39,562
                                                   ---------------    ---------------
         Consumer and commercial loans:
           Commercial business                                 573                420
           Auto loans                                        2,294              3,608
           Share loans                                         322                433
           Other                                               470                640
                                                   ---------------    ---------------
               Total consumer and commercial loans           3,659              5,101
                                                   ---------------    ---------------
               Total loans                                  41,503             44,663
                                                   ---------------    ---------------

                                                                     (continued)

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

                                                               December 31,
                                                    --------------------------------------
                                                          1998                1999
                                                          ----                ----
         Less:
           Undisbursed portion of loans in process  $            619   $            469
           Net deferred loan fees                                109                 53
           Allowance for loan losses                             326                352
                                                     ---------------    ---------------
                                                               1,054                874
                                                     ---------------    ---------------
                                                    $         40,449   $         43,789
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

      The changes in the allowance for loan losses are summarized as follows:

                                          Years Ended December 31,
                                          ------------------------
                                           1998              1999
                                          -----             -----
Beginning balance                         $ 301             $ 326
Provision charged to income                  31                36
Charge-offs, net of recoveries               (6)              (10)
                                          -----             -----
Ending balance                            $ 326             $ 352
                                          =====             =====

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


4.    Mortgage-Backed Securities
      --------------------------

      Mortgage-backed securities are summarized as follows:

                                             Gross       Gross     Estimated
                                Amortized  Unrealized  Unrealized    Market
                                  Cost       Gains       Losses      Value
                                  ----       -----       ------      -----
Securities available for sale:
  December 31, 1998:
    GNMA                         $  525      $    2      $    5      $  522
    FHLMC                            56           1          --          57
    FHLMC REMIC's                   880          --           5         875
    FNMA                            519           1           9         511
    FNMA REMIC's                  1,564          --          27       1,537
                                 ------      ------      ------      ------
                                 $3,544      $    4      $   46      $3,502
                                 ======      ======      ======      ======
Securities available for sale:
  December 31, 1999:
    GNMA                         $  416      $    1      $    4      $  413
    FHLMC                            42          --          --          42
    FHLMC REMIC's                   239          --           2         237
    FNMA                            414          --          17         397
    FNMA REMIC's                  1,114          --          20       1,094
                                 ------      ------      ------      ------
                                 $2,225      $    1      $   43      $2,183
                                 ======      ======      ======      ======

      Although mortgage-backed securities are initially issued with a stated maturity date, the underlying mortgage collateral may be prepaid by the mortgagee and, therefore, such securities may not reach their maturity date.

      The  Bank  had  mortgage-backed  securities  with  an  amortized  cost  of
      approximately   $1,148,000  and  $339,000  pledged  against  deposits  and available FHLB advances at December 31, 1998 and 1999, respectively.

      There were no sales of mortgage-backed securities for the years ended December 31, 1998 and 1999.

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


5.    Premises and Equipment
      ----------------------

      Premises and equipment are summarized as follows:

                                               December 31,
                                               ------------
                                               1998     1999
                                             ------   ------

         Land and improvements               $  237   $  237
         Buildings                              875    1,227
         Vehicles                                17       17
         Furniture, fixtures and equipment      650      557
         Construction in progress               196       --
                                             ------   ------
                                              1,975    2,038
         Less accumulated depreciation        1,126    1,027
                                             ------   ------
                                             $  849   $1,011
                                             ======   ======

6.  Interest Receivable
    -------------------

      Interest receivable consists of the following:

                                            December 31,
                                            ------------
                                            1998   1999
                                            ----   ----

Loans receivable                            $239   $250
Investments                                   31     42
Mortgage-backed securities                    17     13
Interest earning deposits                      3     --
                                            ----   ----
                                             290    305
Less allowance for uncollectible interest     25     25
                                            ----   ----
                                            $265   $280
                                            ====   ====

7.    Deposits
      --------

      The Bank had deposit accounts in amounts of $100,000 or more of approximately $10.1 million at December 31, 1998 and 1999. Contractual maturities of time deposits are summarized as follows:

                                             December 31,
                                             ------------
                                           1998      1999
                                          -------   -------

12 months or less                         $24,925   $26,479
After 1 but within 3 years                  5,055     4,339
After 3 years                                 505       152
                                          -------   -------

                                          $30,485   $30,970
                                          =======   =======

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


8.    Federal Home Loan Bank Advances
      -------------------------------

      The Bank had no advances from the Federal Home Loan Bank (FHLB) outstanding at December 31, 1998 and $500,000 in advances from the FHLB outstanding at December 31, 1999. The advances have an interest rate of 5.90% and mature in January 2000.

      The Bank pledges as collateral for these borrowings its FHLB stock, certain mortgage-backed securities, and its entire loan portfolio of qualifying mortgages (as defined) under a blanket collateral agreement with the FHLB.

      The Bank has total credit availability with the FHLB of up to $2.5 million.

9.    Income Taxes
      ------------

      Income tax expense (benefit) is summarized as follows:

                            Years Ended December 31,
               ----------------------------------------------
                         1998                   1999
               ----------------------  ----------------------

               Federal  State   Total  Federal  State   Total

Current        $ 309    $  36   $ 345   $ 256   $  34   $ 290
Deferred         (20)      20      --      13      21      34
               -----    -----   -----   -----   -----   -----

       Total   $ 289    $  56   $ 345   $ 269   $  55   $ 324
               =====    =====   =====   =====   =====   =====


      The differences between actual income tax expense and the amount computed by applying the federal statutory income tax rate of 34% to income before income taxes are reconciled as follows:

                                             Years Ended December 31,
                                             ------------------------
                                                   1998     1999
                                                  -----    -----

Computed income tax expense                       $ 286    $ 300
Increase (decrease) resulting from:
   State income tax, net of federal tax benefit      37       35
   Non-taxable income                               (11)     (12)
   Non-deductible expenses                           37       14
   Other                                             (4)     (13)
                                                  -----    -----
Actual income tax expense                         $ 345    $ 324
                                                  =====    =====

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


      The components of net deferred tax liabilities are as follows:

                                                       December 31,
                                                     -----------------
                                                        1998   1999
                                                        ----   ----
Deferred tax liabilities:
   Tax bad debts                                        $ 32   $ 16
   Excess tax depreciation                                14     21
   FHLB stock dividends                                   54     67
   Deferred fees                                          --     52
   Purchased discounts on mortgage-backed securities       9     10
                                                        ----   ----
                                                         109    166
                                                        ----   ----
Deferred tax assets:
   Accrued expenses                                        6     25
   Unrealized losses on securities available for sale     16     30
   Other                                                   6     10
                                                        ----   ----
                                                          28     65
                                                        ----   ----
       Net deferred tax liability                       $ 81   $101
                                                        ====   ====

      The Bank's annual addition to its reserve for bad debts allowed under the Internal Revenue Code may differ significantly from the bad debt experience used for financial statement purposes. Such bad debt deductions for income tax purposes are included in taxable income of later years only if the bad debt reserves are used for purposes other than to absorb bad debt losses. Since the Bank does not intend to use the reserve for purposes other than to absorb losses, no deferred income taxes have been provided on the amount of bad debt reserves for tax purposes that arose in tax years beginning before December 31, 1987, in accordance with SFAS No.
      109. Therefore, retained income at December 31, 1998 and 1999, includes approximately $825,000, representing such bad debt deductions for which no deferred income taxes have been provided.

10.   Stockholders' Equity
      --------------------

     The Bank established a liquidation account at the time it converted to a federally chartered stock savings bank in an amount equal to its retained income as reflected in the latest consolidated balance sheet used in the final conversion prospectus. The liquidation account is maintained for the benefit of eligible account holders who continue to maintain their deposit accounts in the Bank after conversion. In the event of a complete liquidation of the Bank (and only in such an event), eligible depositors who continue to maintain accounts shall be entitled to receive a distribution from the liquidation account before any liquidation may be made with respect to common stock.

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

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tier I capital (as defined in the regulations) to adjusted total assets (as defined), and of Tier I and risk-based capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 1999, the most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum (Tier I leverage, Tier I risk-based, total risk-based capital) ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

     The  Bank's  actual  capital  amounts  (in  thousands)  and ratios are also
     presented  in  the  following   table.   No  deduction   from  capital  for
     interest-rate risk was required.

                                                                                                  To Be Well
                                                                                               Capitalized Under
                                                                      For Capital              Prompt Corrective
                                            Actual                 Adequacy Purposes           Action Provisions
                                   --------------------------  --------------------------  --------------------------
                                      Amount         Ratio        Amount        Ratio         Amount        Ratio
                                      ------         -----        ------        -----         ------        -----
         As of December 31, 1998:
           Tier I Capital (to
             adjusted total assets)  $ 8,639         17.2%       $ 2,004         >4.0%       $ 2,505         >5.0%
                                                                                 -                           -
           Tier I Capital (to risk
             weighted assets)        $ 8,639         29.2%       $ 1,185         >4.0%       $ 1,778         >6.0%
                                                                                 -                           -
           Total Capital (to risk-
             weighted assets)        $ 8,965         30.3%       $ 2,370         >8.0%       $ 2,963        >10.0%
                                                                                 -                          -

                                                                     (continued)

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


                                                                                                  To Be Well
                                                                                               Capitalized Under
                                                                      For Capital              Prompt Corrective
                                            Actual                 Adequacy Purposes           Action Provisions
                                   --------------------------  --------------------------  --------------------------
                                         Amount        Ratio         Amount        Ratio         Amount       Ratio
                                         ------        -----         ------        -----         ------       -----
         As of December 31, 1999:
           Tier I Capital (to
             adjusted total assets)     $ 9,345         17.9%       $ 2,095         >4.0%       $ 2,619         >5.0%
                                                                                    -                           -
           Tier I Capital (to risk
             weighted assets)           $ 9,345         29.1%       $ 1,289         >4.0%       $ 1,933         >6.0%
                                                                                    -                           -
           Total Capital (to risk-
             weighted assets)           $ 9,697         30.0%       $ 2,578         >8.0%       $ 3,222        >10.0%
                                                                                    -                          -


12.  Employee Stock Ownership Plan (ESOP)
     ------------------------------------

     The Bank has an Employee Stock Ownership Plan (ESOP) for all employees who have attained the age of 21 and have been credited with at least 1,000 hours of service during a 12-month period. The ESOP borrowed approximately $614,000 from Bancorp and used the funds to purchase 61,360 shares of common stock of Bancorp. The loan will be repaid principally from the Bank's discretionary contributions to the ESOP over a period of 10 years. On December 31, 1999, the loan had an outstanding balance of approximately $409,000 and bore an interest rate of 8.5%. The cost of unallocated shares is considered unearned compensation and, as such, recorded as a reduction of the Company's stockholders' equity. Benefits become fully vested at the end of seven years of service under the terms of the ESOP Plan. Benefits may be payable upon retirement, death, disability, or separation from service. Since the Bank's annual contributions are discretionary, benefits payable under the ESOP cannot be estimated.

     For the years ending December 31, 1998 and 1999, compensation related to the ESOP of approximately $93,000 and $86,000, respectively, was expensed. Compensation is recognized at the average fair value of the ratably released shares during the accounting period as the employees performed services. At December 31, 1999, the ESOP had approximately 19,000 allocated shares and 42,000 unallocated shares. The fair value of unallocated ESOP shares at December 31, 1999 was approximately $461,000.

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

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


13.   Restricted Stock Plan
      ---------------------

      The Company has a restricted stock plan ("RSP") which approved 30,680 shares of common stock for granting. The shares can be granted to certain employees, officers, and directors of the Company. The initial grants began vesting on June 1, 1998, and will be fully vested by December 31, 2004. The Company purchased 30,680 shares of common stock in the open market to fund the RSP. Compensation expense in the amount of the fair value of the common stock at the date of grant will be recognized during the periods the participants become vested. The unamortized balance of unearned compensation is reflected as a reduction of stockholders' equity. For the years ended December 31, 1998 and 1999, approximately $166,000 and $122,000, respectively, have been recognized as compensation expense.

14.   Stock Option Plans
      ------------------

      The Company maintains stock option plans. The Plans permit the grant of qualified incentive stock options and non-qualified options to certain employees and directors. The Stock Option Committee of the Board of Directors determines which individuals are eligible to receive awards. The stock option plans authorize the granting of stock options up to a maximum of 76,700 shares of common stock.

      The option price for each grant of a stock option will not be less than the fair market value on the date the option is granted. The Committee may determine the restrictions and conditions under which options may be exercised. Options must be exercised within ten years of the date granted. Vesting is in accordance with the terms of each particular grant.

      Activity under Bank's plans during the years ended December 31, 1998 and 1999, is summarized below:

                                                           1998                                  1999
                                             ----------------------------------    ----------------------------------
                                                                  Weighted                              Weighted
                                                                  Average                               Average
                                                                  Exercise                              Exercise
                                                 Shares            Price               Shares            Price
                                                 ------            -----               ------            -----
         Shares under options:
           Outstanding, January 1                         -   $            -               73,630   $        16.69
           Granted                                   73,630            16.69                    -                -
           Exercised                                      -                -                    -                -
           Forfeited                                      -                -                    -                -
                                              -------------    -------------        -------------    -------------

           Outstanding, December 31                  73,630   $        16.69               73,630   $        16.69
                                              =============    =============        =============    =============

           Exercisable, December 31                       -   $            -               14,726   $        16.69
                                              =============    =============        =============    =============


SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------



                                                 Options Outstanding                       Options Exercisable
                                    ----------------------------------------------    -------------------------------
                                                       Weighted
                                                       Average        Weighted                           Weighted
                                        Number        Remaining        Average            Number         Average
      Range of                         Options       Contractual      Exercise           Options         Exercise
      Exercise Prices                Outstanding         Life           Price          Outstanding        Price
      ---------------                -----------         ----           -----          -----------        -----

      $16.69                             73,630       8.42 years    $      16.69           14,726     $      16.69
                                     ==========       ==========     ===========       ==========      ===========


      Proforma information regarding the net income and net income per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its stock options under the fair value method of that statement. The fair value for these options was estimated at the date of the grant using the Black-Scholes option-pricing model with the following assumptions for the periods ended December 31, 1998 and 1999:

                                                   1998               1999
                                                   ----               ----

         Risk-free interest rate                    4.52%                N/A
         Dividend yield                             1.19%                N/A
         Expected volatility                       13.00%                N/A
         Average expected life in years             5                    N/A

      For purposes of proforma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's proforma net income (in thousands) and net income per share for the years ended December 31, 1998 and 1999, is as follows:

                                                      1998                                      1999
                                      --------------------------------------    -------------------------------------
                                      As Reported             Proforma          As Reported            Proforma
                                      -----------             --------          -----------            --------
         Net income                   $           497    $           492        $           559    $           545
                                       ==============     ==============         ==============     ==============
         Diluted earnings
           per share                  $           .71    $           .70        $           .87    $           .85
                                       ==============     ==============         ==============     ==============

15.   Employment and Change of Control Agreement
      ------------------------------------------

      The Bank entered into an employment agreement with a key officer in 1996. The employment agreement provides for three-year terms. Commencing on the first anniversary date and continuing each anniversary date thereafter, the board of directors may extend the agreement for an additional year so that the remaining term shall be three years, unless written notice of termination of the agreement is given by the executive officer. The agreement provides for severance payments and other benefits in the event of involuntary termination of employment in connection with any change in control of the Bank. A severance payment will also be provided on a similar basis in connection with voluntary termination of employment where,

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


     subsequent  to  a  change  in  control,  the  officer  is  assigned  duties inconsistent with his position, duties, responsibilities and status immediately prior to such change in control. The severance payment will equal 2.99 times the executive officer's base amount of annual compensation as defined under the Internal Revenue Code. The payment of amounts under the agreement may be paid within 30 days of such termination, discounted at an agreed upon rate, or in equal installments over thirty-six months. The Bank has not accrued any benefits under this postemployment agreement.

16.   Commitments and Contingencies
      -----------------------------

     The Bank makes commitments to lend funds to customers. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral may include first and second mortgages; property, plant, and equipment; accounts receivable; deposit accounts; and income-producing commercial properties. The Bank does not anticipate any losses as a result of these transactions.

     The following summarizes the approximate balances outstanding and amounts available in thousands for use at December 31, 1999:

                                      Committed         Balance      Available
                                   Lines of Credit    Outstanding     For Use

        Consumer and other lines      $ 1,994          $ 1,066        $ 928
                                       ======           ======         ====

     The Bank had outstanding commitments to originate mortgage and consumer loans of approximately $1,440,000 and $622,000 at December 31, 1998 and 1999, respectively. The commitments to originate mortgage and consumer loans at December 31, 1998, were composed of fixed rate loans. The fixed rate loans had interest rates ranging from 6.9% to 9.0% and terms ranging from 30 days to 15 years. The commitments to originate mortgage and consumer loans at December 31, 1999, were composed of fixed rate loans. The fixed rate loans had interest rates ranging from 7.5% to 8.75% and terms ranging from 12 months to 15 years.

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


17.   Financial Instruments
      ---------------------

     The approximate stated and estimated fair value of financial instruments are summarized below (in thousands):

                                                                            December 31,
                                                  ------------------------------------------------------------------
                                                               1998                               1999
                                                  -------------------------------    -------------------------------
                                                      Stated        Estimated            Stated        Estimated
                                                      Amount        Fair Value           Amount        Fair Value
                                                      ------        ----------           ------        ----------
         Financial assets:
           Cash and cash equivalents              $      2,839    $      2,839       $      2,162    $      2,162
           Investment and mortgage-
             backed securities                           6,987           6,976              5,291           5,185
           Loans receivable, net                        40,449          41,553             43,789          43,886
           Federal Home Loan Bank stock                    454             454                487             487
           Other assets                                    265             265                280             280

         Financial liabilities:
           Deposits:
             Demand accounts                             9,621           9,621              9,465           9,465
             Certificate accounts                       30,485          30,683             30,970          30,883
           Federal Home Loan Bank
             advances                                        -               -                500             500
           Other liabilities                               265             265                293             293

     The Bank had off-balance sheet financial commitments at December 31, 1999, which include approximately $1,550,000 of commitments to originate and fund loans and unused consumer lines of credit and letters of credit. Since these commitments are based on current market rates, the commitment amount is considered to be a reasonable estimate of fair market value.

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

     Cash and Cash  Equivalents - The carrying  amount of  such  instruments  is
     --------------------------
     deemed to be a reasonable estimate of fair value.

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


      Investments - Fair values for  investment  securities  are based on quoted
      -----------
      market prices.

      Loans - Fair  values  for  loans  held for  investment  are  estimated  by
      -----
      segregating the portfolio by type of loan and discounting scheduled cash flows using interest rates currently being offered for loans with similar terms, reduced by an estimate of credit losses inherent in the portfolio. A prepayment assumption is used as an estimate of the portion of loans that will be repaid prior to their scheduled maturity.

      Federal Home Loan Bank Stock - No ready  market  exists for this stock and
      ----------------------------
      it has no quoted market value. However, redemption of this stock has historically been at par value. Accordingly, the carrying amount is deemed to be a reasonable estimate of fair value.

      Deposits - The fair values  disclosed for demand deposits are, as required
      --------
      by SFAS 107, equal to the amounts payable on demand at the reporting date (i.e., their stated amounts). The fair value of certificates of deposit are estimated by discounting the amounts payable at the certificate rates using the rates currently offered for deposits of similar remaining maturities.

      Federal  Home Loan Bank  Advances  - The fair value is equal to book value
      ---------------------------------
      due to the short-term maturity of the debt.

      Other  Assets  and Other  Liabilities  - Other  assets  represent  accrued
      -------------------------------------
      interest receivable; other liabilities represent advances from borrowers for taxes and insurance and accrued interest payable. Since these financial instruments will typically be received or paid within three months, the carrying amounts of such instruments are deemed to be a reasonable estimate of fair value.

      Fair value estimates are made at a specific point of time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale the Bank's entire holdings of a particular financial instrument. Because no active market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, current interest rates and prepayment trends, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in any of these assumptions used in calculating fair value also would affect significantly the estimates. Further, the fair value estimates were calculated as of December 31, 1998 and 1999. Changes in market interest rates and prepayment assumptions could change significantly the estimated fair value.

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

18.   Condensed Parent Company Financial Information
      ----------------------------------------------

      The following condensed financial information for SFB Bancorp, Inc. (Parent Company Only) should be read in conjunction with the consolidated financial statements and the notes thereto.

Parent Company Only
Condensed Balance Sheets                              December 31,
                                                    -----------------
(in thousands)                                        1998      1999
                                                    -------   -------
Assets:
   Cash and cash equivalents                        $   668   $    94
   Investment securities available for sale           1,501       986
   ESOP loan receivable                                 480       409
   Due from subsidiary                                   --       885
   Equity in net assets of bank subsidiary            8,614     9,308
   Other assets                                          17        40
                                                    -------   -------

       Total assets                                 $11,280   $11,722
                                                    =======   =======
Liabilities
   Accrued liabilities                              $    10   $     6
                                                    -------   -------
Stockholders' equity:
   Common stockholders' equity                       11,270    11,716
                                                    -------   -------

       Total liabilities and stockholders' equity   $11,280   $11,722
                                                    =======   =======

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


Parent Company Only
Condensed Statements of Income                         For the Years Ended
                                                       --------------------
(in thousands)                                            1998       1999
                                                        -------    -------

Interest income                                         $   195    $   140
Non-interest expense                                         92         38
                                                        -------    -------
       Income before taxes                                  103        102
Income tax expense                                           40         41
                                                        -------    -------
       Income before equity earnings                         63         61
Equity earnings of bank subsidiary                          434        498
                                                        -------    -------
       Net income                                       $   497    $   559
                                                        =======    =======

Parent Company Only
Condensed Statements of Cash Flows                      For the Years Ended
                                                        -------------------
(in thousands)                                             1998       1999
                                                        -------    -------

Operating activities:
   Net income                                           $   497    $   559
   Adjustments to reconcile net income to net
     cash provided by operating activities:
     Undistributed equity earnings of bank subsidiary      (434)      (498)
     Amortization of premiums on securities                  --          1
     (Increase) decrease in other assets                     30        (18)
     Increase (decrease) in accrued liabilities               2         (5)
                                                        -------    -------
       Net cash provided by operating activities             95         39
                                                        -------    -------
Investing activities:
   Loan to Bank subsidiary                                   --       (885)
   Principal repayment by ESOP                               72         71
   Purchase of investment securities                     (2,000)      (499)
   Maturities of investment securities                    1,000      1,000
                                                        -------    -------
       Net cash used by investing activities               (928)      (313)
                                                        -------    -------
Financing activities:
   Purchase of treasury stock                            (1,034)      (174)
   Payment of cash dividends                               (138)      (126)
                                                        -------    -------
       Net cash used by financing activities             (1,172)      (300)
                                                        -------    -------

                                                                     (continued)

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


Parent Company Only
Condensed Statements of Cash Flows               For the Years Ended
                                                 -------------------
(in thousands)                                      1998       1999
                                                 -------    -------

   Net decrease in cash and cash equivalents     $(2,005)   $  (574)

Cash and cash equivalents at beginning of year     2,673        668
                                                 -------    -------
Cash and cash equivalents at end of year         $   668    $    94
                                                 =======    =======