Form 10KSB40/A, Exhibit 13
period 1999-12-31
SFB BANCORP INC
filed 2000-04-28
CIK 1035371

EXHIBIT 13

[LOGO]    Crisp
          Hughes
          Evans                       Certified Public Accountants & Consultants
          LLP
--------------------------------------------------------------------------------
                                  Affiliated worldwide through AGN International


                          Independent Auditors' Report
                          ----------------------------


To the Board of Directors
SFB Bancorp, Inc. and Subsidiary


We have audited the accompanying consolidated balance sheets of SFB Bancorp, Inc. and Subsidiary (the "Company") as of December 31, 1998 and 1999, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and 1999, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.



                              /s/Crisp Hughes Evans LLP


Asheville, North Carolina
January 21, 2000


                                        32 Orange Street        828 254 2254
                                        PO Box 3049             Fax 828 254 6859
                                        Asheville, NC 28802     www.che-llp.com