Form 10KSB40, Exhibit 13
period 2000-12-31
SFB BANCORP INC
filed 2001-03-23
CIK 1035371

EXHIBIT 13

Corporate Profile

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

Stock Market Information

         The table below reflects the stock trading and dividend payment frequency of the Company for each quarter completed in the period January 1, 1999 through December 31, 2000. Since its issuance on May 29, 1997, the Company's common stock has been traded on the OTC Bulletin Board under the trading symbol "SFBK". The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

                                                                  Dividend
               Date                          High         Low     Declared
               ----                          ----         ---     --------

January 1, 1999 - March 31, 1999          $   12.25   $   10.50   $     --
April 1, 1999 - June 30, 1999             $   12.00   $   10.88   $   0.10
July 1, 1999 - September 30, 1999         $   12.13   $   11.75   $     --
October 1, 1999 - December 31, 1999       $   12.08   $   11.00   $   0.10
January 1, 2000 - March 31, 2000          $   11.75   $   10.75   $     --
April 1, 2000 - June 30, 2000             $   11.88   $   10.13   $   0.10
July 1, 2000 - September 30, 2000         $   12.13   $   10.13   $     --
October 1, 2000 - December 31, 2000       $   12.06   $   11.75   $   0.10

         The number of shareholders of record as of March 22, 2001, was approximately 150. This does not reflect the number of persons or entities who held stock in "street" name through various brokerage firms. At March 22, 2001, there were 582,995 shares outstanding.

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

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

General

The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believes", "anticipates", "contemplates", "expects", and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, risk associated with the effect of opening a new branch, the ability to control costs and expenses, and general economic conditions. The Company undertakes no obligation to publicly release the results of any revisions to those forward looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The following discussion and analysis is intended to assist in understanding the financial condition and the results of operations of the Company. References to the Company refer collectively to the Company and Security Federal Bank (the "Bank"), unless the context indicates otherwise.

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

Because of the lack of customer demand for adjustable rate loans in the Bank's market area, the Bank primarily originates fixed-rate real estate loans, which approximated 75% of the loan portfolio at December 31, 2000. To manage the interest rate risk of this type of loan portfolio, the Bank generally limits maturities of fixed-rate loans to no more than 15 years and maintains a portfolio of liquid assets. Maintaining liquid assets tends to reduce potential net income because liquid assets usually provide a lower yield than less liquid assets. At December 31, 2000, the estimated average weighted term to maturity of the Bank's mortgage loan portfolio was slightly less than 11 years and the estimated average weighted term of the Bank's deposits was slightly over 7 months.

Net Portfolio Value

The Bank computes amounts by which the net present value of cash flow from assets, liabilities and off balance sheet items ("net portfolio value" or "NPV") would change in the event of a range of assumed changes in market interest rates. These computations estimate the effect on the Bank's NPV from an instantaneous and permanent 1% to 3% (100 to 300 basis points) increases and decreases in market interest rates. Based upon OTS assumptions, the following table presents the Bank's NPV at December 31, 2000.

        Changes in  Rates           NPV Ratio %(1)           Change(2)
        -----------------           --------------           ---------
             +300 bp                    15.62                  -415 bp
             +200 bp                    17.13                  -264 bp
             +100 bp                    18.55                  -122 bp
                0 bp                    19.77                     0 bp
             -100 bp                    20.52                  + 75 bp
             -200 bp                    21.09                  +132 bp
             -300 bp                    21.90                  +213 bp

------------------
(1)  Calculated as the estimated NPV divided by present value of total assets.
(2) Calculated as the excess (deficiency) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.

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

                                                                 For the Years Ended December 31,
                                                -------------------------------------------------------------------
                                                               1999                              2000
                                                -----------------------------------  ------------------------------
                                                                           Average                        Average
                                                   Average                 Yield/     Average              Yield/
                                                   Balance    Interest      Cost      Balance   Interest    Cost
                                                -----------   ---------   ---------  --------   --------  ----------
                                                                          (Dollars in Thousands)
Interest-earning assets:
  Loans receivable(1)......................        $41,566      $3,348       8.05%    $45,519    $3,688       8.10%
  Investment securities ...................          3,341         176       5.27       3,002       160       5.33
  Interest-earning deposits................          2,321         109       4.70         536        29       5.41
  Federal Home Loan Bank stock.............            469          33       7.04         503        37       7.36
  Mortgage-backed securities...............          2,707         147       5.43       1,833       110       6.00
                                                   -------      ------               --------    ------
Total interest-earning assets..............         50,404       3,813       7.56      51,393     4,024       7.83
                                                                ------                           ------
Non-interest-earning assets................          2,450                              2,012
                                                   -------                            -------
Total assets                                       $52,854                            $53,405
                                                    ======                             ======
Interest-bearing liabilities:
  Interest-bearing demand deposits.........        $10,010         248       2.48      $9,311       229       2.46
  Certificates of deposit..................         30,475       1,570       5.15      31,609     1,805       5.71
  Short-term borrowings....................              -           -          -         433        29       6.70
                                                   --------     -------               -------    -----
Total interest-bearing liabilities.........         40,485       1,818       4.49      41,353     2,063       4.99
                                                                ------                           ------
Non-interest-bearing liabilities...........          1,119                              1,069
                                                   -------                           --------
Total liabilities..........................         41,604                             42,422
                                                   -------                            -------
Total stockholders' equity.................         11,250                             10,983
                                                   -------                            -------
Total liabilities and stockholders' equity.        $52,854                            $53,405
                                                   =======                            =======
Net interest income........................                     $1,995                           $1,961
                                                                 =====                            =====
Interest rate spread (2)...................                                  3.07%                            2.84%
                                                                             ====                             ====
Net yield on interest-earning assets (3)...                                  3.96%                            3.82%
                                                                             ====                             ====
Ratio of average interest-earning assets to
  average interest-bearing liabilities.....                                124.50%                          124.28%
                                                                           ======                           ======

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

                                                                     Year Ended December 31,
                                          --------------------------------------- ------------------------------
                                                    1999 vs. 1998                      2000 vs. 1999
                                          --------------------------------------- ------------------------------
                                                 Increase (Decrease)                 Increase (Decrease)
                                                        Due to                             Due to
                                          ---------------------------------    ---------------------------------
                                                            Rate/                                Rate/
                                          Volume     Rate   Volume      Net    Volume   Rate     Volume     Net
                                          ------     ----   ------      ---    ------   ----     ------     ---
                                                                  (Dollars in Thousands)
Interest income:
 Loans receivable                          $  80    $(138)   $  (3)   $ (61)   $ 318    $  22    $   -    $ 340
 Mortgage-backed securities                  (87)      (4)       1      (90)     (48)      15       (4)     (37)
 Investment securities                        19        3        -       22      (18)       2        -      (16)
 Other interest-earning assets               (38)     (11)       2      (47)     (89)      35      (22)     (76)
                                           -----    -----    -----    -----    -----    -----    -----    -----
  Total interest income                    $ (26)   $(150)   $   -    $(176)   $ 163    $  74    $ (26)   $ 211
                                           =====    =====    =====    =====    =====    =====    =====    =====
Interest expense:
 Savings accounts                          $  19    $(160)   $   -    $(141)   $  20    $ 195    $   1    $ 216
 Other liabilities                             -        -        -        -       29        -        -       29
                                           -----    -----    -----    -----    -----    -----    -----    -----
   Total interest expense                  $  19    $(160)   $   -    $(141)   $  49    $ 195    $   1    $ 245
                                           =====    =====    =====    =====    =====    =====    =====    =====
Net change in net-interest income          $ (45)   $  10    $   -    $ (35)   $ 114    $(121)   $ (27)   $ (34)
                                           =====    =====    =====    =====    =====    =====    =====    =====

Comparison of Financial Condition

The Company's total consolidated assets increased by approximately $1.8 million, or 3.5% from $53.1 million at December 31, 1999, to $54.9 million at December 31, 2000. The increase in assets for 2000 was primarily due to an approximate $3.0 million increase in net loans receivable, offset by an approximate $1.1 million decrease in investment securities and mortgage-backed securities.

Total cash and interest-earning deposits decreased approximately $41,000 to $2.1 million at December 31, 2000, while investment securities decreased by approximately $617,000 to $2.5 million at December 31, 2000. Mortgage backed securities decreased approximately $524,000 to $1.7 million at December 31, 2000, as the portfolio continues to mature.

Stockholders' equity decreased $497,000 to approximately $11.2 million at December 31, 2000, from $11.7 million at December 31, 1999. The decrease was attributable to the repurchase of approximately $1.0 million of the Company's outstanding capital stock and payment of cash dividends in the amount of $111,000, offset by comprehensive income of $473,000 and the amortization of $168,000 of unearned compensation.

Comparison of the Results of Operations for the Years Ended December 31, 1999 and 2000

Net Income. Net income decreased $74,000, or 13.2% in 2000, as compared to 1999. The decrease was principally due to a decrease in net interest income of approximately $34,000, combined with an increase in non-interest expenses of $62,000, offset by an increase in non-interest income of $13,000 and lower income tax expense for 2000, as compared to 1999. Dilutive income per share decreased $.03, from $.87 for the year ended December 31, 1999, to $.84 for the year ended December 31, 2000.

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

Net interest income decreased $34,000, or 1.7%. The decrease was primarily due to a decline in the Company's net interest margin and interest rate spread in 2000, compared to 1999. The increase in interest expense for fiscal 2000 of $245,000 more than offset the $211,000 increase in interest income. The increase in the cost of funds of 50 basis points resulted in a 23 basis point decrease in the interest rate spread to 2.84% for the year ended December 31, 2000, as compared to 3.07% for the year ended December 31, 1999.

Interest Income. Interest income increased $211,000, or 5.5%, from approximately $3.8 million for 1999, to approximately $4.0 million for 2000. This overall increase in interest income was primarily the result of a increase in average interest-earning assets of approximately $989,000 for 2000, as compared to 1999, combined with a increase in the average yield on interest-earning assets of 26 basis points, from 7.56% for 1999, to 7.83% for 2000.

Interest on loans increased $340,000 for 2000, as compared to 1999. The increase primarily reflects an approximate $4.0 million increase in average loans outstanding, and a increase in the average yield on average loans outstanding of 5 basis points, from 8.05% for 1999, to 8.10% for 2000. Loans receivable are the largest interest-earning asset held in the Company's portfolio.

Interest on investment securities decreased $12,000 for 2000, as compared to 1999. The decrease in interest on investments primarily reflects an decrease of approximately $339,000 in the average investment balance for 2000, compared to 1999, offset by a increase in the average yield on investments of 6 basis points, from 5.27% in 1999, to 5.33% in 2000.

Interest on interest-earning deposits decreased $80,000 for 2000, as compared 1999. The decrease in interest on interest-earning deposits primarily reflects a decrease of approximately $1.8 million in the average balance of interest-earning deposits in 2000, compared to 1999.

Interest on mortgage-backed securities decreased $37,000 for 2000, compared to 1999, as the portfolio continued to pay down principal and those funds were invested in other earning assets.

The decrease in average interest-earning deposits for 2000, compared to 1999, along with the principal payments from mortgage-backed securities were used to fund loan demand, deposit withdrawals and stock repurchases.

Interest Expense. Interest expense increased approximately $245,000, from approximately $1.8 million for the year ended December 31, 1999, to approximately $2.0 million for the year ended December 31, 2000. The increase for 2000, as compared to 1999, was primarily the result of a 50 basis point increase in the average cost of funds, combined with an approximate $868,000 increase in the average balance of interest-bearing liabilities. Interest rates of certificate of deposits increased during 2000, compared to 1999. The increase was primarily due to the continued increase in short-term interest rates which forced the Company to reprice its certificate of deposits at a much higher rate. Until the interest rate environment stabilizes and returns to a normal pattern, management does not foresee any relief in repricing customer deposits at a higher cost of funds.

Provision for Loan Losses. Historically, management has emphasized loss experience over other factors in establishing the provision for loan losses.
Management reviews the allowance for loan losses in relation to (i) past loan loss experience, (ii) known and inherent risks in the portfolio, (iii) adverse situations that may affect the borrower's ability to repay, (iv) the estimated value of any underlying collateral, and (v) current economic conditions. There can be no assurances, however, that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods. At December 31, 2000, the allowance for loan losses was at a level deemed adequate by management to provide for losses in the portfolio.

Non-Interest Income. Non-interest income continues to be an additional source of income for the Company. The income is produced by fees on new loan production and service fees on other products and services. Total non-interest income amounted to $197,000 and $184,000 for 2000 and 1999, respectively.

Non-Interest Expense. Non-interest expense increased $62,000, to approximately $1.3 million at December 31, 2000. The increase was primarily the result of increased net compensation expense of $36,000, a combined $42,000 increase in net occupancy and data processing expenses, offset by a $16,000 reduction in deposit insurance premiums. The increase in compensation expense for 2000, as compared to 1999, was primarily attributable normal compensation increases, combined with the addition of extra personnel associated with the new branch office in Mountain City,

Tennessee. The increase in net occupancy expense for 2000, compared to 1999, was mainly attributable to expenses associated with the Bank's additional branch office in Mountain City, Tennessee. The increase in data processing expense for 2000, compared to 1999, was mainly attributable to expenses associated with increased transaction volumes, data communications expenses, and the new teller operating system. The decrease in deposit insurance premiums for 2000, compared to 1999, was attributable to reduced insurance assessment rates beginning January 1, 2000.

Income Taxes. Income tax expense decreased $9,000, or 2.8%, to $315,000 for the year ended December 31, 2000, from $324,000 for the year ended December 31, 1999. The effective tax rate for 2000 and 1999 was approximately 39.4% and 36.7%, respectively.

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

Net cash provided by operating activities for the year ended December 31, 2000 totaled $756,000, as compared to $648,000 for the year ended December 31, 1999. The increase in net cash provided by operating activities for 2000, as compared to 1999, was primarily the result normal banking operations.

Net cash used by investing activities for the year ended December 31, 2000 totaled approximately $2.0 million, an increase of approximately $82,000, as compared to 1999. The increase was primarily attributable to a increase in loans funded of approximately $3.0 million, purchases of premises and equipment of approximately $46,000, offset by proceeds from maturities, sales, and repayments of investment and mortgage-backed securities in 2000 of approximately $1.1 million.

Net cash provided by financing activities for 2000 totaled approximately $1.2 million. This was primarily the result of an increase in deposits in 2000 of $1.8 million, net proceeds of Federal Home Loan Bank advances of $500,000, offset by approximately $1.0 million of common stock repurchases and $111,000 in cash dividends paid.

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

At December 31, 2000, management had no knowledge of any trends, events or uncertainties that will have or are reasonably likely to have material effects on the liquidity, capital resources or operations of the Company. Further at December 31, 2000, management was not aware of any current recommendations by the regulatory authorities which, if implemented, would have such an effect.

[LOGO]    CRISP
          HUGHES
          EVANS                       Certified Public Accountants & Consultants
          LLP
          ----------------------------------------------------------------------
                                  Affiliated worldwide through AGN International


                          Independent Auditors' Report
                          ----------------------------


To the Board of Directors
SFB Bancorp, Inc. and Subsidiary


We have audited the accompanying consolidated balance sheets of SFB Bancorp, Inc. and Subsidiary (the "Company") as of December 31, 1999 and 2000, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with U.S generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1999 and 2000, and the results of their operations and their cash flows for the years then ended, in conformity with U.S generally accepted accounting principles.


                                               /s/ Crisp Hughes Evans LLP
                                               --------------------------


Asheville, North Carolina
January 25, 2001

                                  500 Ridgefield Court          828 254 2254
                                  PO Box 3049                   Fax 828 254 6859
                                  Asheville, NC 28802           www.che-llp.com

                                SFB BANCORP, INC.
                                 AND SUBSIDIARY

                           Consolidated Balance Sheets
                        (in thousands, except share data)


                                                                                          December 31,
                                                                              --------------------------------------
           Assets                                                                   1999                2000
           ------                                                                   ----                ----
Cash on hand                                                                   $         1,424    $           581
Interest earning deposits                                                                  738              1,540
                                                                               ---------------    ---------------
         Cash and cash equivalents                                                       2,162              2,121

Investment securities:
   Held to maturity (market value of $911 in 1999 and $841 in 2000)                      1,017                870
   Available for sale                                                                    2,091              1,621
Loans receivable, net                                                                   43,789             46,814
Mortgage-backed securities:
   Available for sale                                                                    2,183              1,659
Premises and equipment, net                                                              1,011                957
Federal Home Loan Bank stock, at cost                                                      487                524
Accrued interest receivable                                                                280                355
Other assets                                                                               109                 47
                                                                               ---------------    ---------------
         Total assets                                                          $        53,129    $        54,968
                                                                               ===============    ===============
   Liabilities and Stockholders' Equity

Deposits:
   Non-interest-bearing                                                        $           606    $           820
   Interest-bearing                                                                     39,829             41,432
                                                                               ---------------    ---------------
         Total deposits                                                                 40,435             42,252

Federal Home Loan Bank advances                                                            500              1,000
Advance payments by borrowers for taxes and insurance                                      220                222
Accrued expenses and other liabilities                                                     157                128
Income taxes:
   Current                                                                                   -                 18
   Deferred                                                                                101                129
                                                                               ---------------    ---------------
         Total liabilities                                                              41,413             43,749
                                                                               ---------------    ---------------
Stockholders' equity:
   Common stock ($.10 par value, 4,000,000 shares authorized;
     767,000 shares issued; 679,417 and 588,595 outstanding at                              77                 77
     December 31, 1999 and 2000, respectively)
   Paid-in capital                                                                       7,382              7,392
   Retained income, substantially restricted                                             6,165              6,539
   Treasury stock at cost (87,583 and 178,405 shares at December 31,
     1999 and 2000, respectively)                                                       (1,208)            (2,245)
   Accumulated other comprehensive income                                                  (45)               (57)
   Unearned compensation:
     Employee stock ownership plan                                                        (419)              (348)
     Restricted stock plan                                                                (236)              (139)
                                                                               ---------------    ---------------
         Total stockholders' equity                                                     11,716             11,219
                                                                               ---------------    ---------------
         Total liabilities and stockholders' equity                            $        53,129    $        54,968
                                                                               ===============    ===============

The accompanying notes are an integral part of these consolidated financial statements.

                                SFB BANCORP, INC.
                                 AND SUBSIDIARY

                        Consolidated Statements of Income
                      (in thousands, except per share data)

                                                                                  Years Ended December 31,
                                                                          ------------------------------------------
                                                                                  1999                 2000
                                                                                  ----                 ----
Interest income:
   Loans                                                                    $         3,348       $         3,688
   Mortgage-backed securities                                                           147                   110
   Investments                                                                          209                   197
   Interest earning deposits                                                            109                    29
                                                                            ---------------       ---------------
         Total interest income                                                        3,813                 4,024
                                                                            ---------------       ---------------
Interest expense:
   Deposits                                                                           1,818                 2,034
   Federal Home Loan Bank advances                                                        -                    29
                                                                            ---------------       ---------------
         Total interest expense                                                       1,818                 2,063
                                                                            ---------------       ---------------
         Net interest income                                                          1,995                 1,961

Provision for loan losses                                                                36                    36
                                                                            ---------------       ---------------
         Net interest income after provision
           for loan losses                                                            1,959                 1,925
                                                                            ---------------       ---------------
Non-interest income:
   Loan fees and service charges                                                        173                   181
   Other                                                                                 11                    16
                                                                            ---------------       ---------------
         Total non-interest income                                                      184                   197
                                                                            ---------------       ---------------
Non-interest expenses:
   Compensation                                                                         630                   668
   Employee benefits                                                                    128                   126
   Net occupancy expense                                                                102                   124
   Deposit insurance premiums                                                            24                     8
   Data processing                                                                      104                   124
   Other                                                                                272                   272
                                                                            ---------------       ---------------
         Total non-interest expenses                                                  1,260                 1,322
                                                                            ---------------       ---------------
         Income before income taxes                                                     883                   800

Income tax expense                                                                      324                   315
                                                                            ---------------       ---------------
         Net income                                                         $           559       $           485
                                                                            ===============       ===============
Net income per common share:
   Basic                                                                    $           .87       $           .84
   Diluted                                                                              .87                   .84
                                                                            ===============       ===============

The accompanying notes are an integral part of these consolidated financial statements.

                                SFB BANCORP, INC.
                                 AND SUBSIDIARY

                 Consolidated Statements of Comprehensive Income
                                 (in thousands)

                                                                            Years Ended December 31,
                                                                          ----------------------------
                                                                           1999                  2000
                                                                           ----                  ----

Net income                                                                $ 559                 $ 485

Other comprehensive income:
   Net unrealized losses on securities available for
     sale, net of tax benefit of $(14) and $(8),
     respectively                                                           (21)                  (12)
                                                                          -----                 -----
Comprehensive income                                                      $ 538                 $ 473
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

                                SFB BANCORP, INC.
                                 AND SUBSIDIARY

                 Consolidated Statements of Stockholders' Equity
                        (in thousands, except share data)

                                                                                           Accumu-
                                                                                           lated
                                                                                           Other
                                                                                           Compre-   Unearned  Compensation
                                           Common     Paid-In    Retained     Treasury     hensive   ----------------------
                                            Stock     Capital     Income       Stock       Income    for ESOP    for RSP     Total
                                            -----     -------     ------       -----       ------    --------    -------   --------

Balance at December 31, 1998               $     77   $  7,368   $  5,732    $ (1,034)   $    (24)   $   (491)   $ (358)   $ 11,270

Net income                                        -          -        559           -           -           -         -         559

Other comprehensive income                        -          -          -           -         (21)          -         -         (21)

Cash dividends declared ($.20 share)              -          -       (126)          -           -           -         -        (126)

Treasury stock purchased (14,733 shares)          -          -          -        (174)          -           -         -        (174)

Compensation earned                               -         14          -           -           -          72       122         208
                                           --------   --------   --------    --------    --------    --------    ------    --------

Balance at December 31, 1999                     77      7,382      6,165      (1,208)        (45)       (419)     (236)     11,716

Net income                                        -          -        485           -           -           -         -         485

Other comprehensive income                        -          -          -           -         (12)          -         -         (12)

Cash dividends declared ($.20 share)              -          -       (111)          -           -           -         -        (111)

Treasury stock purchased (90,822 shares)          -          -          -      (1,037)          -           -         -      (1,037)

Compensation earned                               -         10          -           -           -          71        97         178
                                           --------   --------   --------    --------    --------    --------    ------    --------
Balance at December 31, 2000               $     77   $  7,392   $  6,539    $ (2,245)   $    (57)   $   (348)   $ (139)   $ 11,219
                                           ========   ========   ========    ========    ========    ========    ======    ========

The accompanying notes are an integral part of these consolidated financial statements.

                                SFB BANCORP, INC.
                                 AND SUBSIDIARY

                      Consolidated Statements of Cash Flows
                                 (in thousands)

                                                            Years Ended December 31,
                                                            ------------------------
                                                                 1999       2000
                                                              ---------    -------
Operating activities:
   Net income                                                 $   559    $   485
   Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation                                                  79        100
     Provision for loan losses                                     36         36
     Loss on disposal of real estate owned                          -         21
     Deferred income taxes                                         34         36
     Net decrease in deferred loan fees                           (55)       (23)
     Accretion of discounts on investment securities, net         (24)       (24)
     Amortization of premiums on mortgage-backed securities         9          8
     Amortization of unearned compensation                        208        178
     FHLB stock dividends                                         (33)       (37)
     Net changes in:
       Other assets                                               (30)        62
       Accrued interest receivable                                (15)       (75)
       Accrued expenses and other liabilities                     (64)       (29)
       Income taxes--current                                      (56)        18
                                                              -------    -------
         Net cash provided by operating activities                648        756
                                                              -------    -------

Investing activities:
   Maturities of investment securities held to maturity           165        171
   Purchase of investment securities available for sale        (1,799)         -
   Maturities of investment securities available for sale       2,000        500
   Principal payments on mortgage-backed securities
     available for sale                                         1,310        466
   Proceeds from disposal of real estate owned                      -         76
   Net increase in loans                                       (3,321)    (3,135)
   Purchase of premises and equipment                            (241)       (46)
                                                              -------    -------
         Net cash used by investing activities                 (1,886)    (1,968)
                                                              -------    -------


                                SFB BANCORP, INC.
                                 AND SUBSIDIARY

                Consolidated Statements of Cash Flows, Continued
                                 (in thousands)

                                                                                  Years Ended December 31,
                                                                                 -------------------------
                                                                                      1999       2000
                                                                                   --------   --------
Financing activities:
   Net increase in deposits                                                        $   329    $ 1,817
   Increase in advance payments by borrowers
     for taxes and insurance                                                            32          2
   Proceeds from FHLB advances                                                         500      3,400
   Repayments of FHLB advances                                                           -     (2,900)
   Treasury stock purchased                                                           (174)    (1,037)
   Dividends paid                                                                     (126)      (111)
                                                                                   -------    -------
         Net cash provided by financing activities                                     561      1,171
                                                                                   -------    -------

         Decrease in cash and cash equivalents                                        (677)       (41)

Cash and cash equivalents at beginning of year                                       2,839      2,162
                                                                                   -------    -------
Cash and cash equivalents at end of year                                           $ 2,162    $ 2,121
                                                                                   =======    =======

Supplemental  disclosures  of cash flow  information:
Cash paid during the year for:
     Interest                                                                      $ 1,823    $ 2,078
     Income taxes                                                                      346        197
                                                                                   =======    =======

Non-cash transactions:
   Loans to facilitate sale of real estate                                         $     -    $   152
   Foreclosed loans transferred to real estate                                         201        249
   Unrealized losses on securities and mortgage-backed
     securities available for sale, net of deferred taxes                          $   (21)   $   (12)
                                                                                   =======    =======

The accompanying notes are an integral part of these consolidated financial statements.

                                SFB BANCORP, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 2000
                         (Tabular amounts in thousands)

1.    Summary of Significant Accounting Policies
      ------------------------------------------

      The accounting and reporting policies of SFB Bancorp, Inc. (the "Bancorp") and its subsidiary, Security Federal Bank (the "Bank"), conform, in all material respects, to U.S generally accepted accounting principles and to general practices within the banking industry. The following summarize the more significant of these policies and practices.

      Nature of Operations - Bancorp's only line of business is investing in its
      --------------------
      bank subsidiary. The Bank's principal line of business is originating single-family mortgage, consumer, and commercial loans, and accepting deposits from the general public from its offices in northeastern Tennessee.

      Estimates - The preparation of financial statements in conformity with U.S
      ---------
      generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues during the reporting period. Actual results could differ from those estimates.

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

      Cash and Cash Equivalents - As presented in the consolidated statements of
      -------------------------
      cash  flows,   cash  and  cash  equivalents   include  cash  on  hand  and
      interest-earning deposits in other banks.

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

SFB BANCORP, INC. AND SUBSIDIARY
                           Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------

      Loan Fees - Loan fees result from the origination of loans.  Such fees and
      ---------
      certain direct incremental costs related to origination of such loans are deferred ("net deferred loan fees") and reflected as a reduction of the carrying value of loans. The net deferred loan fees (or costs) are amortized using the interest method. Unamortized net deferred loan fees on loans sold prior to maturity are credited to income at the time of sale.

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

      Real Estate - Real estate properties acquired through loan foreclosure are
      -----------
      initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less estimated costs to sell (net realizable value). Real estate property held for investment is carried at the lower of cost, including cost of property improvements incurred subsequent to acquisition less depreciation, or net realizable value. Costs relating to development and improvement of properties are capitalized, whereas costs relating to the holding of property are expensed. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from real estate.

      Premises and  Equipment - Land is carried at cost.  Premises and equipment
      -----------------------
      are carried at cost less accumulated depreciation. Depreciation is computed on a straight-line method over the estimated useful lives of the assets ranging from 5 to 40 years. The cost of maintenance and repairs is charged to expense as incurred while expenditures which materially increase property lives are capitalized.

      Federal Home Loan Bank Stock - Investment  in stock of a Federal Home Loan
      ----------------------------
      Bank is required by law of every federally insured savings and loan or savings bank. The investment is carried at cost. No ready market exists for the stock, and it has no quoted market value.

SFB BANCORP, INC. AND SUBSIDIARY
                           Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------


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

      Stock  Compensation  Plans - Statement of Financial  Accounting  Standards
      --------------------------
      (SFAS) No. 123, "Accounting for Stock-Based Compensation," encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied. The pro forma disclosures include the effects of all awards granted on or after January 1, 1995. (See Note 13.)

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

      For the years ended December 31, 1999 and 2000, net income available to the common stockholders in both the basic and diluted computations was equal to net income. For

SFB BANCORP, INC. AND SUBSIDIARY
                           Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------


      purposes of the diluted income per share calculation, there was no dilutive effect for the stock options for the years ended December 31, 1999 and 2000.

      Earnings per common share have been computed based on the following:

                                                    Years Ended December 31,
                                                       1999        2000
                                                       ----        ----

Net income applicable to common stock                  $559        $485
                                                       ====        ====

Average number of common shares outstanding             642         575
Effect of dilutive options                                -           -
                                                       ----        ----
Average number of common shares outstanding
  used to calculate diluted earnings per common
  share                                                 642         575
                                                       ====        ====


Comprehensive  Income - Accounting  principles generally require that recognized
---------------------
revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Recent  Accounting  Pronouncements - In June 1998, the FASB issued Statement No.
----------------------------------
133, "Accounting for Derivative Instruments and Hedging Activities," effective for fiscal years beginning after June 15, 1999. This statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows:
(a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment; (b) a hedge of the exposure to variable cash flows of a forecasted transaction; or (c) a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a foreign currency denominated forecasted transaction, or a net investment in a foreign operation. The statement generally provides for matching the timing of the recognition of the gain or loss on derivatives designated as hedging instruments with the recognition of the changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value will be recognized in net income in the period of change. Statement No. 133, as amended by FASB No. 138, is not expected to materially effect the Company's financial position or results of operations.

SFB BANCORP, INC. AND SUBSIDIARY
                           Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------


2.    Investment Securities
      ---------------------

      The amortized cost and estimated fair values of investment securities are summarized as follows:

                                                                      Gross            Gross         Estimated
                                                    Amortized      Unrealized       Unrealized          Fair
                                                      Cost            Gains           Losses           Value
                                                      ----            -----           ------           -----
         Securities to be held to maturity:
           December 31, 1999:
             U.S. government security             $        464     $          -    $        106     $        358
             Municipal securities                          553                -               -              553
                                                  ------------     ------------    ------------     ------------
                                                  $      1,017     $          -    $        106     $        911
                                                  ============     ============    ============     ============
           December 31, 2000:
             U.S. government security             $        487     $          -    $         29     $        458
             Municipal securities                          383                -               -              383
                                                  ------------     ------------    ------------     ------------
                                                  $        870     $          -    $         29     $        841
                                                  ============     ============    ============     ============
         Securities available for sale:
           December 31, 1999:
             U.S. government and
               agency securities                  $      2,124     $          -    $         33     $      2,091
                                                  ============     ============    ============     ============
           December 31, 2000:
             U.S. government and
               agency securities                  $      1,625     $          -    $          4     $      1,621
                                                  ============     ============    ============     ============

      The amortized cost and estimated market values of debt securities by contractual maturity are as follows:

                                                            Amortized                           Estimated
                                                              Cost                             Fair Value
                                                 --------------------------------    --------------------------------
                                                      1999            2000                1999             2000
                                                      ----            ----                ----             ----
         Securities to be held to maturity:
           Due in one year                        $          -    $         31        $          -     $         31
           Due  after  one  year  through
             five years                                    553             352                 553              352
           Due after ten years                             464             487                 358              458
                                                  ------------    ------------        ------------     ------------
                                                  $      1,017    $        870        $        911     $        841
                                                  ============    ============        ============     ============
         Securities available for sale:
           Due in one year                        $        500    $      1,125        $        495     $      1,123
           Due  after  one  year  through
             five years                                  1,624             500               1,596              498
                                                  ------------    ------------        ------------     ------------
                                                  $      2,124    $      1,625        $      2,091     $      1,621
                                                  ============    ============        ============     ============

      The Bank had investment securities with an amortized cost of approximately $1,088,000 and $1,112,000 pledged against deposits at December 31, 1999 and 2000, respectively.

      The Bank had no sales of investment securities to be held to maturity or available for sale for the years ended December 31, 1999 and 2000.

SFB BANCORP, INC. AND SUBSIDIARY
                           Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------


3.    Loans Receivable

      Loans receivable are summarized as follows:

                                                                                        December 31,
                                                                            --------------------------------------
                                                                                  1999                2000
                                                                                  ----                ----
         Real estate first mortgage loans:
           One-to-four-family                                                $        29,815    $        30,174
           Construction                                                                1,397              1,784
           Commercial real estate                                                      1,499              1,707
           Multi-family residential                                                    2,571              3,217
           Land                                                                        4,280              4,363
                                                                             ---------------    ---------------
               Total real estate loans                                                39,562             41,245
                                                                             ---------------    ---------------
         Consumer and commercial loans:
           Commercial business                                                           420              2,009
           Auto loans                                                                  3,608              3,488
           Share loans                                                                   433                217
           Other                                                                         640                747
                                                                             ---------------    ---------------
               Total consumer and commercial loans                                     5,101              6,461
                                                                             ---------------    ---------------
               Total loans                                                            44,663             47,706
                                                                             ---------------    ---------------
         Less:
           Undisbursed portion of loans in process                                       469                515
           Net deferred loan fees                                                         53                 30
           Allowance for loan losses                                                     352                347
                                                                             ---------------    ---------------
                                                                                         874                892
                                                                             ---------------    ---------------
                                                                             $        43,789    $        46,814
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

SFB BANCORP, INC. AND SUBSIDIARY
                           Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------


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

      The changes in the allowance for loan losses are summarized as follows:

                                                     Years Ended December 31,
                                                    -------------------------
                                                     1999                2000
                                                    -----               -----

        Beginning balance                           $ 326               $ 352
        Provision charged to income                    36                  36
        Charge-offs, net of recoveries                (10)                (41)
                                                    -----               -----

        Ending balance                              $ 352               $ 347
                                                    =====               =====

4.    Mortgage-Backed Securities
      --------------------------

      Mortgage-backed securities are summarized as follows:

                                                                      Gross            Gross         Estimated
                                                    Amortized       Unrealized      Unrealized         Market
                                                      Cost            Gains           Losses           Value
                                                 -------------    -------------   -------------    -------------
         Securities available for sale:
           December 31, 1999:
             GNMA                                $         416      $         1     $         4      $       413
             FHLMC                                          42                -               -               42
             FHLMC REMIC's                                 239                -               2              237
             FNMA                                          414                -              17              397
             FNMA REMIC's                                1,114                -              20            1,094
                                                 -------------      -----------     -----------      -----------
                                                 $       2,225      $         1     $        43      $     2,183
                                                 =============      ===========     ===========      ===========

                                                                     (continued)

SFB BANCORP, INC. AND SUBSIDIARY
                           Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------



                                                                      Gross            Gross         Estimated
                                                    Amortized       Unrealized      Unrealized         Market
                                                      Cost            Gains           Losses           Value
                                                   -----------      -----------     -----------      -----------
         Securities available for sale:
           December 31, 2000:
             GNMA                                  $       348      $         1     $         6      $       343
             FHLMC                                          35                -               -               35
             FHLMC REMIC's                                  28                -               -               28
             FNMA                                          370                -              12              358
             FNMA REMIC's                                  969                -              74              895
                                                   -----------      -----------     -----------      -----------
                                                   $     1,750      $         1     $        92      $     1,659
                                                   ===========      ===========     ===========      ===========

      Although mortgage-backed securities are initially issued with a stated maturity date, the underlying mortgage collateral may be prepaid by the mortgagee and, therefore, such securities may not reach their maturity date.

      The Bank had mortgage-backed securities with an amortized cost of approximately $339,000 and $56,000 pledged against deposits and available FHLB advances at December 31, 1999 and 2000, respectively.

      There were no sales of mortgage-backed securities for the years ended December 31, 1999 and 2000.

5.    Premises and Equipment
      ----------------------

      Premises and equipment are summarized as follows:

                                                   December 31,
                                            -----------------------
                                              1999             2000
                                            ------           ------

Land and improvements                       $  237           $  237
Buildings                                    1,227            1,239
Vehicles                                        17               38
Furniture, fixtures and equipment              557              570
                                            ------           ------
                                             2,038            2,084
Less accumulated depreciation                1,027            1,127
                                            ------           ------
                                            $1,011           $  957
                                            ======           ======

SFB BANCORP, INC. AND SUBSIDIARY
                           Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------


6.    Deposits
      --------
      The Bank had deposit accounts in amounts of $100,000 or more of approximately $10.1 million and $11.4 million at December 31, 1999 and 2000, respectively. Contractual maturities of time deposits are summarized as follows:
                                            December 31,
                                     -------------------------
                                       1999              2000
                                     -------           -------

12 months or less                    $26,479           $26,605
After 1 but within 3 years             4,339             5,781
After 3 years                            152               373
                                     -------           -------

                                     $30,970           $32,759
                                     =======           =======

7.    Federal Home Loan Bank Advances
      -------------------------------

      The Bank had $500,000 and $1,000,000 in advances from the Federal Home Loan Bank (FHLB) outstanding at December 31, 1999 and 2000, respectively. The advances have an interest rate of 6.75% and mature through March 2001.

      The Bank pledges as collateral for these borrowings its FHLB stock, certain mortgage-backed securities, and its entire loan portfolio of qualifying mortgages (as defined) under a blanket collateral agreement with the FHLB.

      The Bank has total credit availability with the FHLB of up to $2.6 million.

8.    Income Taxes
      ------------

      Income tax expense is summarized as follows:

                                Years Ended December 31,
                  -----------------------------------------------------
                            1999                         2000
                  ------------------------    -------------------------
                  Federal   State    Total     Federal   State   Total
                  -------   -----    -----     -------   -----   -----

    Current        $256     $ 34     $290       $249     $ 30     $279
    Deferred         13       21       34         14       22       36
                   ----     ----     ----       ----     ----     ----
           Total   $269     $ 55     $324       $263     $ 52     $315
                   ====     ====     ====       ====     ====     ====

SFB BANCORP, INC. AND SUBSIDIARY
                           Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------


      The differences between actual income tax expense and the amount computed by applying the federal statutory income tax rate of 34% to income before income taxes are reconciled as follows:
                                                   Years Ended December 31,
                                                   ------------------------
                                                       1999         2000
                                                      -----        -----

    Computed income tax expense                       $ 300        $ 272
    Increase (decrease) resulting from:
       State income tax, net of federal tax benefit      35           34
       Non-taxable income                               (12)          (7)
       Non-deductible expenses                           14           16
       Other                                            (13)           -
                                                      -----        -----
    Actual income tax expense                         $ 324        $ 315
                                                      =====        =====

      The components of net deferred tax liabilities are as follows:

                                                              December 31,
                                                          -------------------
                                                            1999       2000
                                                            ----       ----
    Deferred tax liabilities:
       Bad debts                                            $ 16       $ 20
       Excess tax depreciation                                21         26
       FHLB stock dividends                                   67         81
       Deferred cost                                          52         76
       Purchased discounts on mortgage-backed securities      10          1
                                                            ----       ----
                                                             166        204
                                                            ----       ----
    Deferred tax assets:
       Accrued expenses                                       25         27
       Unrealized losses on securities available for sale     30         38
       Other                                                  10         10
                                                            ----       ----
                                                              65         75
                                                            ----       ----
           Net deferred tax liability                       $101       $129
                                                            ====       ====

      The Bank's annual addition to its reserve for bad debts allowed under the Internal Revenue Code may differ significantly from the bad debt experience used for financial statement purposes. Such bad debt deductions for income tax purposes are included in taxable income of later years only if the bad debt reserves are used for purposes other than to absorb bad debt losses. Since the Bank does not intend to use the reserve for purposes other than to absorb losses, no deferred income taxes have been provided on the amount of bad debt reserves for tax purposes that arose in tax years beginning before December 31, 1987, in accordance with SFAS No.
      109.  Therefore,  retained income at December 31, 1999 and 2000,  includes

SFB BANCORP, INC. AND SUBSIDIARY
                           Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------


      approximately $825,000, representing such bad debt deductions for which no deferred income taxes have been provided.

9.    Regulatory Matters
      ------------------

      The Bank is subject to various regulatory capital requirements administered by the Office of Thrift Supervision (OTS). Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tier I capital (as defined in the regulations) to average total assets (as defined), and of Tier I and total risk-based capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 1999 and 2000, that the Bank meets all capital adequacy requirements to which it is subject.

      As of December 31, 2000, the most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum (Tier I leverage, Tier I risk-based, total risk-based capital) ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category. No deduction from capital for interest-rate risk was required.

      The Bank's actual capital amounts (in thousands) and ratios are also presented in the following table.

                                                                                                 To Be Well
                                                                                              Capitalized Under
                                                                     For Capital              Prompt Corrective
                                           Actual                 Adequacy Purposes           Action Provisions
                                   --------------------------  --------------------------  ----------------------
                                    Amount         Ratio        Amount         Ratio        Amount         Ratio
                                    ------         -----        ------         -----        ------         -----
         As of December 31, 1999:
           Tier I Capital (to
             adjusted total
             assets)               $ 9,345         17.9%       $ 2,095         >4.0%       $ 2,619         >5.0%
                                                                               -                           -
           Tier I Capital (to risk
             weighted assets)      $ 9,345         29.1%       $ 1,289         >4.0%       $ 1,933         >6.0%
                                                                               -                           -
           Total Capital (to risk-
             weighted assets)      $ 9,697         30.0%       $ 2,578         >8.0%       $ 3,222        >10.0%
                                                                               -                          -


                                                                     (continued)

SFB BANCORP, INC. AND SUBSIDIARY
                           Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------

                                                                                                 To Be Well
                                                                                              Capitalized Under
                                                                     For Capital              Prompt Corrective
                                           Actual                 Adequacy Purposes           Action Provisions
                                   --------------------------  --------------------------  ----------------------
                                      Amount        Ratio         Amount        Ratio        Amount        Ratio
                                      ------        -----         ------        -----        ------        -----
         As of December 31, 2000:
           Tier I Capital (to
             adjusted total
             assets                  $ 9,971         18.4%       $ 2,162         >4.0%       $ 2,702         >5.0%
                                                                                 -                           -
           Tier I Capital (to risk
             weighted assets)        $ 9,971         29.2%       $ 1,364         >4.0%       $ 2,046         >6.0%
                                                                                 -                           -
           Total Capital (to risk-
             weighted assets)        $ 10,318        30.3%       $ 2,727         >8.0%       $ 3,409        >10.0%
                                                                                 -                          -

10.  Employee Stock Ownership Plan (ESOP)
     -----------------------------------

     The Bank has an Employee Stock Ownership Plan (ESOP) for all employees who have attained the age of 21 and have been credited with at least 1,000 hours of service during a 12-month period. The ESOP borrowed approximately $614,000 from Bancorp and used the funds to purchase 61,360 shares of common stock of Bancorp. The loan will be repaid principally from the Bank's discretionary contributions to the ESOP over a period of 10 years. On December 31, 2000, the loan had an outstanding balance of approximately $339,000 and bore an interest rate of 8.5%. The cost of unallocated shares is considered unearned compensation and, as such, recorded as a reduction of the Company's stockholders' equity. Benefits become fully vested at the end of seven years of service under the terms of the ESOP Plan. Benefits may be payable upon retirement, death, disability, or separation from service. Since the Bank's annual contributions are discretionary, benefits payable under the ESOP cannot be estimated.

     For the years ending December 31, 1999 and 2000, compensation related to the ESOP of approximately $86,000 and $81,000, respectively, was expensed. Compensation is recognized at the average fair value of the ratably released shares during the accounting period as the employees performed services. At December 31, 2000, the ESOP had approximately 26,000 allocated shares and 35,000 unallocated shares. The fair value of unallocated ESOP shares at December 31, 2000 was approximately $409,000.

     The ESOP administrators determine whether dividends on allocated and unallocated shares are used for debt service. Any allocated dividends used will be replaced with common stock of equal value. For the purpose of computing earnings per share, only ESOP shares committed to be released (allocated shares) are considered outstanding.

11.  Restricted Stock Plan
     ---------------------
     The Company has a restricted stock plan ("RSP") which approved 30,680 shares of common stock for granting. The shares can be granted to certain employees, officers, and directors of the Company. The initial grants began vesting on June 1, 1998, and will be fully vested by December 31, 2002. The Company purchased 30,680 shares of common stock in the open

SFB BANCORP, INC. AND SUBSIDIARY
                           Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------


      market to fund the RSP. Compensation expense in the amount of the fair value of the common stock at the date of grant will be recognized during the periods the participants become vested. The unamortized balance of unearned compensation is reflected as a reduction of stockholders' equity. For the years ended December 31, 1999 and 2000, approximately $122,000 and $97,000, respectively, have been recognized as compensation expense.

12.   Stock Option Plans
      ------------------

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

      Activity under Bank's plans during the years ended December 31, 1999 and 2000, is summarized below:

                                                           1999                                  2000
                                             ----------------------------------    ----------------------------------
                                                                  Weighted                              Weighted
                                                                  Average                               Average
                                                                  Exercise                              Exercise
                                                 Shares            Price               Shares            Price
                                              -------------    -------------        -------------    -------------
         Shares under options:
           Outstanding, January 1                    73,630    $       16.69               73,630    $       16.69
           Granted                                        -                -                    -                -
           Exercised                                      -                -                    -                -
           Forfeited                                      -                -                    -                -
                                              -------------    -------------        -------------    -------------
           Outstanding, December 31                  73,630    $       16.69               73,630    $       16.69
                                              =============    =============        =============    =============
           Exercisable, December 31                  32,903    $       16.69               44,178    $       16.69
                                              =============    =============        =============    =============

                                                 Options Outstanding                       Options Exercisable
      ----------------------------- ----------------------------------------------    -----------------------------
                                                      Weighted
                                                       Average        Weighted                           Weighted
                                        Number        Remaining        Average            Number         Average
      Range of                         Options       Contractual      Exercise           Options         Exercise
      Exercise Prices                Outstanding         Life           Price          Outstanding        Price
      ---------------                -----------         ----           -----          -----------        -----

      $16.69                               73,630     7.42 years    $      16.69             44,178   $      16.69
                                     ============     ==========     ===========       ============    ===========

SFB BANCORP, INC. AND SUBSIDIARY
                           Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------


      Pro forma information regarding the net income and net income per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its stock options under the fair value method of that statement. The Company last granted stock options in the year ended December 31, 1998. The fair value for these options was estimated at that date of the grant using the Black-Scholes option-pricing model.

      For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma net income (in thousands) and net income per share for the years ended December 31, 1999 and 2000, is as follows:

                                                      1999                                      2000
                                      --------------------------------------    ----------------------------------
                                        As Reported          Pro forma            As Reported          Pro forma
                                       --------------     --------------         --------------     --------------
         Net income                    $          559     $          545         $          485     $          471
                                       ==============     ==============         ==============     ==============
         Basic and diluted
           earnings per share          $          .87     $          .85         $          .84     $          .82
                                       ==============     ==============         ==============     ==============

13.   Employment and Change of Control Agreement
      ------------------------------------------

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

14.   Commitments and Contingencies
      -----------------------------

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

SFB BANCORP, INC. AND SUBSIDIARY
                           Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------


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

      The following summarizes the approximate balances outstanding and amounts available in thousands for use at December 31, 2000:

                                                                    Commitment
                                                                    ----------

        Consumer and other lines                                      $ 427
                                                                       ====

      The Bank had outstanding commitments to originate mortgage and consumer loans of approximately $420,000 at December 31, 2000. The commitments to originate mortgage and consumer loans at December 31, 2000, were composed of a variable rate loan of $50,000 and fixed rate loans of $370,000. The fixed rate loans had interest rates ranging from 8.50% to 9.50% and terms ranging from one year to 15 years.

15.   Financial Instruments
      ---------------------

      The approximate stated and estimated fair value of financial instruments are summarized below (in thousands):

                                                                            December 31,
                                                  ------------------------------------------------------------------
                                                               1999                               2000
                                                  -------------------------------    -------------------------------
                                                      Stated        Estimated            Stated        Estimated
                                                      Amount        Fair Value           Amount        Fair Value
                                                      ------        ----------           ------        ----------
         Financial assets:
           Cash and cash equivalents              $      2,162    $      2,162       $      2,121    $      2,121
           Investment and mortgage-
             backed securities                           5,291           5,185              4,150           4,121
           Loans receivable, net                        43,789          43,886             46,814          46,880
           Federal Home Loan Bank stock                    487             487                524             524
           Other assets                                    280             280                355             355

         Financial liabilities:
           Deposits:
             Demand accounts                             9,465           9,465              9,493           9,493
             Certificate accounts                       30,970          30,883             32,759          32,722
           Federal Home Loan Bank
             advances                                      500             500              1,000           1,000
           Other liabilities                               293             293                279             279

SFB BANCORP, INC. AND SUBSIDIARY
                           Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------


      The Bank had off-balance sheet financial commitments at December 31, 2000, which include approximately $847,000 of commitments to originate and fund loans and unused consumer lines of credit and letters of credit. Since these commitments are based on current market rates, the commitment amount is considered to be a reasonable estimate of fair market value.

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

      Fair value estimates are made at a specific point of time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale the Bank's entire holdings of a particular

SFB BANCORP, INC. AND SUBSIDIARY
                           Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------


     financial instrument. Because no active market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, current interest rates and prepayment trends, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in any of these assumptions used in calculating fair value also would affect significantly the estimates. Further, the fair value estimates were calculated as of December 31, 1999 and 2000. Changes in market interest rates and prepayment assumptions could change significantly the estimated fair value.

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

16.  Condensed Parent Company Financial Information
     ----------------------------------------------

     The following condensed financial information for SFB Bancorp, Inc. (Parent Company Only) should be read in conjunction with the consolidated financial statements and the notes thereto.

        Parent Company Only                                        December 31,
        Condensed Balance Sheets                            ---------------------------
        (in thousands)                                          1999            2000
                                                             ---------      ----------
        Assets:
           Cash and cash equivalents                        $       94    $        389
           Investment securities available for sale                986             499
           ESOP loan receivable                                    409             339
           Due from subsidiary                                     885               -
           Equity in net assets of bank subsidiary               9,308           9,915
           Other assets                                             40              84
                                                             ---------      ----------
               Total assets                                 $   11,722    $     11,226
                                                             =========     ===========

                                                                     (continued)

SFB BANCORP, INC. AND SUBSIDIARY
                           Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------



                                                                  December 31,
                                                               -----------------
                                                                  1999      2000
                                                               -------   -------
Liabilities
   Accrued liabilities                                         $     6   $     7
                                                               -------   -------

Stockholders' equity:
   Common stockholders' equity                                  11,716    11,219
                                                               -------   -------

       Total liabilities and stockholders' equity              $11,722   $11,226
                                                               =======   =======

Parent Company Only
Condensed Statements of Income                               For the Years Ended
                                                             -------------------
(in thousands)                                                   1999      2000
                                                                 ----      ----

Interest income                                                  $140      $ 94
Interest expense                                                    -         4
Non-interest expense                                               38        30
                                                                 ----      ----
       Income before taxes                                        102        60
Income tax expense                                                 41        23
                                                                 ----      ----
       Income before equity earnings                               61        37
Equity earnings of bank subsidiary                                498       448
                                                                 ----      ----
       Net income                                                $559      $485
                                                                 ====      ====

Parent Company Only
Condensed Statements of Cash Flows                           For the Years Ended
                                                             -------------------
(in thousands)                                                 1999     2000
                                                              -----    -----

Operating activities:
   Net income                                                 $ 559    $ 485
   Adjustments to reconcile net income to net
     cash provided by operating activities:
     Undistributed equity earnings of bank subsidiary          (498)    (448)
     Amortization (accretion) of premiums (discounts)
       on securities                                              1       (6)
     Increase in other assets                                   (18)     (44)
     Increase (decrease) in accrued liabilities                  (5)       1
                                                              -----    -----
       Net cash provided (used) by operating activities          39      (12)
                                                              -----    -----


                                                                     (continued)

SFB BANCORP, INC. AND SUBSIDIARY
                           Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------




                                                          For the Years Ended
                                                          -------------------
                                                             1999       2000
                                                          -------    -------
Investing activities:
   (Loan to) repayment from Bank subsidiary               $  (885)   $   885
   Principal repayment by ESOP                                 71         70
   Purchase of investment securities                         (499)         -
   Maturities of investment securities                      1,000        500
                                                          -------    -------
       Net cash provided (used) by investing activities      (313)     1,455
                                                          -------    -------
Financing activities:
   Purchase of treasury stock                                (174)    (1,037)
   Payment of cash dividends                                 (126)      (111)
                                                          -------    -------
       Net cash used by financing activities                 (300)    (1,148)
                                                          -------    -------

Net increase (decrease) in cash and cash equivalents         (574)       295

Cash and cash equivalents at beginning of year                668         94
                                                          -------    -------
Cash and cash equivalents at end of year                  $    94    $   389
                                                          =======    =======