Form 10KSB, Exhibit 13
period 2001-12-31
SFB BANCORP INC
filed 2002-03-28
CIK 1035371

Corporate Profile
-----------------

         SFB Bancorp, Inc. (the "Company") is a Tennessee corporation organized in March 1997 at the direction of Security Federal Bank (the "Bank") to acquire all of the capital stock that the Bank issued in its conversion from the mutual to stock form of ownership (the "Conversion"). On May 29, 1997, the Bank completed the Conversion and became a wholly owned subsidiary of the Company. The Company is a unitary savings and loan holding company, which, under existing laws, generally is not restricted in the types of business activities in which it may engage provided that the Bank retains a specified amount of its assets in housing-related investments. The Company conducts no significant business or operations of its own other than holding all of the outstanding stock of the Bank and investing the Company's portion of the net proceeds obtained in the Conversion.

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

         The table below reflects the stock trading and dividend payment frequency of the Company for each quarter completed in the period January 1, 2000 through December 31, 2001. Since its issuance on May 29, 1997, the Company's common stock has been traded on the OTC Bulletin Board under the trading symbol "SFBK". The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions.

                                                                       Dividend
                    Date                              High      Low    Declared
                    ----                             ------    ------  --------


January 1, 2000 - March 31, 2000 ...............     $11.75    $10.75    $  --
April 1, 2000 - June 30, 2000 ..................     $11.88    $10.13    $0.10
July 1, 2000 - September 30, 2000 ..............     $12.13    $10.13    $  --
October 1, 2000 - December 31, 2000.............     $12.06    $11.75    $0.10
January 1, 2001 - March 31, 2001 ...............     $12.56    $11.75    $  --
April 1, 2001 - June 30, 2001 ..................     $12.50    $12.13    $0.10
July 1, 2001 - September 30, 2001 ..............     $13.25    $12.35    $  --
October 1, 2001 - December 31, 2001.............     $12.70    $12.40    $0.35



 PAGE>


         The number of shareholders of record as of March 29, 2002, was approximately 150. This does not reflect the number of persons or entities who held stock in "street" name through various brokerage firms. At March 29, 2002, there were 582,995 shares outstanding.

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

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

General

         The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believes", "anticipates", "contemplates", "expects", and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, risk associated with the effect of opening a new branch, the ability to control costs and expenses, and general economic conditions.

         The following discussion and analysis is intended to assist in understanding the financial condition and the results of operations of the Company. References to the "Company" include SFB Bancorp, Inc. and/or the Bank as appropriate.

Asset/Liability Management

         The Bank's net interest income is sensitive to changes in interest rates; as the rates paid on interest-bearing liabilities generally change faster than the rates earned on interest-earning assets. As a result, net interest income will frequently decline in periods of rising interest rates and increase in periods of decreasing interest rates.

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

         Because of the lack of customer demand for adjustable rate loans in the Bank's market area, the Bank primarily originates fixed-rate real estate loans, which approximated 77% of the loan portfolio at December 31, 2001. To manage the interest rate risk of this type of loan portfolio, the Bank generally limits maturities of fixed-rate loans to no more than 15 years and maintains a portfolio of liquid assets. Maintaining liquid assets tends to reduce potential net income because liquid assets usually provide a lower yield than less liquid assets. At December 31, 2001, the estimated average weighted term to maturity of the Bank's mortgage loan portfolio was slightly more than 10 years and the estimated average weighted term of the Bank's deposits was slightly over 6 months.

Net Portfolio Value

         The Bank computes amounts by which the net present value of cash flow from assets, liabilities and off balance sheet items ("net portfolio value" or "NPV") would change in the event of a range of assumed changes in market interest rates. These computations estimate the effect on the Bank's NPV from an instantaneous and permanent 1% to 3% (100 to 300 basis points) increases and decreases in market interest rates. Based upon OTS assumptions, the following table presents the Bank's NPV at December 31, 2001.

             Changes             NPV
             in Rates        Ratio % (1)      Change (2)
             --------        -----------      ----------
           +300 bp              14.78          -466 bp
           +200 bp              16.45          -300 bp
           +100 bp              18.07          -138 bp
              0 bp              19.77             0 bp
           -100 bp              20.39          + 94 bp
           -200 bp                 -- (3)          -- (3)
           -300 bp                 -- (3)          -- (3)

-------------------
(1)  Calculated as the estimated NPV divided by present value of total assets.
(2) Calculated as the excess (deficiency) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.
(3) When the interest rate used to compute a rate shock NPV ratio(s) (e.g., the 3-month Treasury bill) is below the applicable rate category the NPV ratio at the applicable scenario is omitted. The NPV ratios percentage is not informational.


         Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments and deposit run-offs and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in such computations. Although certain assets and liabilities may have similar maturity or periods of repricing, they may react at different times and in different degrees to changes in the market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable rate mortgages, generally have features, which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making calculations set forth above.
Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

Average Balance Sheet

         The following table sets forth certain information relating to the Company's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated. Dividing income or expense by the average balance of assets or liabilities, respectively, derives such yields and costs for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented.

                                                        For the Years Ended December 31,
                                                ----------------------------------------------------
                                                          2000                       2001
                                                -------------------------  -------------------------
                                                                  Average                    Average
                                                Average            Yield/  Average            Yield/
                                                Balance  Interest   Cost   Balance  Interest   Cost
                                                -------  -------- -------  -------  -------- -------
                                                               (Dollars in Thousands)

Interest-earning assets:
  Loans receivable (1).....................     $45,519   $3,688     8.10%  $46,343  $3,812     8.23%
  Investment securities ...................       3,002      160     5.33     1,215      65     5.35
  Interest-earning deposits................         536       29     5.41     4,964     141     2.84
  Federal Home Loan Bank stock.............         503       37     7.36       541      36     6.65
  Mortgage-backed securities...............       1,833      110     6.00     1,744      93     5.33
                                                 ------    -----             ------   -----
Total interest-earning assets..............      51,393    4,024     7.83    54,807   4,147     7.57
                                                           -----                      -----
Non-interest-earning assets................       2,012                       2,028
                                                  -----                      ------
Total assets                                    $53,405                     $56,835
                                                 ======                      ======
Interest-bearing liabilities:
  Interest-bearing demand deposits.........      $9,311      229     2.46   $10,103     206     2.04
  Certificates of deposit..................      31,609    1,805     5.71    34,416   1,954     5.68
  Short-term borrowings....................         433       29     6.70         -                -
                                                 ------    -----             ------   -----
Total interest-bearing liabilities.........      41,353    2,063     4.99    44,519   2,160     4.85
                                                           -----                      -----
Non-interest-bearing liabilities...........       1,069                       1,084
                                                 ------                      ------
Total liabilities..........................      42,422                      45,603
                                                 ------                      ------
Total stockholders' equity.................      10,983                      11,232
                                                 ------                      ------
Total liabilities and stockholders' equity.     $53,405                     $56,835
                                                 ======                      ======
Net interest income........................               $1,961                     $1,987
                                                           =====                      =====
Interest rate spread (2)...................                         2.84%                      2.72%
                                                                    ====                       ====

Net yield on interest-earning assets (3)...                         3.82%                      3.62%
                                                                    ====                       ====
Ratio of average interest-earning assets to
  average interest-bearing liabilities.....                       124.28%                    123.11%
                                                                  ======                     ======


--------------------
(1)  Average balances include non-accrual loans.
(2) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

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


                                                         Year Ended December 31,
                                    ------------------------------------------- -----------------------
                                                2000 vs. 1999                 2001    vs.     2000
                                    -------------------------------    --------------------------------
                                             Increase (Decrease)              Increase (Decrease)
                                                   Due to                           Due to
                                    -------------------------------    --------------------------------
                                                     Rate/                               Rate/
                                    Volume   Rate   Volume    Net      Volume    Rate   Volume    Net
                                    ------  ------  ------  -------    ------   -----   ------  -------
                                                                  (Dollars in Thousands)
Interest income:
 Loans receivable................    $318    $ 22   $   -    $ 340      $ 67    $ 56     $  1    $ 124
 Mortgage-backed securities......     (48)     15      (4)     (37)       (5)    (12)       -      (17)
 Investment securities...........     (18)      2       -      (16)      (95)      -       (1)     (96)
 Other interest-earning assets...     (89)     35     (22)     (76)      284     (32)    (140)     112
                                      ---     ---    ----     ----       ---     ---     ----     ----
  Total interest income..........    $163    $ 74   $ (26)   $ 211      $251    $ 12    $(140)   $ 123
                                      ===     ===    ====     ====       ===     ===     ====     ====
Interest expense:
 Savings accounts................    $ 20    $195   $   1    $ 216      $179    $(49)   $  (4)   $ 126
 Other liabilities...............      29       -       -       29       29      (29)     (29)     (29)
                                      ---     ---    ----     ----       ---     ---     ----     ----
   Total interest expense........    $ 49    $195       1    $ 245      $208    $(78)   $ (33)   $  97
                                      ===     ===    ====     ====       ===     ===     ====     ====

Net change in net-interest income    $114   $(121)  $ (27)  $ (34)     $ 43    $ 90    $(107)   $  26
                                      ===    ====    ====     ====       ===     ===     ====     ====


Comparison of Financial Condition

         The Company's total consolidated assets increased by approximately $2.5 million, or 4.5%, from $55.0 million at December 31, 2000, to $57.5 million at December 31, 2001. The increase in assets for 2001 was primarily due to new deposit funds of approximately $3.1 million and retained profits of $300,000, offset by repayment of Federal Home Loan Advances of $1.0 million.

         Investment securities decreased approximately $984,000 to $1.5 million at December 31, 2001. Mortgage backed securities increased approximately $1.3 million to $2.9 million at December 31, 2001.

         Stockholders' equity increased $388,000 to approximately $11.6 million at December 31, 2001, from $11.2 million at December 31, 2000. The increase was attributable to comprehensive income of approximately $526,000 and the amortization of $179,000 of unearned compensation, offset by the repurchase of approximately $70,000 of the Company's outstanding capital stock and payment of cash dividends in the amount of $247,000.

Comparison of the Results of Operations for the Years Ended December 31, 2000 and 2001

         Net Income. Net income increased $4,000, from $485,000 in 2000, to $489,000 in 2001. Dilutive income per share increased $.05, from $.84 for the year ended December 31, 2000, to $.89 for the year ended December 31, 2001.

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

         The $26,000 increase in net interest income for 2001, as compared to 2000, primarily reflects an increase in average interest-earning assets over average interest-bearing liabilities of approximately $248,000, offset by a 12 basis point decrease in the interest rate spread. The interest rate spread for 2001 decreased to 2.72%. The net interest margin decreased 20 basis points to 3.62% for 2001, from 3.82% for 2000.

         Interest Income. Interest income increased $123,000, or 3.1%, from approximately $4.0 million for 2000, to approximately $4.1 million for 2001. The overall increase in interest income was primarily the result of an increase in average interest-earning assets of approximately $3.4 million for 2001, as compared to 2000, offset by a decrease in the average yield on interest-earning assets of 26 basis points, from 7.83% for 2000, to 7.57% for 2001.

         Interest on loans increased $124,000 for 2001, as compared to 2000. The increase primarily reflects an approximate $824,000 increase in average loans outstanding, combined with an increase in the average yield on average loans outstanding of 13 basis points, from 8.10% for 2000, to 8.23% for 2001. Loans receivable are the largest interest-earning asset held in the Company's portfolio.

         Interest on investment securities decreased $96,000 for 2001, as compared to 2000. The decrease in interest on investments primarily reflects a decrease of approximately $1.8 million in the average investment balance for 2001, compared to 2000. The average yield on investments increased 2 basis points to 5.35% for 2001, compared to 2000.

         Interest on interest-earning deposits increased $112,000 for 2001, as compared 2000. The increase in interest on interest-earning deposits primarily reflects an increase of approximately $4.4 million in the average balance of interest-earning deposits in 2001, compared to 2000. The Company anticipates utilizing the cash and interest-earning deposit balances to fund future loan demand.

         Interest on mortgage-backed securities decreased $17,000 for 2001, compared to 2000. The decrease in the interest on mortgage-backed securities was primarily the result of a decrease in the average invested balance of mortgage-backed securities of approximately $89,000 for 2001, compared to 2000, combined with a 67 basis point decrease on the average yield to 5.33% for 2001, from 6.00% for 2000.

         Interest Expense. Interest expense increased approximately $97,000, from $2.1 million for the year ended December 31, 2000, to approximately $2.2 million for the year ended December 31, 2001. The increase for 2001, as compared to 2000, was primarily the result of an approximate $3.2 million increase in the average balance of interest-bearing liabilities, offset by a 14 basis point decrease in the average cost of funds. As the interest rate environment stabilized in the last half of 2001, the Company was able to gain relief from repricing customer deposits at lower cost of funds.

         Provision for Loan Losses. Historically, management has emphasized loss experience over other factors in establishing the provision for loan losses.
Management reviews the allowance for loan losses in relation to (i) past loan loss experience, (ii) known and inherent risks in the portfolio, (iii) adverse situations that may affect the borrower's ability to repay, (iv) the estimated value of any underlying collateral, and (v) current economic conditions. There can be no assurances, however, that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods. At December 31, 2001, the allowance for loan losses was at a level deemed adequate by management to provide for losses in the portfolio.

         Non-Interest Income. Non-interest income continues to be an additional source of income for the Company. Fees on new loan production and service fees on other products and services produce the income. Total non-interest income amounted to $215,000 and $197,000 for 2001 and 2000, respectively.

         Non-Interest Expense. Non-interest expense increased $52,000, to approximately $1.4 million at December 31, 2001. The increase was primarily the result of increased net compensation expense of $20,000 and a combined $32,000 increase in net occupancy, data processing expenses and other expenses. The increase in compensation expense for 2001, as compared to 2000, was primarily associated with normal compensation increases. The increase in net occupancy expense for 2001, compared to 2000, was mainly attributable to expenses associated with the Bank's additional branch office in Mountain City, Tennessee. The increase in data processing expense for 2001, compared to 2000, was mainly attributable to expenses associated with increased transaction volumes, data communications expenses, and inflationary increases in the costs associated with data processing. The increase in other expenses for 2001, compared to 2000, was mainly attributable to higher general operating expenses and those expenses associated with being a public company.

         Income Taxes. Income tax expense decreased $12,000, or 3.8%, to $303,000 for the year ended December 31, 2001, from $315,000 for the year ended December 31, 2000. The effective tax rate for 2001 and 2000 was approximately 38.3% and 39.4%, respectively.

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

         Net cash provided by operating activities for the year ended December 31, 2001 totaled $810,000, as compared to $756,000 for the year ended December 31, 2000. The increase in net cash provided by operating activities for 2001, as compared to 2000, was primarily the result of efficient bank operations.

         Net cash provided by investing activities for the year ended December 31, 2001 totaled approximately $2.1 million, an increase of approximately $4.1 million in 2001, as compared to 2000. The increase was primarily attributable to net loan repayments and maturities of securities, offset by purchases of investments securities available for sale.

         Net  cash   provided  by   financing   activities   for  2001   totaled
approximately $1.8 million. This was primarily the result of an increase in deposits in 2001 of $3.1 million, offset by approximately $1.0 million repayment of FHLB advances and $247,000 in cash dividends paid.

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

         At December 31, 2001, management had no knowledge of any trends, events or uncertainties that will have or are reasonably likely to have material effects on the liquidity, capital resources or operations of the Company.
Further at December 31, 2001, management was not aware of any current recommendations by the regulatory authorities that, if implemented, would have such an effect.

                          Independent Auditors' Report
                          ----------------------------



To the Board of Directors
SFB Bancorp, Inc. and Subsidiary


         We have audited the accompanying consolidated balance sheets of SFB Bancorp, Inc. and Subsidiary (the "Company") as of December 31, 2000 and 2001, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2000 and 2001, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


/S/CRISP HUGHES EVANS LLP
-------------------------

Asheville, North Carolina
January 24, 2002

                                SFB BANCORP, INC.
                                 AND SUBSIDIARY

                           Consolidated Balance Sheets
                        (in thousands, except share data)


                                                                                 December 31,
                                                                              -----------------
           Assets                                                              2000       2001
           ------                                                             ------    -------

Cash on hand                                                                  $   581   $   579
Interest earning deposits                                                       1,540     6,207
                                                                               ------    ------
         Cash and cash equivalents                                              2,121     6,786

Investment securities:
   Held to maturity (market value of $841 in 2000 and $672 in 2001)               870       718
   Available for sale                                                           1,621       789
Loans receivable, net                                                          46,814    44,384
Mortgage-backed securities:
   Available for sale                                                           1,659     2,932
Premises and equipment, net                                                       957       898
Federal Home Loan Bank stock, at cost                                             524       560
Accrued interest receivable                                                       355       262
Other assets                                                                       47       128
                                                                               ------    ------
         Total assets                                                         $54,968   $57,457
                                                                               ======    ======
   Liabilities and Stockholders' Equity
   ------------------------------------
Deposits:
   Non-interest-bearing                                                       $   820     1,388
   Interest-bearing                                                            41,432    43,962
                                                                               ------    ------
         Total deposits                                                        42,252    45,350

Federal Home Loan Bank advances                                                 1,000         -
Advance payments by borrowers for taxes and insurance                             222       198
Accrued expenses and other liabilities                                            128        99
Income taxes:
   Current                                                                         18        53
   Deferred                                                                       129       150
                                                                               ------    ------
         Total liabilities                                                     43,749    45,850
                                                                               ------    ------
Stockholders' equity:
   Common stock ($.10 par value, 4,000,000 shares authorized;
     767,000 shares issued; 588,595 and 582,995 outstanding at                     77        58
     December 31, 2000 and 2001, respectively)
   Paid-in capital                                                              7,392     5,112
   Retained income, substantially restricted                                    6,539     6,781
   Treasury stock at cost (178,405 shares at December 31, 2000)                (2,245)        -
   Accumulated other comprehensive income                                         (57)      (20)
   Unearned compensation:
     Employee stock ownership plan                                               (348)     (278)
     Restricted stock plan                                                       (139)      (46)
                                                                               ------    ------
         Total stockholders' equity                                            11,219    11,607
                                                                               ------    ------
         Total liabilities and stockholders' equity                           $54,968   $57,457
                                                                               ======    ======



         The accompanying notes are an integral part of these consolidated financial statements.

                                SFB BANCORP, INC.
                                 AND SUBSIDIARY

                        Consolidated Statements of Income
                      (in thousands, except per share data)



                                                     Years Ended December 31,
                                                     -------------------------
                                                       2000             2001
                                                     --------         --------
Interest income:
   Loans                                              $3,688            $3,812
   Mortgage-backed securities                            110                93
   Investments                                           197               101
   Interest earning deposits                              29               141
                                                       -----             -----
         Total interest income                        $4,024            $4,147
                                                       -----             -----

Interest expense:
   Deposits                                           $2,034             2,159
   Federal Home Loan Bank advances                        29                 1
                                                       -----             -----
         Total interest expense                        2,063             2,160
                                                       -----             -----

         Net interest income                           1,961             1,987

Provision for loan losses                                 36                36
                                                       -----             -----
         Net interest income after provision
           for loan losses                             1,925             1,951
                                                       -----             -----
Non-interest income:
   Loan fees and service charges                         181               208
   Other                                                  16                 7
                                                       -----             -----
         Total non-interest income                       197               215
                                                       -----             -----
Non-interest expenses:
   Compensation                                          668               683
   Employee benefits                                     126               131
   Net occupancy expense                                 124               135
   Deposit insurance premiums                              8                 8
   Data processing                                       124               129
   Other                                                 272               288
                                                       -----             -----
         Total non-interest expenses                   1,322             1,374
                                                       -----             -----
         Income before income taxes                      800               792

Income tax expense                                       315               303
                                                       -----             -----
         Net income                                   $  485            $  489
                                                       =====             =====
Earnings per share:
   Basic                                              $  .84            $  .89
   Diluted                                               .84               .89
                                                       =====             =====

         The accompanying notes are an integral part of these consolidated financial statements.

                                SFB BANCORP, INC.
                                 AND SUBSIDIARY

                 Consolidated Statements of Comprehensive Income
                                 (in thousands)



                                                Years Ended December 31,
                                                ------------------------
                                                 2000              2001
                                                ------            ------

Net income                                      $ 485             $ 489

Other comprehensive income:
   Net unrealized gains (losses) on
     securities available for sale,
     net of tax benefit of $(8) and $24,
     respectively                                 (12)               37
                                                 ----              ----

Comprehensive income                            $ 473             $ 526
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

                                SFB BANCORP, INC.
                                 AND SUBSIDIARY

                 Consolidated Statements of Stockholders' Equity
                        (in thousands, except share data)



                                                                                    Accumulated
                                                                                        Other            Unearned Compensation
                                           Common    Paid-In  Retained   Treasury   Comprehensive    ----------------------------
                                            Stock    Capital   Income      Stock       Income        for ESOP   for RSP     Total
                                           ------    -------  --------   --------   -------------    --------   -------  --------

Balance at December 31, 1999                  77    $ 7,382    $6,165    $(1,208)       $ (45)         $(419)    (236)   $11,716

Net income                                     -          -       485          -            -              -        -        485

Other comprehensive income                     -          -         -          -          (12)             -        -        (12)

Cash dividends declared ($.20 share)           -          -      (111)         -            -              -        -       (111)

Treasury stock purchased (90,822 shares)       -          -         -     (1,037)           -              -        -     (1,037)

Compensation earned                            -         10         -          -            -             71       97        178
                                             ---     ------    ------     ------         ----           ----    -----    -------
Balance at December 31, 2000                  77      7,392     6,539     (2,245)         (57)          (348)    (139)    11,219

Net income                                     -          -       489          -            -              -        -        489

Other comprehensive income                     -          -         -          -           37              -        -         37

Cash dividends declared ($.45 share)           -          -      (247)         -            -              -        -       (247)

Treasury stock purchased (5,600 shares)        -          -         -        (70)           -              -        -        (70)

Retirement of treasury stock                 (19)    (2,296)        -      2,315            -              -        -          -

Compensation earned                            -         16         -          -            -             70       93        179
                                             ---     ------     -----     ------         ----           ----    -----     ------
alance at December 31, 2001                 $ 58    $ 5,112    $6,781    $     -        $ (20)         $(278)     (46)   $11,607
                                             ===     ======     =====     ======         ====           ====    =====     ======



         The accompanying notes are an integral part of these consolidated financial statements.

                                SFB BANCORP, INC.
                                 AND SUBSIDIARY

                      Consolidated Statements of Cash Flows
                                 (in thousands)


                                                                        Years Ended December 31,
                                                                        ------------------------
                                                                          2000           2001
                                                                        ---------     ---------
Operating activities:
   Net income                                                            $   485      $   489
   Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation                                                            100          106
     Provision for loan losses                                                36           36
     Loss on disposal of real estate owned                                    21            -
     Deferred income taxes (benefit)                                          36           (4)
     Net decrease in deferred loan fees                                      (23)         (17)
     Accretion of discounts on investment securities, net                    (24)         (26)
     Amortization of premiums on mortgage-backed securities                    8            5
     Amortization of unearned compensation                                   178          179
     FHLB stock dividends                                                    (37)         (36)
     Net changes in:
       Other assets                                                           62          (20)
       Accrued interest receivable                                           (75)          93
       Accrued expenses and other liabilities                                (29)         (30)
       Income taxes--current                                                  18           35
                                                                          ------      -------
         Net cash provided by operating activities                           756          810
                                                                          ------      -------
Investing activities:
   Maturities of investment securities held to maturity                      171          177
   Maturities of investment securities available for sale                    500        2,325
   Principal payments on mortgage-backed securities
     available for sale                                                      466          326
   Purchase of investment securities available for sale                        -       (3,034)
   Proceeds from disposal of real estate owned                                76            -
   Purchase of other assets                                                               (10)
   Net (increase) decrease in loans                                       (3,135)       2,411
   Purchase of premises and equipment                                        (46)         (97)
                                                                          ------       ------
         Net cash provided (used) by investing activities                 (1,968)       2,098
                                                                          ------       ------


                                                                     (continued)

                                SFB BANCORP, INC.
                                 AND SUBSIDIARY

                Consolidated Statements of Cash Flows, Continued
                                 (in thousands)


                                                                            Years Ended December 31,
                                                                          ---------------------------
                                                                             2000              2001
                                                                           --------         ---------
Financing activities:
   Net increase in deposits                                                $ 1,817          $ 3,098
   Increase (decrease) in advance payments by borrowers
     for taxes and insurance                                                     2              (24)
   Proceeds from FHLB advances                                               3,400                -
   Repayments of FHLB advances                                              (2,900)          (1,000)
   Treasury stock purchased                                                 (1,037)             (70)
   Dividends paid                                                             (111)            (247)
                                                                           -------           ------
         Net cash provided by financing activities                           1,171            1,757
                                                                           -------           ------
         Increase (decrease) in cash and cash equivalents                      (41)           4,665

Cash and cash equivalents at beginning of year                               2,162            2,121
                                                                           -------           ------
Cash and cash equivalents at end of year                                   $ 2,121          $ 6,786
                                                                            ======           ======
Supplemental disclosures of cash flow information:
 Cash paid during the year for:
     Interest                                                              $ 2,078          $ 2,176
     Income taxes                                                              197              273
                                                                            ======           ======
Non-cash transactions:
   Loans to facilitate sale of real estate                                 $   152          $     -
   Foreclosed loans transferred to real estate                                 249                -
   Change in unrealized gains (losses) on securities and mortgage-
     backed securities available for sale, net of income taxes             $   (12)         $    37
                                                                            ======           ======





         The accompanying notes are an integral part of these consolidated financial statements.

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

                                SFB BANCORP, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 2001
                         (Tabular amounts in thousands)

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

     Principles of Consolidation - The consolidated financial statements include
     ---------------------------
     the accounts of the Bancorp, the Bank, and the Bank's wholly owned subsidiary, SFS, Inc. (SFS), herein collectively referred to as the Company. The impact of SFS on the consolidated financial statements is insignificant. SFS has no operating activity other than to own stock in a third-party service bureau. Intercompany balances and transactions have been eliminated.

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

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


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

     Investment   Securities   and   Mortgage-Backed   Securities  -  Investment
     ------------------------------------------------------------
     securities held to maturity are stated at amortized cost since the Company has both the ability and positive intent to hold such securities to maturity. Premiums and discounts on the investment securities are amortized or accreted into income over the contractual terms of the securities using a level yield interest method. Gains and losses on the sale of these securities are calculated based on the specific identification method.

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

     Income  Taxes - The Bank and its  subsidiary  follow the practice of filing
     -------------
     consolidated income tax returns. Income taxes are allocated to the Bank and subsidiary as though separate returns are being filed. Bancorp files a separate federal income tax return.

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

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

     Stock  Compensation  Plans - Statement  of Financial  Accounting  Standards
     --------------------------
     (SFAS) No. 123, "Accounting for Stock-Based Compensation," encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied. The pro forma disclosures include the effects of all awards granted on or after January 1, 1995. (See Note 12.)

     Earnings Per Share - Basic earnings per share  represents  income available
     ------------------
     to common shareholders divided by the weighted average number of common shares outstanding during the period. Unallocated ESOP shares are not considered as outstanding for purposes of this calculation. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the corporation relate solely to outstanding stock options, and are determined using the treasury stock method. Diluted earnings per share includes the effect of dilution for stock options.

     For the years ended December 31, 2000 and 2001, net income available to the common stockholders in both the basic and diluted computations was equal to net income. For purposes of the diluted earnings per share calculation, there was no dilutive effect for the stock options for the years ended December 31, 2000 and 2001.

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

         Earnings per common share have been computed based on the following:

                                                    Years Ended December 31,
                                                    ------------------------
                                                      2000             2001
                                                    -------          -------

   Net income applicable to common stock             $ 485            $ 489
                                                      ====             ====

   Average number of common shares outstanding         575              552
   Effect of dilutive options                            -                -
                                                      ----             ----
   Average number of common shares outstanding
     used to calculate diluted earnings per common
     share                                             575              552
                                                      ====             ====


     Comprehensive  Income  -  Accounting   principles  generally  require  that
     ---------------------
     recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

     Recent  Accounting   Pronouncements  -  On  July  20,  2001  the  Financial
     -----------------------------------
     Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. SFAS Nos. 141 and 142 will change the accounting for business combinations and goodwill in two significant ways. First, SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is prohibited. Second, SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. The impact of these statements is not expected to have a material impact on the Company's financial statements.

     In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations and in July 2001, the FASB issued SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

     SFAS 143 requires that obligations associated with the retirement of tangible long-lived assets be recorded as a liability when those obligations are incurred, with the amount of liability initially measured at fair value. SFAS 143 will be effective for financial statements beginning after June 15, 2002, though early adoption is encouraged. The application of this statement is not expected to have a material impact on the Company's financial statements.

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


     SFAS 144 supersedes SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS 144 applies to all long-lived assets including discontinued operations, and amends Accounting Principle Board Opinion No. 30, Reporting the Effect of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book or fair value less cost to sell. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and its provisions are generally expected to be applied prospectively. The application of this statement is not expected to have a material impact the Company's financial statements.

2.   Investment Securities
     ---------------------

      The amortized cost and estimated fair values of investment securities are summarized as follows:

                                                               Gross      Gross      Estimated
                                                 Amortized  Unrealized  Unrealized      Fair
                                                   Cost        Gains      Losses       Value
                                                 ---------  ----------  ----------   ---------

       Securities to be held to maturity:
           December 31, 2000:
             U.S. government security            $   487       $   -      $  29       $   458
             Municipal securities                    383           -          -           383
                                                  ------        ----       ----        ------
                                                 $   870       $   -      $  29       $   841
                                                  ======        ====       ====        ======
           December 31, 2001:
             U.S. government security            $   513       $   -      $  46       $   467
             Municipal securities                    205           -          -           205
                                                  ------        ----       ----        ------
                                                 $   718       $   -      $  46       $   672
                                                  ======        ====       ====        ======
         Securities available for sale:
           December 31, 2000:
             U.S. government and
               agency securities                 $ 1,625       $   -      $   4       $ 1,621
                                                  ======        ====       ====        ======
           December 31, 2001:
             U.S. government and
               agency securities                     597           -          -           597
             Other                                   192           -          -           192
                                                  ------        ----       ----        ------
                                                 $   789       $   -      $   -       $   789
                                                  ======        ====       ====        ======

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


      The amortized cost and estimated market values of debt securities by contractual maturity are as follows:


                                                   Amortized             Estimated
                                                      Cost               Fair Value
                                                 ----------------     -----------------
                                                  2000     2001         2000      2001
                                                 ------   ------       ------    ------
        Securities to be held to maturity:
           Due in one year                       $   31   $    -       $   31    $   -
           Due  after  one  year  through
             five years                             352      205          352      205
           Due after ten years                      487      513          458      467
                                                  -----    -----        -----     ----
                                                 $  870   $  718       $  841    $ 672
                                                  =====    =====        =====     ====
         Securities available for sale:
           Due in one year                       $1,125   $    -       $1,123    $   -
           Due  after  one  year  through
             five years                             500      597          498      597
                                                  -----    -----        -----     ----
                                                 $1,625   $  597       $1,621    $ 597
                                                  =====    =====        =====     ====


     The Bank had investment securities with an amortized cost of approximately $1,112,000 and $513,000 pledged against deposits at December 31, 2000 and 2001, respectively.

     The Bank had no sales of investment securities to be held to maturity or available for sale for the years ended December 31, 2000 and 2001.

3.   Loans Receivable
     ----------------

     Loans receivable are summarized as follows:

                                                          December 31,
                                                      -------------------
                                                        2000       2001
                                                      --------    -------
         Real estate first mortgage loans:
           One-to-four-family                         $30,174     $28,678
           Construction                                 1,784         995
           Commercial real estate                       1,707       2,286
           Multi-family residential                     3,217       3,679
           Land                                         4,363       3,378
                                                       ------      ------
               Total real estate loans                 41,245      39,016
                                                       ------      ------
         Consumer and commercial loans:
           Commercial business                          2,009       2,630
           Auto loans                                   3,488       2,715
           Share loans                                    217         289
           Other                                          747         543
                                                       ------      ------
               Total consumer and commercial loans      6,461       6,177
                                                       ------      ------
               Total loans                            $47,706     $45,193
                                                       ------      ------

                                                                     (continued)

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

                                                            December 31,
                                                         ------------------
                                                           2000       2001
                                                         -------    -------
         Less:
           Undisbursed portion of loans in process       $   515    $   423
           Net deferred loan fees                             30         13
           Allowance for loan losses                         347        373
                                                          ------     ------
                                                             892        809
                                                          ------     ------
                                                         $46,814    $44,384
                                                          ======     ======

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

     The changes in the allowance for loan losses are summarized as follows:

                                               Years Ended December 31,
                                              -------------------------
                                                 2000            2001
                                               -------         --------

         Beginning balance                     $ 352             $ 347
         Provision charged to income              36                36
         Charge-offs, net of recoveries          (41)              (10)
                                                ----              ----
         Ending balance                        $ 347             $ 373
                                                ====              ====

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


4.   Mortgage-Backed Securities
     --------------------------

     Mortgage-backed securities are summarized as follows:


                                                             Gross        Gross      Estimated
                                               Amortized   Unrealized   Unrealized     Market
                                                 Cost        Gains        Losses       Value
                                               ---------   ----------   ----------   ---------

         Securities available for sale:
           December 31, 2000:
             GNMA                                 $ 348        $ 1        $ 6         $   343
             FHLMC                                   35          -          -              35
             FHLMC REMIC's                           28          -          -              28
             FNMA                                   370          -         12             358
             FNMA REMIC's                           969          -         74             895
                                                 ------         --        ---          ------
                                                $ 1,750        $ 1       $ 92         $ 1,659
                                                 ======         ==        ===          ======

         Securities available for sale:
           December 31, 2001:
             GNMA                                 $ 249        $ 1       $  2         $   248
             FHLMC                                   27          -          -              27
             FHLMC REMIC's                          988          -         18             970
             FNMA                                   302          1          7             296
             FNMA REMIC's                         1,400          -          9           1,391
                                                 ------         --        ---          ------
                                                $ 2,966        $ 2       $ 36         $ 2,932
                                                 ======         ==        ===          ======



     Although mortgage-backed securities are initially issued with a stated maturity date, the underlying mortgage collateral may be prepaid by the mortgagee and, therefore, such securities may not reach their maturity date.

     The  Bank  had  mortgage-backed   securities  with  an  amortized  cost  of
     approximately $56,000 and $219,000 pledged against deposits and available FHLB advances at December 31, 2000 and 2001, respectively.

     There were no sales of mortgage-backed securities for the years ended December 31, 2000 and 2001.

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


5.    Premises and Equipment
      ----------------------

      Premises and equipment are summarized as follows:


                                                     December 31,
                                                  -----------------
                                                    2000      2001
                                                  -------    ------

         Land and improvements                    $  237     $  237
         Buildings                                 1,239      1,246
         Vehicles                                     38         38
         Furniture, fixtures and equipment           570        573
                                                   -----      -----
                                                   2,084      2,094
         Less accumulated depreciation             1,127      1,196
                                                   -----      -----
                                                  $  957     $  898
                                                   =====      =====

6.    Deposits
      --------

     The  Bank  had  deposit   accounts  in  amounts  of  $100,000  or  more  of
     approximately $11.4 million and $13.3 million at December 31, 2000 and 2001, respectively. Contractual maturities of time deposits are summarized as follows:


                                                 December 31,
                                           -----------------------
                                              2000          2001
                                           ---------      --------

         12 months or less                 $ 26,605       $ 29,418
         After 1 but within 3 years           5,781          4,217
         After 3 years                          373            489
                                            -------        -------
                                           $ 32,759       $ 34,124
                                            =======        =======

7.   Federal Home Loan Bank Advances
     -------------------------------

     The Bank had $1,000,000 in advances from the Federal Home Loan Bank (FHLB) outstanding at December 31, 2000.

     The Bank pledges as collateral for these borrowings its FHLB stock, certain mortgage-backed securities, and its entire loan portfolio of qualifying mortgages (as defined) under a blanket collateral agreement with the FHLB.

     The Bank has total credit availability with the FHLB of up to $11.2 million.

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

8.   Income Taxes
     ------------

     Income tax expense is summarized as follows:

                                   Years Ended December 31,
                    ------------------------------------------------------
                               2000                        2001
                    -------------------------   --------------------------
                    Federal   State    Total    Federal   State     Total
                    -------   -----    ------   -------   ------   -------

  Current            $ 249     $ 30    $ 279     $ 276     $ 31     $ 307
  Deferred              14       22       36       (20)      16        (4)
                      ----      ---     ----      ----      ---      ----
         Total       $ 263     $ 52    $ 315     $ 256     $ 47     $ 303
                      ====      ===     ====      ====      ===      ====


     The differences between actual income tax expense and the amount computed by applying the federal statutory income tax rate of 34% to income before income taxes are reconciled as follows:

                                                    Years Ended December 31,
                                                    -------------------------
                                                      2000             2001
                                                    -------          --------

  Computed income tax expense                        $ 272            $ 269
  Increase (decrease) resulting from:
     State income tax, net of federal tax benefit       34               31
     Non-taxable income                                 (7)              (5)
     Non-deductible expenses                            16               15
     Other                                               -               (7)
                                                      ----            -----
  Actual income tax expense                          $ 315            $ 303
                                                      ====             ====

     The components of net deferred tax liabilities are as follows:

                                                            December 31,
                                                         ------------------
                                                          2000        2001
                                                         ------      ------
  Deferred tax liabilities:
     Loan losses                                          $  20       $   -
     Excess tax depreciation                                 26          24
     FHLB stock dividends                                    81          94
     Deferred cost                                           76          76
     Purchased discounts on mortgage-backed securities        1           1
                                                           ----        ----
                                                          $ 204       $ 195
                                                           ----        ----

                                                                     (continued)

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


                                                          December 31,
                                                      --------------------
                                                        2000         2001
                                                      --------     -------
 Deferred tax liabilities:
 Deferred tax assets:
    Loan losses                                         $ -        $   4
    Accrued expenses                                       27         27
    Unrealized losses on securities available for sale     38         14
    Other                                                  10          -
                                                          ---       ----
                                                           75         45
                                                          ---       ----
        Net deferred tax liability                      $ 129      $ 150
                                                         ====       ====

     The Bank's annual addition to its reserve for bad debts allowed under the Internal Revenue Code may differ significantly from the bad debt experience used for financial statement purposes. Such bad debt deductions for income tax purposes are included in taxable income of later years only if the bad debt reserves are used for purposes other than to absorb bad debt losses. Since the Bank does not intend to use the reserve for purposes other than to absorb losses, no deferred income taxes have been provided on the amount of bad debt reserves for tax purposes that arose in tax years beginning before December 31, 1987, in accordance with SFAS No. 109. Therefore, retained income at December 31, 2000 and 2001, includes approximately $825,000, representing such bad debt deductions for which no deferred income taxes have been provided.

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

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tier I capital (as defined in the regulations) to average total assets (as defined), and of Tier I and total risk-based capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 2000 and 2001, that the Bank meets all capital adequacy requirements to which it is subject.

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


     As of December 31, 2001, the most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum (Tier I leverage, Tier I risk-based, total risk-based capital) ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category. No deduction from capital for interest-rate risk was required.

     The Bank's actual capital amounts (in thousands) and ratios are also presented in the following table.


                                                                                        To Be Well
                                                                                     Capitalized Under
                                                                For Capital          Prompt Corrective
                                          Actual             Adequacy Purposes        Action Provisions
                                   -------------------      -------------------     ---------------------
                                      Amount    Ratio          Amount    Ratio        Amount       Ratio
                                   ---------  --------      ----------  ------      ---------     -------
         As of December 31, 2000:
           Tier I Capital (to
             average assets)       $  9,971     18.4%       $ 2,162      >4.0%       $ 2,702         >5.0%
                                                                         -                           -
           Tier I Capital (to risk
             weighted assets)      $  9,971     29.2%       $ 1,364      >4.0%       $ 2,046         >6.0%
                                                                         -                           -
           Total Capital (to risk-
             weighted assets)      $ 10,318     30.3%       $ 2,727      >8.0%       $ 3,409        >10.0%
                                                                         -                          -

         As of December 31, 2001:
           Tier I Capital (to
             average assets)       $ 10,631     18.7%       $ 2,270      >4.0%       $ 2,837         >5.0%
                                                                         -                           -
           Tier I Capital (to risk
             weighted assets)      $ 10,631     31.9%       $ 1,334      >4.0%       $ 2,001         >6.0%
                                                                         -                           -
           Total Capital (to risk-
             weighted assets)      $ 11,004     33.0%       $ 2,668      >8.0%       $ 3,334        >10.0%
                                                                         -                          -



10.  Employee Stock Ownership Plan (ESOP)
     ------------------------------------

     The Bank has an Employee Stock Ownership Plan (ESOP) for all employees who have attained the age of 21 and have been credited with at least 1,000 hours of service during a 12-month period. The ESOP borrowed approximately $614,000 from Bancorp and used the funds to purchase 61,360 shares of common stock of Bancorp. The loan will be repaid principally from the Bank's discretionary contributions to the ESOP over a period of 10 years. On December 31, 2001, the loan had an outstanding balance of approximately $263,000 and bore an interest rate of 8.5%. The cost of unallocated shares is considered unearned compensation and, as such, recorded as a reduction of the Company's stockholders' equity. Benefits become fully vested at the end of seven years of service under the terms of the ESOP Plan. Benefits may be payable upon retirement, death, disability, or separation from service. Since the Bank's annual contributions are discretionary, benefits payable under the ESOP cannot be estimated.

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


     For the years ending December 31, 2000 and 2001, compensation related to the ESOP of approximately $81,000 and $87,000, respectively, was expensed. Compensation is recognized at the average fair value of the ratably released shares during the accounting period as the employees performed services. At December 31, 2001, the ESOP had approximately 34,000 allocated shares and 27,000 unallocated shares. The fair value of unallocated ESOP shares at December 31, 2001 was approximately $345,000.

     The ESOP administrators determine whether dividends on allocated and unallocated shares are used for debt service. Any allocated dividends used will be replaced with common stock of equal value. For the purpose of computing earnings per share, only ESOP shares committed to be released (allocated shares) are considered outstanding.

11.  Restricted Stock Plan
     ---------------------

     The Company has a restricted stock plan ("RSP") which approved 30,680 shares of common stock for granting. The shares can be granted to certain employees, officers, and directors of the Company. The initial grants began vesting on June 1, 1998, and will be fully vested by June 1, 2002. The Company purchased 30,680 shares of common stock in the open market to fund the RSP. Compensation expense in the amount of the fair value of the common stock at the date of grant will be recognized during the periods the participants become vested. The unamortized balance of unearned compensation is reflected as a reduction of stockholders' equity. For the years ended December 31, 2000 and 2001, approximately $97,000 and $93,000, respectively, have been recognized as compensation expense.

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

     Activity under Bank's plans during the years ended December 31, 2000 and 2001, is summarized below:

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------



                                          2000               2001
                                  ------------------  --------------------
                                            Weighted             Weighted
                                             Average              Average
                                            Exercise             Exercise
                                   Shares    Price      Shares    Price
                                  -------- ---------  --------- ---------
    Shares under options:
      Outstanding, January 1       73,630   $16.69     73,630    $16.69
      Granted                           -        -          -         -
      Exercised                         -        -          -         -
      Forfeited                         -        -          -         -
                                  -------    -----    -------     -----

      Outstanding, December 31     73,630   $16.69     73,630    $16.69
                                  =======    =====    =======     =====
      Exercisable, December 31     44,178   $16.69     58,904    $16.69
                                  =======    =====    =======     =====


                              Options Outstanding           Options Exercisable
                    ------------------------------------  ----------------------
                                    Weighted
                                    Average     Weighted               Weighted
                        Number     Remaining     Average   Number      Average
   Range of            Options    Contractual   Exercise   Options     Exercise
   Exercise Prices   Outstanding     Life        Price    Outstanding    Price
   ---------------   -----------  -----------   --------  -----------  ---------
      $16.69             73,630     6.42 years    $16.69     58,904     $16.69
                       ========     ==========     =====     ======      =====



     Pro forma information regarding the net income and net income per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its stock options under the fair value method of that statement. The Company last granted stock options in 1998. The fair value for these options was estimated at that date of the grant using the Black-Scholes option-pricing model.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma net income (in thousands) and net income per share for the years ended December 31, 2000 and 2001, is as follows:

                                   2000                      2001
                          -----------------------   ---------------------
                          As Reported   Pro forma   As Reported  Pro forma
                          -----------   ---------   -----------  --------


   Net income                $ 485       $  471       $  489     $  475
                              ====        =====        =====       ====
   Basic and diluted
     earnings per share      $ .84       $  .82       $  .89     $  .87
                              ====        =====        =====       ====

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


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

     The following summarizes the approximate balances outstanding and amounts available in thousands for use at December 31, 2001:

                                    Commitment
                                    ----------

        Consumer and other lines    $ 729,000
                                     ========

     The Bank had outstanding commitments to originate mortgage and consumer loans of approximately $1,137,000 at December 31, 2001. The commitments to originate mortgage and consumer loans at December 31, 2001, were all fixed rate loans and had interest rates ranging from 6.625% to 8.50% and terms ranging from five years to 15 years.

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


15.  Financial Instruments

     The approximate stated and estimated fair value of financial instruments are summarized below (in thousands):

                                                                     December 31,
                                                  ------------------------------------------------
                                                         2000                      2001
                                                  --------------------    ------------------------
                                                   Stated   Estimated      Stated      Estimated
                                                   Amount   Fair Value     Amount      Fair Value
                                                  --------  ----------    ---------    ----------
         Financial assets:
           Cash and cash equivalents              $ 2,121    $  2,121       $  6,786      $  6,786
           Investment and mortgage-
             backed securities                      4,150       4,121          4,439         4,393
           Loans receivable, net                   46,814      46,880         44,384        45,750
           Federal Home Loan Bank stock               524         524            560           560
           Other assets                               355         355            262           262

         Financial liabilities:
           Deposits:
             Demand accounts                        9,493       9,493         11,226        11,226
             Certificate accounts                  32,759      32,722         34,124        34,600
           Federal Home Loan Bank
             advances                               1,000       1,000              -             -
           Other liabilities                          279         279            238           238



     The Bank had off-balance sheet financial commitments at December 31, 2001, which include approximately $1,866,000 of commitments to originate and fund loans and unused consumer lines of credit and letters of credit. Since these commitments are based on current market rates, the commitment amount is considered to be a reasonable estimate of fair market value.

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

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


     Federal Home Loan Bank Stock - No ready market exists for this stock and it
     ----------------------------
     has no quoted market value. However, redemption of this stock has historically been at par value. Accordingly, the carrying amount is deemed to be a reasonable estimate of fair value.

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

     Federal Home Loan Bank Advances - The fair value is equal to book value due
     -------------------------------
     to the short-term maturity of the debt.

     Other  Assets  and  Other  Liabilities  - Other  assets  represent  accrued
     --------------------------------------
     interest receivable; other liabilities represent advances from borrowers for taxes and insurance and accrued interest payable. Since these financial instruments will typically be received or paid within three months, the carrying amounts of such instruments are deemed to be a reasonable estimate of fair value.

     Fair value estimates are made at a specific point of time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale the Bank's entire holdings of a particular financial instrument. Because no active market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, current interest rates and prepayment trends, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in any of these assumptions used in calculating fair value also would affect significantly the estimates. Further, the fair value estimates were calculated as of December 31, 2000 and 2001. Changes in market interest rates and prepayment assumptions could change significantly the estimated fair value.

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

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------




        Parent Company Only
        Condensed Balance Sheets                                   December 31,
        (in thousands)                                        ----------------------
                                                                2000         2001
                                                              ---------    ---------
        Assets:
           Cash and cash equivalents                          $    389     $    680
           Investment securities available for sale                499            -
           ESOP loan receivable                                    339          263
           Equity in net assets of bank subsidiary               9,915       10,612
           Other assets                                             84           55
                                                               -------      -------
               Total assets                                   $ 11,226     $ 11,610
                                                               =======      =======
        Liabilities
           Accrued liabilities                                $      7     $      3
                                                                    --           --
        Stockholders' equity:
           Common stockholders' equity                          11,219       11,607
                                                               -------      -------
               Total liabilities and stockholders' equity     $ 11,226     $ 11,610
                                                               =======      =======



        Parent Company Only
        Condensed Statements of Income            For the Years Ended
        (in thousands)                            -------------------
                                                   2000         2001
                                                  ------       ------

        Interest income                             $ 94        $ 52
        Interest expense                               4           -
        Non-interest expense                          30          39
                                                    ----        ----
               Income before taxes                    60          13
        Income tax expense                            23           5
                                                    ----        ----
               Income before equity earnings          37           8
        Equity earnings of bank subsidiary           448         481
                                                    ----        ----

               Net income                          $ 485       $ 489
                                                    ====        ====

                                                                     (continued)

SFB BANCORP, INC. AND SUBSIDIARY      Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------




        Parent Company Only
        Condensed Statements of Cash Flows                           For the Years Ended
        (in thousands)                                              ----------------------
                                                                      2000          2001
                                                                    ---------     --------

        Operating activities:
           Net income                                               $    485      $   489
           Adjustments to reconcile net income to net
             cash provided by operating activities:
             Undistributed equity earnings of bank subsidiary           (448)        (481)
             Amortization (accretion) of premiums (discounts)
               on securities                                              (6)          (1)
             (Increase) decrease in other assets                         (44)          29
             Increase (decrease) in accrued liabilities                    1           (4)
                                                                     -------       ------
               Net cash provided (used) by operating activities          (12)          32
                                                                     -------       ------
        Investing activities:
           Loan repayment from Bank subsidiary                      $    885      $     -
           Principal repayment by ESOP                                    70           76
           Maturities of investment securities                           500          500
                                                                     -------       ------
               Net cash provided by investing activities               1,455          576
                                                                     -------       ------
        Financing activities:
           Purchase of treasury stock                                 (1,037)         (70)
           Payment of cash dividends                                    (111)        (247)
                                                                     -------       ------
               Net cash used by financing activities                  (1,148)        (317)
                                                                     -------       ------
        Net increase in cash and cash equivalents                        295          291

        Cash and cash equivalents at beginning of year                    94          389
                                                                     -------       ------
        Cash and cash equivalents at end of year                    $    389      $   680
                                                                     =======       ======