Form 10KSB, Exhibit 13
period 2002-12-31
SFB BANCORP INC
filed 2003-03-28
CIK 1035371

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

Stock Market Information

      The table below reflects the stock trading and dividend payment frequency of the Company for each quarter completed in the period January 1, 2001 through December 31, 2002. Since its issuance on May 29, 1997, the Company's common stock has been traded on the OTC Bulletin Board under the trading symbol "SFBK". The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions.

                                                                      Dividend
            Date                             High         Low         Declared
----------------------------------         --------     --------      --------
January 1, 2001 - March 31, 2001            $12.56       $11.75         $  --
April 1, 2001 - June 30, 2001                12.50        12.13           .10
July 1, 2001 - September 30, 2001            13.25        12.35            --
October 1, 2001 - December 31, 2001          12.70        12.40           .35

January 1, 2002 - March 31, 2002             14.40        12.45            --
April 1, 2002 - June 30, 2002                17.00        14.85           .10
July 1, 2002 - September 30, 2002            16.00        16.00            --
October 1, 2002 - December 31, 2002          16.32        15.67           .10

      The number of shareholders of record as of March 28, 2003, was approximately 136. This does not reflect the number of persons or entities who held stock in "street" name through various brokerage firms. At March 28, 2003, there were 570,522 shares outstanding.

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

Because of the lack of customer demand for adjustable rate loans in the Bank's market area, the Bank primarily originates fixed-rate real estate loans, which approximated 99% of the loan portfolio at December 31, 2002. To manage the interest rate risk of this type of loan portfolio, the Bank generally limits maturities of fixed-rate loans to no more than 15 years and maintains a portfolio of liquid assets. Maintaining liquid assets tends to reduce potential net income because liquid assets usually provide a lower yield than less liquid assets. At December 31, 2002, the estimated average weighted term to maturity of the Bank's mortgage loan portfolio was slightly more than 10 years and the estimated average weighted term of the Bank's deposits was slightly over 7 months.

Net Portfolio Value

The Bank computes amounts by which the net present value of cash flow from assets, liabilities and off balance sheet items ("net portfolio value" or "NPV") would change in the event of a range of assumed changes in market interest rates. These computations estimate the effect on the Bank's NPV from an instantaneous and permanent 1% to 3% (100 to 300 basis points) increases and decreases in market interest rates. Based upon OTS assumptions, the following table presents the Bank's NPV at December 31, 2002.

       Changes                  NPV
       in Rates             Ratio % (1)         Change (2)
       --------             -----------         ----------
       +300 bp                  21.75             -324 bp
       +200 bp                  23.19             -181 bp
       +100 bp                  24.38             - 61 bp
          0 bp                  25.00                0 bp
       -100 bp                  25.37             + 37 bp
       -200 bp                     -- (3)              -- (3)
       -300 bp                     -- (3)              -- (3)

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

                                                                  For the Years Ended December 31,
                                              ----------------------------------------------------------------------
                                                            2001                                 2002
                                              ----------------------------------------------------------------------
                                                                       Average                              Average
                                               Average                 Yield/       Average                 Yield/
                                               Balance    Interest      Cost        Balance    Interest      Cost
Interest-earning assets:                                             (Dollars in Thousands)
  Loans receivable (1) ....................   $  46,343   $   3,812        8.23%   $  44,284   $   3,478        7.86%
  Investment securities ...................       1,215          65        5.35        2,821         116        4.08
  Interest-earning deposits ...............       4,964         141        2.84        4,692          63        1.34
  Federal Home Loan Bank stock ............         541          36        6.65          571          26        4.55
  Mortgage-backed securities ..............       1,744          93        5.33        2,801         131        4.68
                                              ---------   ---------                ---------   ---------
Total interest-earning assets .............      54,807       4,147        7.57       55,169       3,814        6.91
                                                          ---------                            ---------
Non-interest-earning assets ...............       2,028                                1,824
                                              ---------                            ---------
Total assets ..............................   $  56,835                            $  56,993
                                              =========                            =========
Interest-bearing liabilities:
  Interest-bearing demand deposits ........   $  10,103         206        2.04    $  11,057         125        1.13
  Certificates of deposit .................      34,416       1,954        5.68       33,015       1,222        3.70
  Short-term borrowings ...................          --          --          --           --          --          --
                                              ---------   ---------                ---------   ---------
Total interest-bearing liabilities ........      44,519       2,160        4.85       44,072       1,347        3.06
                                                          ---------                            ---------
Non-interest-bearing liabilities ..........       1,084                                1,275
                                              ---------                            ---------
Total liabilities .........................      45,603                               45,347
                                              ---------                            ---------

Total stockholders' equity ................      11,232                               11,646
                                              ---------                            ---------
Total liabilities and stockholders' equity    $  56,835                            $  56,993
                                              =========                            =========
Net interest income .......................               $   1,987                           $   2,467
                                                          =========                           =========
Interest rate spread (2) ..................                                2.72%                                3.85%
                                                                      =========                            =========

Net yield on interest-earning assets (3) ..                                3.62%                                4.47%
                                                                      =========                            =========
Ratio of average interest-earning assets to
  average interest-bearing liabilities ....                              123.11%                              125.18%
                                                                      =========                            =========

---------
(1)   Average balances include non-accrual loans.

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

                                                                Year Ended December 31,
                                    ------------------------------------------------------------------------------------
                                            2001    vs.     2000                     2002    vs.     2001
                                    ------------------------------------------------------------------------------------
                                              Increase (Decrease)                      Increase (Decrease)
                                                   Due to                                     Due to
                                    ----------------------------- ------------------------------------------------------
                                                          Rate/                                       Rate/
                                    Volume      Rate      Volume       Net      Volume      Rate      Volume       Net
                                    -------    -------    -------    -------    -------    -------    -------    -------
                                                                 (Dollars in Thousands)
Interest income:
 Loans receivable ...............   $    67    $    56    $     1    $   124    $  (169)   $  (171)   $     6    $  (334)
 Mortgage-backed securities .....        (5)       (12)        --        (17)        56        (11)        (7)        38
 Investment securities ..........       (95)        --         (1)       (96)        86        (16)       (29)        41
 Other interest-earning assets ..       284        (32)      (140)       112         (8)       (84)        14        (78)
                                    -------    -------    -------    -------    -------    -------    -------    -------
  Total interest income .........   $   251    $    12    $  (140)   $   123    $   (35)   $  (282)   $   (16)   $  (333)
                                    =======    =======    =======    =======    =======    =======    =======    =======

Interest expense:
 Savings accounts ...............   $   179    $   (49)   $    (4)   $   126    $   (22)   $  (799)   $     8    $  (813)
 Other liabilities ..............        29        (29)       (29)       (29)        --         --         --         --
                                    -------    -------    -------    -------    -------    -------    -------    -------
   Total interest expense .......   $   208    $   (78)   $   (33)   $    97    $   (22)   $  (799)   $     8    $  (813)
                                    =======    =======    =======    =======    =======    =======    =======    =======

Net change in net-interest income   $    43    $    90    $  (107)   $    26    $   (13)   $   517    $   (24)   $   480
                                    =======    =======    =======    =======    =======    =======    =======    =======

Comparison of Financial Condition

Given the current rate environment, the Company has been attempting to increase its yield on interest-earning assets by moving funds from cash and overnight accounts to investments and mortgage-backed securities. Total net investment and mortgage-backed securities increased by approximately $1.5 million, or 33.9% to $5.9 million at December 31, 2002. Interest-earning deposits decreased approximately $1.9 million, or 30.6% to $4.3 million at December 31, 2002.

Comparison of the Results of Operations for the Years Ended December 31, 2001 and 2002

Net Income. Net income increased $229,000, or 46.8%, from $489,000 in 2001, to $718,000 in 2002. The increase for 2002, compared to 2001, was primarily the result of an increase in the net interest margin of $480,000, offset by an increase of $187,000 in income tax expense. Diluted income per share increased $.42, from $.89 in 2001, to $1.31 for 2002.

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

The $480,000 increase in net interest income for 2002, as compared to 2001, primarily reflects an increase in average interest-earning assets over average interest-bearing liabilities of approximately $809,000, and a 113 basis point increase in the interest rate spread. The interest rate spread for 2002 increased to 3.85%, from 2.72% in 2001. The net interest margin increased 85 basis points to 4.47% for 2002, from 3.62% for 2001.

Interest Income. Interest income decreased $333,000, or 8.0%, from approximately $4.0 million for 2001, to approximately $3.8 million for 2002. The overall decrease in interest income was primarily the result of an a decrease in the average yield on interest-earning assets of 66 basis points, from 7.57% for 2001, to 6.91% for 2002, offset by an increase in average interest-earning assets of approximately $362,000 for 2002, as compared to 2001.

Interest on loans decreased $334,000 for 2002, as compared to 2001. The decrease primarily reflects an approximate $2.1 million decrease in average loans outstanding, combined with an decrease in the average yield on average loans outstanding of 37 basis points, from 8.23% for 2001, to 7.86% for 2002. Loans receivable are the largest interest-earning asset held in the Company's portfolio.

Interest on investment securities increased $51,000 for 2002, as compared to 2001. The increase in interest on investments primarily reflects an increase of approximately $1.6 million in the average investment balance for 2002, compared to 2001. The average yield on investments decreased 127 basis points to 4.08% for 2002, compared to 2001.

Interest on interest-earning deposits decreased $78,000 for 2002, as compared 2001. The decrease in interest on interest-earning deposits primarily reflects a decrease of approximately $272,000 in the average balance of interest-earning deposits in 2002, compared to 2001. The average yield on interest-earning deposits decreased 150 basis points to 1.34% for 2002, compared to 2001.

Interest on mortgage-backed securities increased $38,000 for 2002, compared to 2001. The increase in the interest on mortgage-backed securities was primarily the result of an increase in the average invested balance of mortgage-backed securities of approximately $1.1 million for 2002, compared to 2001, offset by a 65 basis point decrease on the average yield to 4.68% for 2002, from 5.33% for 2001.

Interest Expense. Interest expense decreased approximately $813,000, from $2.2 million for the year ended December 31, 2001, to approximately $1.3 million for the year ended December 31,

2002. The decrease for 2002, as compared to 2001, was primarily the result of an approximate $447,000 decrease in the average balance of interest-bearing liabilities and a 179 basis point decrease in the average cost of funds.

Since the interest rate environment stabilized in the last half of 2001, the Company has been able to re-price customer deposits at lower cost of funds. However, the Company's liabilities are more sensitive to short-term re-pricing than its assets. Accordingly, if the rate environment were to increase our interest expense could rise which would potentially result in lower margins.

Provision for Loan Losses. Historically, management has emphasized loss experience over other factors in establishing the provision for loan losses. Management reviews the allowance for loan losses in relation to (i) past loan loss experience, (ii) known and inherent risks in the portfolio, (iii) adverse situations that may affect the borrower's ability to repay, (iv) the estimated value of any underlying collateral, and (v) current economic conditions. There can be no assurances, however, that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods. At December 31, 2002, the allowance for loan losses was at a level deemed adequate by management to provide for losses in the portfolio.

Non-Interest Income. Non-interest income continues to be an additional source of income for the Company. Certain fees on new loan production and service fees on other products and services produce the income. Total non-interest income amounted to $202,000 and $215,000 for 2002 and 2001, respectively.

Non-Interest Expense. Non-interest expense increased $51,000, to approximately $1.4 million at December 31, 2002. The increase was primarily the result of a $33,000 increase in compensation expense and a $24,000 increase in employee benefit expense. The increase in compensation expense for 2002, as compared to 2001, was primarily associated with normal compensation increases. The increase in employee benefit expense for the 2002, compared to 2001, was primarily due to expensing the monthly allocation of the Employee Stock Ownership Plan shares at a higher average fair value in 2002, as compared to 2001.

Income Taxes. Income tax expense increased $187,000, or 61.7%, to $490,000 for the year ended December 31, 2002, from $313,000 for the year ended December 31, 2001. The increase in income tax expense for 2002, compared 2001, was primarily due to higher pretax income. The effective tax rate for 2002 was approximately 40.6%, and 38.3% in 2001.

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

Net cash provided by operating activities for the year ended December 31, 2002 totaled approximately $1.1 million, as compared to $810,000 for the year ended December 31, 2001. The increase in net cash provided by operating activities for 2002, as compared to 2001, was primarily the result of efficient bank operations.

Net cash used by investing activities for the year ended December 31, 2002 totaled approximately $973,000. This was primarily attributable to purchases of investments securities available for sale, offset by net loan repayments and maturities of securities.

Net cash used by financing activities for 2002 totaled approximately $2.0 million. This was primarily the result of a decrease in deposits in 2002 of $1.7 million, purchase of treasury stock of $96,0000 and $111,000 in cash dividends paid.

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

At December 31, 2002, management had no knowledge of any trends, events or uncertainties that will have or are reasonably likely to have material effects on the liquidity, capital resources or operations of the Company. Further at December 31, 2002, management was not aware of any current recommendations by the regulatory authorities that, if implemented, would have such an effect.

                       [CRISP HUGHES EVANS LLP LETTERHEAD]

                          Independent Auditors' Report

To the Board of Directors
SFB Bancorp, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of SFB Bancorp, Inc. and Subsidiary (the "Company") as of December 31, 2001 and 2002, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2001 and 2002, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Asheville, North Carolina
January 24, 2003

                                SFB BANCORP, INC.
                                 AND SUBSIDIARY

                           Consolidated Balance Sheets
                        (in thousands, except share data)

                                                                               December 31,
                                                                         -----------------------
             Assets                                                        2001           2002
             ------                                                        ----           ----
Cash on hand                                                             $    579       $    654
Interest earning deposits                                                   6,207          4,309
                                                                         --------       --------
           Cash and cash equivalents                                        6,786          4,963

Investment securities:
   Held to maturity (market value of $672 in 2001 and $612 in 2002)           718            592
   Available for sale                                                         789          2,954
Loans receivable, net                                                      44,384         43,880
Mortgage-backed securities:
   Available for sale                                                       2,932          2,396
Premises and equipment, net                                                   898            850
Federal Home Loan Bank stock, at cost                                         560            586
Accrued interest receivable                                                   262            266
Other assets                                                                  128            125
                                                                         --------       --------

          Total assets                                                   $ 57,457       $ 56,612
                                                                         ========       ========

   Liabilities and Stockholders' Equity

Deposits:
   Non-interest-bearing                                                  $  1,388       $  1,341
   Interest-bearing                                                        43,962         42,271
                                                                         --------       --------
          Total deposits                                                   45,350         43,612

Advance payments by borrowers for taxes and insurance                         198            184
Accrued expenses and other liabilities                                         99             73
Income taxes:
   Current                                                                     53            203
   Deferred                                                                   150            216
                                                                         --------       --------
          Total liabilities                                                45,850         44,288
                                                                         --------       --------

Stockholders' equity:
   Common stock ($.10 par value, 4,000,000 shares authorized;
     767,000 shares issued; 582,995 and 578,247 outstanding at
     December 31, 2001 and 2002, respectively)                                 58             58
   Paid-in capital                                                          5,112          5,074
   Retained income, substantially restricted                                6,781          7,388
   Treasury stock at cost (1,300 shares at December 31, 2002)                  --            (21)
   Accumulated other comprehensive income                                     (20)            32
   Unearned compensation:
     Employee stock ownership plan                                           (278)          (207)
     Restricted stock plan                                                    (46)            --
                                                                         --------       --------
          Total stockholders' equity                                       11,607         12,324
                                                                         --------       --------

          Total liabilities and stockholders' equity                     $ 57,457       $ 56,612
                                                                         ========       ========

The accompanying notes are an integral part of these consolidated financial statements.

                                SFB BANCORP, INC.
                                 AND SUBSIDIARY

                        Consolidated Statements of Income
                      (in thousands, except per share data)

                                                      Years Ended December 31,
                                                     -------------------------
                                                        2001            2002
                                                        ----            ----

Interest income:
   Loans                                              $  3,812        $  3,478
   Mortgage-backed securities                               93             131
   Investments                                             101             142
   Interest earning deposits                               141              63
                                                      --------        --------
           Total interest income                         4,147           3,814
                                                      --------        --------

Interest expense:
   Deposits                                              2,159           1,347
   Federal Home Loan Bank advances                           1              --
                                                      --------        --------
           Total interest expense                        2,160           1,347
                                                      --------        --------

           Net interest income                           1,987           2,467

Provision for loan losses                                   36              36
                                                      --------        --------

           Net interest income after provision
             for loan losses                             1,951           2,431
                                                      --------        --------

Non-interest income:
   Loan fees and service charges                           208             196
   Other                                                     7               6
                                                      --------        --------
           Total non-interest income                       215             202
                                                      --------        --------

Non-interest expenses:
   Compensation                                            683             716
   Employee benefits                                       131             155
   Net occupancy expense                                   135             132
   Deposit insurance premiums                                8               8
   Data processing                                         129             128
   Other                                                   288             286
                                                      --------        --------
           Total non-interest expenses                   1,374           1,425
                                                      --------        --------

           Income before income taxes                      792           1,208

Income tax expense                                         303             490
                                                      --------        --------

           Net income                                 $    489        $    718
                                                      ========        ========

Earnings per share:
   Basic                                              $    .89        $   1.31
   Diluted                                                 .89            1.31
                                                      ========        ========

The accompanying notes are an integral part of these consolidated financial statements.

                                SFB BANCORP, INC.
                                 AND SUBSIDIARY

                 Consolidated Statements of Comprehensive Income
                                 (in thousands)

                                                        Years Ended December 31,
                                                        ------------------------
                                                            2001            2002
                                                        --------        --------

Net income                                              $    489        $    718

Other comprehensive income:
   Net unrealized gains on securities available for
      sale, net of tax benefit of $24 and $35,
      Respectively                                            37              52
                                                        --------        --------

Comprehensive income                                    $    526        $    770
                                                        ========        ========

The accompanying notes are an integral part of these consolidated financial statements.

                                SFB BANCORP, INC.
                                 AND SUBSIDIARY

                 Consolidated Statements of Stockholders' Equity
                        (in thousands, except share data)

                                                                                         Accumu-
                                                                                          lated
                                                                                          Other          Unearned
                                                                                          Compre-       Compensation
                                               Common    Paid-In    Retained   Treasury   hensive    -------------------
                                               Stock     Capital     Income     Stock      Income    for ESOP   for RSP     Total
                                              --------   --------   --------   --------   --------   --------   --------   --------
Balance at December 31, 2000                  $     77   $  7,392   $  6,539   $ (2,245)  $    (57)  $   (348)  $   (139)  $ 11,219

Net income                                          --         --        489         --         --         --         --        489

Other comprehensive income                          --         --         --         --         37         --         --         37

Cash dividends declared ($.45 per share)            --         --       (247)        --         --         --         --       (247)

Treasury stock purchased (5,600 shares)             --         --         --        (70)        --         --         --        (70)

Retirement of treasury stock (184,005
shares)                                            (19)    (2,296)        --      2,315         --         --         --         --

Compensation earned                                 --         16         --         --         --         70         93        179
                                              --------   --------   --------   --------   --------   --------   --------   --------

Balance at December 31, 2001                        58      5,112      6,781         --        (20)      (278)       (46)    11,607

Net income                                          --         --        718         --         --         --         --        718

Other comprehensive income                          --         --         --         --         52         --         --         52

Cash dividends declared ($.20 per share)            --         --       (111)        --         --         --         --       (111)

Treasury stock purchased (6,048 shares)             --         --         --        (96)        --         --         --        (96)

Retirement of treasury stock (4,748 shares)         --        (75)        --         75         --         --         --         --

Compensation earned                                 --         37         --         --         --         71         46        154
                                              --------   --------   --------   --------   --------   --------   --------   --------

Balance at December 31, 2002                  $     58   $  5,074   $  7,388   $    (21)  $     32   $   (207)  $     --   $ 12,324
                                              ========   ========   ========   ========   ========   ========   ========   ========

The accompanying notes are an integral part of these consolidated financial statements.

                                SFB BANCORP, INC.
                                 AND SUBSIDIARY

                      Consolidated Statements of Cash Flows
                                 (in thousands)

                                                                   Years Ended December 31,
                                                                   -------------------------
                                                                     2001             2002
                                                                     ----             ----
Operating activities:
   Net income                                                      $    489         $    718
   Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation                                                       106              107
     Provision for loan losses                                           36               36
     Deferred income taxes (benefit)                                     (4)              32
     Net decrease in deferred loan fees                                 (17)              (7)
     Accretion of discounts on investment securities, net               (26)             (30)
     Amortization of premiums on mortgage-backed securities               5                4
     Amortization of unearned compensation                              179              154
     FHLB stock dividends                                               (36)             (26)
     Net changes in:
        Other assets                                                    (20)               2
        Accrued interest receivable                                      93               (4)
        Accrued expenses and other liabilities                          (30)             (27)
        Income taxes--current                                            35              150
                                                                   --------         --------
          Net cash provided by operating activities                     810            1,109
                                                                   --------         --------

Investing activities:
   Maturities of investment securities held to maturity                 177              153
   Maturities of investment securities available for sale             2,325              945
   Principal payments on mortgage-backed securities
     available for sale                                                 326            1,209
   Purchase of investment securities available for sale              (3,034)          (3,697)
   Purchase of other assets                                             (10)              --
   Net decrease in loans                                              2,411              475
   Purchase of premises and equipment                                   (97)             (58)
                                                                   --------         --------
          Net cash provided (used) by investing activities            2,098             (973)
                                                                   --------         --------

                                                                     (continued)

                                SFB BANCORP, INC.
                                 AND SUBSIDIARY

                Consolidated Statements of Cash Flows, Continued
                                 (in thousands)

                                                                          Years Ended December 31,
                                                                          -------------------------
                                                                            2001             2002
                                                                            ----             ----
Financing activities:
   Net increase (decrease) in deposits                                    $  3,098         $ (1,738)
   Increase (decrease) in advance payments by borrowers
     for taxes and insurance                                                   (24)             (14)
   Repayments of FHLB advances                                              (1,000)              --
   Treasury stock purchased                                                    (70)             (96)
   Dividends paid                                                             (247)            (111)
                                                                          --------         --------
          Net cash provided (used) by financing activities                   1,757           (1,959)
                                                                          --------         --------

          Increase (decrease) in cash and cash equivalents                   4,665           (1,823)

Cash and cash equivalents at beginning of year                               2,121            6,786
                                                                          --------         --------

Cash and cash equivalents at end of year                                  $  6,786         $  4,963
                                                                          ========         ========

Supplemental disclosures of cash flow information:
  Cash paid during the year for:
     Interest                                                             $  2,176         $  1,372
     Income taxes                                                              273              308
                                                                          ========         ========

Non-cash transactions:
   Change in unrealized gains (losses) on securities and mortgage-
     backed securities available for sale, net of income taxes            $     37         $     52
                                                                          ========         ========

The accompanying notes are an integral part of these consolidated financial statements.

                                SFB BANCORP, INC.
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2002
                         (Tabular amounts in thousands)

1.    Summary of Significant Accounting Policies

      The accounting and reporting policies of SFB Bancorp, Inc. (the "Bancorp") and its subsidiary, Security Federal Bank (the "Bank"), conform, in all material respects, to U.S. generally accepted accounting principles and to general practices within the banking industry. The following summarize the more significant of these policies and practices.

      Nature of Operations - Bancorp's only line of business is investing in its bank subsidiary. The Bank's principal line of business is originating single-family mortgage, consumer, and commercial loans, and accepting deposits from the general public from its offices in northeastern Tennessee.

      Estimates - The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues during the reporting period. Actual results could differ from those estimates.

      Principles of Consolidation - The consolidated financial statements include the accounts of the Bancorp, the Bank, and the Bank's wholly owned subsidiary, SFS, Inc. (SFS), herein collectively referred to as the Company. The impact of SFS on the consolidated financial statements is insignificant. SFS has no operating activity other than to own stock in a third-party service bureau. Intercompany balances and transactions have been eliminated.

      Cash and Cash Equivalents - As presented in the consolidated statements of cash flows, cash and cash equivalents include cash on hand and interest-earning deposits in other banks.

      Loans Receivable - Loans receivable are carried at their unpaid principal balance less, where applicable, net deferred loan fees and allowances for losses. Additions to the allowances for losses are based on management's evaluation of the loan portfolio under current economic conditions and such other factors that, in management's judgment, deserve recognition in estimating losses. Interest accrual is discontinued when a loan becomes 90 days delinquent unless, in management's opinion, the loan is well secured and in process of collection. Interest income on impaired loans is recognized on a cash basis.

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

      Real Estate - Real estate properties acquired through loan foreclosure are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less estimated costs to sell (net realizable value). Real estate property held for investment is carried at the lower of cost, including cost of property improvements incurred subsequent to acquisition less depreciation, or net realizable value. Costs relating to development and improvement of properties are capitalized, whereas costs relating to the holding of property are expensed. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from real estate.

      Premises and Equipment - Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed on a straight-line method over the estimated useful lives of the assets ranging from 5 to 40 years. The cost of maintenance and repairs is charged to expense as incurred while expenditures that materially increase property lives are capitalized.

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

      Stock Compensation Plans - Statement of Financial Accounting Standards
      (SFAS) No. 123, "Accounting for Stock-Based Compensation," encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied. The pro forma disclosures include the effects of all awards granted on or after January 1, 1995. (See Note 12.)

      Earnings Per Share - Basic earnings per share represents income available to common shareholders divided by the weighted average number of common shares outstanding during the period. Unallocated ESOP shares are not considered as outstanding for purposes of this calculation. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the corporation relate solely to outstanding stock options, and are determined using the treasury stock method. Diluted earnings per share includes the effect of dilution for stock options.

      For the years ended December 31, 2001 and 2002, net income available to the common stockholders in both the basic and diluted computations was equal to net income. For purposes of the diluted earnings per share calculation, there was no dilutive effect for the stock options for the years ended December 31, 2001 and 2002.

      Earnings per common share have been computed based on the following:

                                                             Years Ended December 31,
                                                               2001            2002
                                                               ----            ----
      Net income applicable to common stock                   $    489        $    718
                                                              ========        ========

      Average number of common shares outstanding                  552             549
      Effect of dilutive options                                    --              --
                                                              --------        --------
      Average number of common shares outstanding
         used to calculate diluted earnings per common
         share                                                     552             549
                                                              ========        ========

      Comprehensive Income - Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. However certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

      Recent Accounting Pronouncements - In April of 2002, the Financial Accounting Standards Board (FASB) issued FASB Statement 145, Rescissions of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This statement makes a number of technical corrections to various standards, but the main purpose of the statement is to clarify that a gain or loss on the extinguishment of debt must meet the standards set forth in APB Opinion No. 30 in order to qualify for reporting as an extraordinary item. The effects of this statement are not expected to have a material impact on the Company's financial statements.

      In June of 2002, the FASB issued FASB Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This statement changes the timing of the recording of a liability related to the costs of an exit or disposal activity from when a plan was committed to by a Company, to when the costs related to the liability are actually incurred. Additionally, the Statement asserts that the liability generated related to these costs should be recorded at fair value. The effects of this statement are not expected to materially impact the Company's financial statements.

      In October of 2002, the FASB issued Statement No. 147, Acquisitions of Certain Financial Institutions--an Amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9. This statement amends previous statements to allow financial institutions to report business combinations under guidance from FASB Statement No. 141, Business Combinations. This changes the way financial institutions account for goodwill from business purchases and combinations. Instead of amortizing goodwill over time, institutions will annually evaluate goodwill for impairment as required under FASB Statement No. 141. The application of this standard is not expected to materially impact the Company's financial statements.

2.    Investment Securities

      The amortized cost and estimated fair values of investment securities are summarized as follows:

                                                              Gross             Gross           Estimated
                                          Amortized         Unrealized        Unrealized           Fair
                                             Cost             Gains             Losses            Value
                                             ----             -----             ------            -----
Securities to be held to maturity:
   December 31, 2001:
     U.S. government security             $      513        $       --        $       46        $      467
     Municipal securities                        205                --                --               205
                                          ----------        ----------        ----------        ----------

                                          $      718        $       --        $       46        $      672
                                          ==========        ==========        ==========        ==========
   December 31, 2002:
     U.S. government security             $      539        $       20        $       --        $      559
     Municipal securities                         53                --                --                53
                                          ----------        ----------        ----------        ----------

                                          $      592        $       20        $       --        $      612
                                          ==========        ==========        ==========        ==========
Securities available for sale:
   December 31, 2001:
     U.S. government and
        agency securities                 $      597        $       --        $       --        $      597
     Other                                       192                --                --               192
                                          ----------        ----------        ----------        ----------

                                          $      789        $       --        $       --        $      789
                                          ==========        ==========        ==========        ==========
   December 31, 2002:
     U.S. government and
        agency securities                 $    2,434        $       34        $       --        $    2,468
     Other                                       486                --                --               486
                                          ----------        ----------        ----------        ----------

                                          $    2,920        $       34        $       --        $    2,954
                                          ==========        ==========        ==========        ==========

      The amortized cost and estimated market values of debt securities by contractual maturity are as follows:

                                                     Amortized                  Estimated
                                                        Cost                    Fair Value
                                                ------------------------------------------------
                                                 2001          2002          2001          2002
                                                 ----          ----          ----          ----
Securities to be held to maturity:
   Due in one year                              $   --        $   53        $   --        $   53
   Due after one year through five years           205            --           205            --
   Due after ten years                             513           539           467           559
                                                ------        ------        ------        ------

                                                $  718        $  592        $  672        $  612
                                                ======        ======        ======        ======
Securities available for sale:
   Due in one year                              $   --        $  300        $   --        $  305
   Due after one year through five years           597         2,134           597         2,163
                                                ------        ------        ------        ------

                                                $  597         2,434        $  597         2,468
                                                ======        ======        ======        ======

      The Bank had investment securities with an amortized cost of approximately $1,582,000 and $1,112,000 pledged against deposits at December 31, 2001 and 2002, respectively.

      The Bank had no sales of investment securities to be held to maturity or available for sale for the years ended December 31, 2001 and 2002.

3.    Loans Receivable

            Loans receivable are summarized as follows:

                                                         December 31,
                                                   -------------------------
                                                     2001            2002
                                                     ----            ----
Real estate first mortgage loans:
   One-to-four-family                              $ 28,678        $ 28,165
   Construction                                         995           2,044
   Commercial real estate                             2,286           2,436
   Multi-family residential                           3,679           3,621
   Land                                               3,378           2,999
                                                   --------        --------
        Total real estate loans                      39,016          39,265
                                                   --------        --------

Consumer and commercial loans:
   Commercial business                                2,630           3,157
   Auto loans                                         2,715           2,043
   Share loans                                          289             250
   Other                                                543             416
                                                   --------        --------
        Total consumer and commercial loans           6,177           5,866
                                                   --------        --------

        Total loans                                  45,193          45,131
                                                   --------        --------

                                                                     (continued)

                                                             December 31,
                                                        -----------------------
                                                          2001            2002
                                                          ----            ----
      Less:
         Undisbursed portion of loans in process        $    423        $    882
         Net deferred loan fees                               13               6
         Allowance for loan losses                           373             363
                                                        --------        --------
                                                             809           1,251
                                                        --------        --------

                                                        $ 44,384        $ 43,880
                                                        ========        ========

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

      The changes in the allowance for loan losses are summarized as follows:

                                          Years Ended December 31,
                                          ------------------------
                                             2001          2002
                                            -----         -----

      Beginning balance                     $ 347         $ 373
      Provision charged to income              36            36
      Charge-offs, net of recoveries          (10)          (46)
                                            -----         -----

      Ending balance                        $ 373         $ 363
                                            =====         =====

      Non-accrual loans were approximately $189,000 at December 31, 2002. There were no accruing loans that were contractually past due 90 days or more.

4.    Mortgage-Backed Securities

      Mortgage-backed securities are summarized as follows:

                                                              Gross             Gross          Estimated
                                            Amortized       Unrealized       Unrealized         Market
                                               Cost           Gains             Losses           Value
                                            ---------        ---------        ---------        ---------
      Securities available for sale:
         December 31, 2001:
           GNMA                             $     249        $       1        $       2        $     248
           FHLMC                                   27               --               --               27
           FHLMC REMIC's                          988               --               18              970
           FNMA                                   302                1                7              296
           FNMA REMIC's                         1,400               --                9            1,391
                                            ---------        ---------        ---------        ---------

                                            $   2,966        $       2        $      36        $   2,932
                                            =========        =========        =========        =========

      Securities available for sale:
         December 31, 2002:
           GNMA                             $     179        $       1        $      --        $     180
           FHLMC                                   20               --               --               20
           FHLMC REMIC's                          943               10               --              953
           FNMA                                   213               --                1              212
           FNMA REMIC's                         1,023                8               --            1,031
                                            ---------        ---------        ---------        ---------

                                            $   2,378        $      19        $       1        $   2,396
                                            =========        =========        =========        =========

      Although mortgage-backed securities are initially issued with a stated maturity date, the underlying mortgage collateral may be prepaid by the mortgagee and, therefore, such securities may not reach their maturity date.

      The Bank had mortgage-backed securities with an amortized cost of approximately $219,000 and $206,000 pledged against deposits at December 31, 2001 and 2002, respectively.

      There were no sales of mortgage-backed securities for the years ended December 31, 2001 and 2002.

5.    Premises and Equipment

      Premises and equipment are summarized as follows:

                                                   December 31,
                                               --------------------
                                                2001          2002
                                                ----          ----


      Land and improvements                    $  237        $  237
      Buildings                                 1,246         1,289
      Vehicles                                     38            38
      Furniture, fixtures and equipment           573           586
                                               ------        ------
                                                2,094         2,150
      Less accumulated depreciation             1,196         1,300
                                               ------        ------

                                               $  898        $  850
                                               ======        ======

6.    Deposits

      The Bank had deposit accounts in amounts of $100,000 or more of approximately $13.3 million and $12.4 million at December 31, 2001 and 2002, respectively. Contractual maturities of time deposits are summarized as follows:

                                             December 31,
                                        ----------------------
                                          2001           2002
                                          ----           ----
      12 months or less                 $29,418        $24,988
      After 1 but within 3 years          4,217          5,633
      After 3 years                         489          1,426
                                        -------        -------

                                        $34,124        $32,047
                                        =======        =======

7.    Federal Home Loan Bank Advances

      The Bank had no advances from the Federal Home Loan Bank (FHLB) outstanding at December 31, 2001 and 2002.

      The Bank pledges as collateral for any borrowings its FHLB stock and its entire loan portfolio of qualifying mortgages (as defined) under a blanket collateral agreement with the FHLB.

      The Bank has total credit availability with the FHLB of up to $23.5 million.

8.    Income Taxes

      Income tax expense is summarized as follows:

                                                                     Years Ended December 31,
                           -------------------------------------------------------------------------------------------
                                              2001                                             2002
                           -----------------------------------------         -----------------------------------------
                           Federal           State           Total           Federal           State           Total
                           -------           -----           -----           -------           -----           -----
      Current              $    276         $     31        $    307         $    406         $     52        $    458
      Deferred                  (20)              16              (4)              (5)              37              32
                           --------         --------        --------         --------         --------        --------

              Total        $    256         $     47        $    303         $    401         $     89        $    490
                           ========         ========        ========         ========         ========        ========

      The differences between actual income tax expense and the amount computed by applying the federal statutory income tax rate of 34% to income before income taxes are reconciled as follows:

                                                       Years Ended December 31,
                                                      -------------------------
                                                        2001             2002
                                                        ----             ----

Computed income tax expense                           $    269         $    411
Increase (decrease) resulting from:
  State income tax, net of federal tax benefit              31               59
  Non-taxable income                                        (5)              (2)
  Non-deductible expenses                                   15               31
  Other                                                     (7)              (9)
                                                      --------         --------

Actual income tax expense                             $    303         $    490
                                                      ========         ========

      The components of net deferred tax liabilities are as follows:

                                                              December 31,
                                                        ------------------------
                                                          2001            2002
                                                          ----            ----
Deferred tax liabilities:
  Loan losses                                           $     --        $     28
  Excess tax depreciation                                     24              16
  FHLB stock dividends                                        94             104
  Deferred cost                                               76              63
  Unrealized gains on securities available for sale           --              21
  Purchased discounts on mortgage-backed securities            1               1
                                                        --------        --------
                                                             195             233
                                                        --------        --------

                                                                     (continued)

                                                             December 31,
                                                       ------------------------
                                                         2001            2002
                                                         ----            ----
Deferred tax assets:
  Loan losses                                          $      4        $     --
  Accrued expenses                                           27              12
  Unrealized losses on securities available for sale         14              --
  Other                                                      --               5
                                                       --------        --------
                                                             45              17
                                                       --------        --------

        Net deferred tax liability                     $    150        $    216
                                                       ========        ========

      The Bank's annual addition to its reserve for bad debts allowed under the Internal Revenue Code may differ significantly from the bad debt experience used for financial statement purposes. Such bad debt deductions for income tax purposes are included in taxable income of later years only if the bad debt reserves are used for purposes other than to absorb bad debt losses. Since the Bank does not intend to use the reserve for purposes other than to absorb losses, no deferred income taxes have been provided on the amount of bad debt reserves for tax purposes that arose in tax years beginning before December 31, 1987, in accordance with SFAS No.
      109. Therefore, retained income at December 31, 2001 and 2002, includes approximately $825,000, representing such bad debt deductions for which no deferred income taxes have been provided.

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

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tier I capital (as defined in the regulations) to average total assets (as defined), and of Tier I and total risk-based capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 2001 and 2002, that the Bank meets all capital adequacy requirements to which it is subject.

      As of December 31, 2002, the most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum (Tier I leverage, Tier I risk-based, total risk-based capital) ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category. No deduction from capital for interest-rate risk was required.

      The Bank's actual capital amounts (in thousands) and ratios are also presented in the following table.

                                                                                                         To Be Well
                                                                                                      Capitalized Under
                                                                              For Capital             Prompt Corrective
                                                   Actual                Adequacy Purposes            Action Provisions
                                          -------------------------  -------------------------    -------------------------
                                            Amount          Ratio     Amount            Ratio      Amount            Ratio
                                            ------          -----     ------            -----      ------            -----
          As of December 31, 2001:
            Tier I Capital (to
               average assets)            $ 10,631           18.7%    $ 2,270            >4.0%     $ 2,837            >5.0%
                                                                                         -                            -
            Tier I Capital (to risk
               weighted assets)           $ 10,631           31.9%    $ 1,334            >4.0%     $ 2,001            >6.0%
                                                                                         -                            -
            Total Capital (to risk-
               weighted assets)           $ 11,004           33.0%    $ 2,668            >8.0%     $ 3,334           >10.0%
                                                                                         -                           -

          As of December 31, 2002:
            Tier I Capital (to
               average assets)            $ 11,508           20.5%    $ 2,240            >4.0%     $ 2,801            >5.0%
                                                                                         -                            -
            Tier I Capital (to risk
               weighted assets)           $ 11,508           35.6%    $ 1,292            >4.0%     $ 1,937            >6.0%
                                                                                         -                            -
            Total Capital (to risk-
               weighted assets)           $ 11,871           36.8%    $ 2,583            >8.0%     $ 3,229           >10.0%
                                                                                         -                           -

10.   Employee Stock Ownership Plan (ESOP)

      The Bank has an Employee Stock Ownership Plan (ESOP) for all employees who have attained the age of 21 and have been credited with at least 1,000 hours of service during a 12-month period. The ESOP borrowed approximately $614,000 from Bancorp and used the funds to purchase 61,360 shares of common stock of Bancorp. The loan will be repaid principally from the Bank's discretionary contributions to the ESOP over a period of 10 years. On December 31, 2002, the loan had an outstanding balance of approximately $196,600 and bore an interest rate of 8.5%. The cost of unallocated shares is considered unearned compensation and, as such, recorded as a reduction of the Company's stockholders' equity. Benefits become fully vested at the end of seven years of service under the terms of the ESOP Plan. Benefits may be payable upon retirement, death, disability, or separation from service. Since the Bank's annual contributions are discretionary, benefits payable under the ESOP cannot be estimated.

      For the years ending December 31, 2001 and 2002, compensation related to the ESOP of approximately $87,000 and $108,000, respectively, was expensed. Compensation is recognized at the average fair value of the ratably released shares during the accounting period as the employees performed services. At December 31, 2002, the ESOP had approximately 40,000 allocated shares and 21,000 unallocated shares. The fair value of unallocated ESOP shares at December 31, 2002 was approximately $338,000.

      The ESOP administrators determine whether dividends on allocated and unallocated shares are used for debt service. Any allocated dividends used will be replaced with common stock of equal value. For the purpose of computing earnings per share, only ESOP shares committed to be released (allocated shares) are considered outstanding.

11.   Restricted Stock Plan

      The Company has a restricted stock plan ("RSP") which approved 30,680 shares of common stock for granting. The shares can be granted to certain employees, officers, and directors of the Company. The initial grants began vesting on June 1, 1998, and were fully vested on June 1, 2002. The Company purchased 30,680 shares of common stock in the open market to fund the RSP. Compensation expense in the amount of the fair value of the common stock at the date of grant will be recognized during the periods the participants become vested. The unamortized balance of unearned compensation is reflected as a reduction of stockholders' equity. For the years ended December 31, 2001 and 2002, approximately $93,000 and $46,000, respectively, have been recognized as compensation expense.

12.   Stock Option Plans

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

      Activity under Bank's plans during the years ended December 31, 2001 and 2002, is summarized below:

                                              2001                               2002
                                    -------------------------       ----------------------------
                                                    Weighted                          Weighted
                                                     Average                           Average
                                                    Exercise                          Exercise
                                    Shares            Price           Shares            Price
                                    ------            -----           ------            -----
Shares under options:
   Outstanding, January 1             73,630        $   16.69           73,630        $   16.69
   Granted                                --               --               --               --
   Exercised                              --               --               --               --
   Forfeited                              --               --               --               --
                                   ---------        ---------        ---------        ---------

   Outstanding, December 31           73,630        $   16.69           73,630        $   16.69
                                   =========        =========        =========        =========

   Exercisable, December 31           73,630        $   16.69           73,630        $   16.69
                                   =========        =========        =========        =========

                                       Options Outstanding                            Options Exercisable
                        -------------------------------------------------        -------------------------------
                                            Weighted
                                             Average           Weighted                              Weighted
                          Number            Remaining           Average            Number             Average
Range of                  Options          Contractual         Exercise            Options           Exercise
Exercise Prices         Outstanding           Life               Price           Outstanding           Price
---------------         -----------           ----               -----           -----------           -----
$16.69                       73,630        5.42 years         $     16.69             73,630        $     16.69
                        ===========        ===========        ===========        ===========        ===========

      Pro forma information regarding the net income and net income per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its stock options under the fair value method of that statement. The Company last granted stock options in 1998. The fair value for these options was estimated at that date of the grant using the Black-Scholes option-pricing model.

      For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma net income (in thousands) and net income per share for the years ended December 31, 2001 and 2002, is as follows:

                                           2001                                   2002
                             --------------------------------        --------------------------------
                              As Reported           Pro forma         As Reported           Pro forma
                              -----------           ---------         -----------           ---------
Net income                   $        489        $        475        $        718        $        704
                             ============        ============        ============        ============

Basic and diluted
   earnings per share        $        .89        $        .87        $       1.31        $       1.28
                             ============        ============        ============        ============

13.   Employment and Change of Control Agreement

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

      The following summarizes the approximate balances outstanding and amounts available for use at December 31, 2002:

                                                         Commitment
                                                         ----------
          Consumer and other lines                       $1,019,000
                                                         ==========

      The Bank had outstanding commitments to originate mortgage and consumer loans of approximately $927,000 at December 31, 2002. The commitments to originate mortgage and consumer loans at December 31, 2002, were all fixed rate loans and had interest rates ranging from 6.50% to 8.00% and terms ranging from one year to 15 years.

15.   Financial Instruments

      The approximate stated and estimated fair value of financial instruments are summarized below (in thousands):

                                                                   December 31,
                                       --------------------------------------------------------------------
                                                   2001                                  2002
                                       ------------------------------        ------------------------------
                                         Stated            Estimated           Stated            Estimated
                                         Amount           Fair Value           Amount           Fair Value
                                         ------           ----------           ------           ----------
Financial assets:
   Cash and cash equivalents           $     6,786        $     6,786        $     4,963        $     4,963
   Investment and mortgage-
     backed securities                       4,439              4,393              5,942              5,962
   Loans receivable, net                    44,384             45,750             43,880             46,596
   Federal Home Loan Bank stock                560                560                586                586
   Other assets                                262                262                266                266

Financial liabilities:
   Deposits:
     Demand accounts                        11,226             11,226             11,566             11,449
     Certificate accounts                   34,124             34,600             32,046             32,555
   Other liabilities                           238                238                201                201

      The Bank had off-balance sheet financial commitments at December 31, 2002, which include approximately $1,946,000 of commitments to originate and fund loans and unused consumer lines of credit and letters of credit. Since these commitments are based on current market rates, the commitment amount is considered to be a reasonable estimate of fair market value.

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

      Fair value estimates are made at a specific point of time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale the Bank's entire holdings of a particular financial instrument. Because no active market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, current interest rates and prepayment trends, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in any of these assumptions used in calculating fair value also would affect significantly the estimates. Further, the fair value estimates were calculated as of December 31, 2001 and 2002. Changes in market interest rates and prepayment assumptions could change significantly the estimated fair value.

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

Parent Company Only
Condensed Balance Sheets                                     December 31,
(in thousands)                                         ------------------------
                                                         2001            2002
                                                         ----            ----
Assets:
  Cash and cash equivalents                           $    680        $    574
  ESOP loan receivable                                     263             197
  Equity in net assets of bank subsidiary               10,612          11,541
  Other assets                                              55              16
                                                      --------        --------

        Total assets                                  $ 11,610        $ 12,328
                                                      ========        ========

Liabilities
  Accrued liabilities                                 $      3        $      4
                                                      --------        --------

Stockholders' equity:
  Common stockholders' equity                           11,607          12,324
                                                      --------        --------

        Total liabilities and stockholders' equity    $ 11,610        $ 12,328
                                                      ========        ========

Parent Company Only
Condensed Statements of Income                For the Years Ended
(in thousands)                               ------------------------
                                               2001            2002
                                               ----            ----

Interest income                              $     52        $     18
Non-interest expense                               39              26
                                             --------        --------
        Income (loss) before taxes                 13              (8)
Income tax expense (benefit)                        5              (4)
                                             --------        --------
        Income before equity earnings               8              (4)
Equity earnings of bank subsidiary                481             722
                                             --------        --------

        Net income                           $    489        $    718
                                             ========        ========

                                                                     (continued)

Parent Company Only
Condensed Statements of Cash Flows                            For the Years Ended
(in thousands)                                              -------------------------
                                                               2001             2002
                                                               ----             ----
Operating activities:
  Net income                                                $    489         $    718
  Adjustments to reconcile net income to net
     cash provided by operating activities:
     Undistributed equity earnings of bank subsidiary           (481)            (722)
     Amortization (accretion) of premiums (discounts)
        on securities                                             (1)              --
     Decrease in other assets                                     29               38
     Increase (decrease) in accrued liabilities                   (4)               1
                                                            --------         --------
        Net cash provided by operating activities                 32               35
                                                            --------         --------

Investing activities:
  Principal repayment by ESOP                                     76               66
  Maturities of investment securities                            500               --
                                                            --------         --------
        Net cash provided by investing activities                576               66
                                                            --------         --------

Financing activities:
  Purchase of treasury stock                                     (70)             (96)
  Payment of cash dividends                                     (247)            (111)
                                                            --------         --------
        Net cash used by financing activities                   (317)            (207)
                                                            --------         --------

Net increase (decrease) in cash and cash equivalents             291             (106)

Cash and cash equivalents at beginning of year                   389              680
                                                            --------         --------

Cash and cash equivalents at end of year                    $    680         $    574
                                                            ========         ========